EXHIBIT 10.2

$450,000,000
CREDIT AGREEMENT
Dated as of February 28, 2008
among
SOLUTIA INC.,
as U.S. Borrower,
SOLUTIA EUROPE SA/NV
and
FLEXSYS SA/NV,
as European Borrowers,
THE LENDERS REFERRED TO HEREIN,
CITIBANK, N.A.,
as Administrative Agent and as Collateral Agent,
CITIBANK INTERNATIONAL PLC,
as European Collateral Agent,
DEUTSCHE BANK AG, NEW YORK BRANCH,
as Syndication Agent,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
WELLS FARGO FOOTHILL, INC. and
BANK OF AMERICA, N.A.
as Co-Documentation Agents,
and
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC. and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arrangers and as Joint Bookrunners

i

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B-1	Form of Notice of Borrowing
EXHIBIT B-2	Form of Swing Loan Request
EXHIBIT B-3	Form of Letter of Credit Request
EXHIBIT B-4	Form of Notice of Conversion or Continuation
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Indemnity, Subrogation and Contribution Agreement
EXHIBIT F-1	Form of European Revolving Credit Note
EXHIBIT F-2	Form of European Swing Note
EXHIBIT F-3	Form of U.S. Revolving Credit Note
EXHIBIT F-4	Form of U.S. Swing Note
EXHIBIT G	Form of Closing Certificate
EXHIBIT H	Form of Guarantee Agreement
EXHIBIT I	Form of Pledge Agreement
EXHIBIT J	Form of Security Agreement
EXHIBIT K	Form of Exemption Certificate
EXHIBIT L	Form of Solvency Certificate
EXHIBIT M	Form of Mortgage
EXHIBIT N	Form of No-Offset Letter
EXHIBIT O	Form of Non-U.S. Guarantee Agreement
EXHIBIT P	Form of European Business Pledge
EXHIBIT Q	Form of European Pledge on Bank Accounts
EXHIBIT R	Form of European Receivables Pledge Agreement
EXHIBIT S	Form of Borrowing Base Certificate

SCHEDULE 1.01(a)	Immaterial Restricted Subsidiaries
SCHEDULE 1.01(b)	Permitted Restructuring
SCHEDULE 1.01(c)	Specified Asset Sales
SCHEDULE 1.01(d)	Existing Joint Ventures
SCHEDULE 1.01(e)	Domestic Lending Office
SCHEDULE 1.01(f)	Eurodollar Lending Office
SCHEDULE 1.01(g)	European Lending Office
SCHEDULE 1.01(h)	Locations of Eligible European Inventory
SCHEDULE 1.01(i)	Locations of Eligible U.S. Inventory
SCHEDULE 1.01(j)	Mandatory Cost Formula
SCHEDULE 1.01(k)	Foreign Account Debtors
SCHEDULE 1.01(l)	Form of Tax Status Certificate
SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 2.04	Existing Letters of Credit
SCHEDULE 3.05	Financial Information
SCHEDULE 3.09(a)	Subsidiaries
SCHEDULE 3.09(b)	Securities
SCHEDULE 3.10(a)	Options, Rights of First Refusal, Etc.
SCHEDULE 3.10(b)	Leased and Owned Real Property
SCHEDULE 3.17	Insurance

v

SCHEDULE 4.01(f)(i)	Local and Foreign Counsel Jurisdictions (Pledged Equity Interests)
SCHEDULE 4.01(f)(ii)	Local and Foreign Counsel Jurisdictions (Non-U.S. Pledge Agreements and Security Documents)
SCHEDULE 4.01(v)	Initial Mortgaged Properties
SCHEDULE 4.01(v)(3)	Title Insurance Amounts
SCHEDULE 5.17(a)	Post-Closing Covenants
SCHEDULE 5.17(b)	Dutch Post-Closing Covenants
SCHEDULE 5.21	Permitted Restructuring Conditions
SCHEDULE 5.22	Certain Properties
SCHEDULE 6.01(ii)(A)	Existing Indebtedness
SCHEDULE 6.01(ii)(B)	Existing Indebtedness
SCHEDULE 6.01(xxi)	Intercompany Notes
SCHEDULE 6.02(iv)(A)	Existing Liens
SCHEDULE 6.02(iv)(B)	Existing Liens
SCHEDULE 6.02(xxvi)	Title Policy Exclusions
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.09	Existing Restrictions

          CREDIT AGREEMENT (this “Agreement”) dated as of February 28, 2008, among SOLUTIA INC., a Delaware corporation (the “U.S. Borrower”); SOLUTIA EUROPE SA/NV, a limited liability company incorporated under Belgian law with registered office Chaussée de Boondael 6, 1050 Bruxelles, registered with the Crossroads Bank for Enterprises under number 0460.474.440, Commercial Court of Brussels, whose legal form will be converted from a S.A./N.V. (limited liability company) into a SPRL/BVBA (private limited liability company) (“Solutia Europe”); FLEXSYS SA/NV, a Belgian limited liability company (“société anonyme” / “naamloze vennootschap”), having its registered office at Woluwedal 24, bus 3, B-1932 Sint-Stevens-Woluwe, Belgium and registered with the Legal Entities Register (RPM/RPR Brussels) under enterprise number 454.045.419 (“Flexsys”; together with Solutia Europe, the “European Borrowers”, and each, a “European Borrower”; the European Borrowers, together with the U.S. Borrower, are the “Borrowers” and each, a “Borrower”); each of the Lenders (as defined in Section 1.01); CITIBANK, N.A. (“Citibank”), as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties (together with its successors in such capacity, the “Collateral Agent”); CITIBANK INTERNATIONAL PLC, as collateral agent for the European Secured Parties (together with its successors in such capacity, the “European Collateral Agent”); DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as syndication agent (in such capacity, the “Syndication Agent”); GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), WELLS FARGO FOOTHILL, INC. and BANK OF AMERICA, N.A., as co-documentation agent (in such capacities, the “Documentation Agents”); and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), GSCP and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers and as joint bookrunners (collectively, in such capacities, the “Joint Lead Arrangers and Bookrunners”).
          The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “Account” has the meaning given to such term in Article 9 of the UCC.
          “Account Debtor” has the meaning given to such term in Article 9 of the UCC.
          “Acquired Non-Core Assets” means any assets acquired in a Permitted Acquisition (i) the fair market value of which do not constitute more than 20% of the aggregate fair market value of the assets acquired in such Permitted Acquisition, (ii) identified with reasonable specificity and (iii) designated as “non-core assets”, in each case in an officer’s certificate signed by a Financial Officer of the U.S. Borrower (including reasonably detailed backup data and calculations demonstrating compliance with clause (i) of this definition) and delivered to the Administrative Agent on or prior to the date of the consummation of such Permitted Acquisition.

          “Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the U.S. Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets, by the assumption of Indebtedness or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
          “Activities” has the meaning assigned to such term in Section 8.02(b).
          “Additional Collateral” has the meaning assigned to such term in Section 5.11.
          “Administrative Agent” has the meaning assigned to such term in the preamble hereto.
          “Administrative European Borrower” means Solutia Europe.
          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A or otherwise in the form supplied by the Administrative Agent.
          “Affiliate” of any Person means any other Person which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan); provided, however, that for purposes of Section 6.08, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of Equity Interests having ordinary voting power for the election of directors (or Persons performing similar functions) of the Person specified or (ii) any Person that is an executive officer or director of the Person specified.
          “Agents” means the Administrative Agent, the Collateral Agent and the European Collateral Agent.
          “Agents’ Groups” has the meaning assigned to such term in Section 8.02(b).
          “Aggregate Available Credit” means, as of any date of determination, the sum of U.S. Available Credit as of such date plus the European Available Credit as of such date.
          “Aggregate Commitments” means, at any time, the sum of the Revolving Credit Commitments of all the Lenders in effect at such time.
          “Aggregate Revolving Credit Outstandings” means, as of any date of determination, the sum of (i) the aggregate U.S. Revolving Credit Outstandings of all Revolving Credit Lenders as of such date plus (ii) the aggregate European Revolving Credit Outstandings of all Revolving Credit Lenders as of such date.

          “Agreement” has the meaning assigned to such term in the preamble hereto.
          “Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.23(a).
          “Applicable Lending Office” means, with respect to each Lender or Issuer (a) in respect of the U.S. Revolving Credit Facility or any Letter of Credit requested to be issued from such offices of an Issuer, its Domestic Lending Office in the case of a Base Rate Loan or Letter of Credit, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan and (b) in respect of the European Revolving Credit Facility, its European Lending Office.
          “Applicable Margin” means (a) as of any date of determination, during the period commencing on the Effective Date and ending on August 31, 2008, with respect to (i) Revolving Credit Loans and Swing Loans maintained as Base Rate Loans, a rate equal to 0.75% per annum, (ii) Revolving Credit Loans maintained as Eurodollar Rate Loans (other than European Loans), a rate equal to 1.75% per annum and (iii) European Loans, a rate equal to 1.45% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Monthly Excess Availability (determined on the last date of the immediately preceding calendar month) set forth below:

		Eurodollar
		Rate Loans (other
Pricing	Monthly	than European		Base Rate
Level	Excess Availability	Loans)	European Loans	Loans
1	greater than or equal to $275.0 million	1.50%	1.50% minus the Applicable Unused Commitment Fee Rate	0.50%
2	greater than or equal to $125.0 million but less than $275.0 million	1.75%	1.75% minus the Applicable Unused Commitment Fee Rate	0.75%
3	less than $125 million	2.00%	2.00% minus the Applicable Unused Commitment Fee Rate	1.00%
          Changes in the Applicable Margin resulting from a change in the Monthly Excess Availability on the last day of any calendar month shall become effective upon the first day of the succeeding calendar month.
          “Applicable Unused Commitment Fee Rate” means (a) as of any date of determination during the period commencing on the Effective Date and ending on August 31, 2008, 0.30% per annum, and (b) thereafter, as of any date of determination, (i) 0.30% per annum if the Average Utilization determined as of the last day of the immediately preceding calendar month is greater than 50% and (ii) 0.375% if the Average Utilization determined as of the last day of the immediately preceding calendar month is less than or equal to 50%. Changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Average Utilization on the last day of any calendar month shall become effective upon the first day of the succeeding calendar month.

          “Appraisal” means each appraisal conducted prior to the Effective Date and each appraisal that is conducted pursuant to Section 5.19 for the purpose of determining the Borrowing Base, in each case in form and substance reasonably satisfactory to the Administrative Agent, performed by an appraiser that is reasonably satisfactory to the Administrative Agent.
          “Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, the Revolving Credit Lenders and (c) with respect to Swing Loans, (i) the relevant Swing Loan Lender and (ii) if any Swing Loans are outstanding, the Revolving Credit Lenders.
          “Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
          “Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default, (iv) any Borrowing Base Certificate and (v) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing hereunder or any condition precedent to the effectiveness of this Agreement.
          “Approved Electronic Platform” has the meaning assigned to such term in Section 9.17(a).
          “Approved Securities Intermediary” means a Securities Intermediary or Commodity Intermediary selected by the U.S. Borrower or the Administrative European Borrower, as the case may be, and reasonably acceptable to the Administrative Agent.
          “Asset Sale” means any direct or indirect sale, transfer, lease (as lessor), conveyance or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) by the U.S. Borrower or any of its Restricted Subsidiaries of any of its Property (other than dispositions of cash and cash equivalents in the ordinary course of its business), including any sale or issuance of any Equity Interests of any Subsidiary; provided that any such sales, transfers, leases, conveyances or other dispositions of Property and/or such sales or issuances of Equity Interests (i) from a Loan Party to another Loan Party or (ii) by a Non-Guarantor Restricted Subsidiary to any other Non-Guarantor Restricted Subsidiary shall not constitute Asset Sales under the Loan Documents.
          “Asset Sale Cap” means, as of any date of determination, an amount equal to 5.0% of Consolidated Net Tangible Assets as determined as at the end of the most recently ended Fiscal Year for which financial statements have been delivered, or are required to have been delivered, pursuant to Sections 4.01(h) or 5.01(b) as of the date of determination.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent in accordance with Section 9.04(b), in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.
          “Authorized Officer” means, with respect to any Borrower, those of such Borrower’s officers whose signature and incumbency has been certified to the Administrative Agent, the Collateral Agent and the Lenders by the Secretary of such Borrower in a certificate dated the Effective Date, or any successor certificate thereto.
          “Availability Reserves” means, with respect to the European Borrowing Base, the U.S. Borrowing Base or both, reserves against availability that the Administrative Agent may establish from time to time in its Permitted Discretion; provided, that any reserves for rent established for any location shall not exceed an amount equal to three months’ rent for such location plus any rent and other amounts which are accrued and unpaid with respect to such location at such time.
          “Average Utilization” means, as of any date of determination, an amount, expressed as a percentage, equal to the average daily Revolving Credit Outstandings for the calendar month immediately preceding such date divided by the average daily Aggregate Commitments in effect during the calendar month immediately preceding such date.
          “Bankruptcy Code” means the United States Bankruptcy Code.
          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
          “Base Rate” means, with respect to any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:
     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
     (b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month Dollar nonpersonal time deposits in the United States plus (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and
     (c) the sum of (i) 0.5% per annum plus (ii) the Federal Funds Rate.
          “Base Rate Loan” means any U.S. Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.
          “Belgian Qualifying Lender” means a Eurocurrency Lender or an Affiliate of a Eurocurrency Lender, which is beneficially entitled to payments of interest from a Belgian-resident Loan Party under a Loan Document and able to receive such payments free of Belgian Withholding Tax in its capacity as a Credit Institution acting through an establishment (whether its head office or a local office with which its participation in the Loan is effectively connected) located in a member state of the European Economic Area or in a jurisdiction with which Belgium has concluded a double taxation agreement which is in force on the date of interest payment.
          “Belgian Withholding Tax” means any deduction or withholding for or on account of Tax which a European Borrower should, by virtue of Belgian tax law, withhold from any payment due under this Credit Agreement to a Lender, or should have withheld if no withholding tax exemption would have applied.
          “Blockage Notice” (i) with respect to the U.S. Loan Parties, means a “Blockage Notice” or similar notification as specified in each Deposit Account Control Agreement and (ii) with respect to the European Loan Parties, means a notification given pursuant to Section 4.1 of the European Pledge on Bank Accounts.
          “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.
          “Borrower” and “Borrowers” have the respective meanings assigned to such terms in the preamble to this Agreement.

          “Borrowing” means a borrowing consisting of Revolving Credit Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.
          “Borrowing Base” means the U.S. Borrowing Base and/or the European Borrowing Base, as the context may require.
          “Borrowing Base Certificate” means a certificate of the Borrowers substantially in the form of Exhibit S, together with supporting documents showing reasonable details in the calculations used to derive the amounts set forth in such certificate.
          “Bridge Administrative Agent” means Citibank, in its capacity as administrative agent under the Bridge Credit Agreement, together with its successors in such capacity.
          “Bridge Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among the U.S. Borrower, as borrower, the lenders from time to time party thereto, the Bridge Administrative Agent, GSCP, as syndication agent, DBNY, as documentation agent and CGMI, GSCP and DBSI, as joint lead arrangers and as joint bookrunners, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement.
          “Bridge Loan Documents” means the Bridge Credit Agreement and the other “Loan Documents” as defined in the Bridge Credit Agreement, including the guarantees and the notes issued thereunder.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and:
     (a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars or Sterling, any fundings, disbursements, settlements and payments in Dollars or Sterling in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars or Sterling to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars or Sterling are conducted by and between banks in the London interbank eurodollar market; and
     (b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurodollar Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a day which (x) is a TARGET Day and (y) a day on which deposits in Euros are conducted by and between banks in the London interbank market.
          “Capital Expenditures” means, for any period, any and all expenditures made by the U.S. Borrower or any of its Restricted Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statements of the U.S. Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, whether such asset is purchased for cash or by the incurrence of Indebtedness, accrued as a liability or otherwise. Notwithstanding the foregoing, Capital Expenditures shall not include, without duplication, (a) capital expenditures funded with net cash proceeds which represent the repair, replacement, substitution, restoration of or reinvestment in property, (b) capital expenditures in respect of the purchase price of equipment to the extent the consideration therefor consists of any combination of equipment or other property traded in at the time of such purchase pursuant to an Asset Sale permitted under Section 6.05(xvii) or (c) expenditures that constitute Permitted Acquisitions or Investments permitted under Section 6.04(xiv).
          Notwithstanding the foregoing, Capital Expenditures for the Fiscal Quarter ended September 30, 2007 shall be deemed to be $32.0 million.
          “Capital Lease Obligations” means all monetary obligations of the U.S. Borrower and its Restricted Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, is required to be classified and accounted for as capital leases, and the amount of such monetary obligations shall be the capitalized amount thereof determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than the U.S. Borrower or any of its Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction”, which will ultimately be treated as operating leases upon a Sale and Leaseback Transaction permitted under this Agreement) and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.
          “Captive Insurance Restricted Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company under applicable Requirements of Law.
          “Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Borrowers or their Subsidiaries or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account shall also have words referring to the applicable Borrower or Borrowers and the account’s purpose) or, with respect to the European Borrowers, in the name of such European Borrowers so long as such account is subject to standing instructions to apply all funds on deposit thereto as set forth in Section 5.20(e), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.
          “Cash Equivalents” means Permitted Investments (other than as described in clause (i) of the definition thereof).

          “Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any such Consolidated Interest Expense not payable in cash (such as, for example, amortization of discount and amortization of debt issuance costs).
          “Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.
          “Cash Management Obligation” means, any direct or indirect liability, contingent or otherwise, of any Loan Party in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.
          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
          “CGMI” has the meaning assigned to such term in the preamble hereto.
          “Changed Circumstances” means any material facts or circumstances that arise after the Effective Date or that otherwise first become actually known to the Administrative Agent after the Effective Date.
          “Change of Control” means any one or more of the following events shall occur and be continuing:
          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 35% or more (or 40% or more in the case of any such “person” or “group” that is, on the Effective Date, the beneficial owner (as defined above) of 25% or more of such Voting Stock after giving effect to the Equity Rights Offering, the Creditors Rights Offering and the substantial consummation of the Reorganization Plan) of the voting power of the total outstanding Voting Stock of the U.S. Borrower;
          (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the U.S. Borrower (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the U.S. Borrower was approved by a vote of the majority of the directors of the U.S. Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the U.S. Borrower then in office; or
     (c) at any time a “Change of Control” (or any other defined term having a similar purpose) occurs under any Material Indebtedness.
          For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
          “Charges” has the meaning assigned to such term in Section 9.09.
          “Citibank” has the meaning assigned to such term in the preamble hereto.
          “Citicorp” means Citicorp USA, Inc.
          “Class”, when used with respect to Revolving Credit Loans or a Revolving Credit Borrowing, refers to whether such Loans, or the Loans comprising such Revolving Credit Borrowing, are U.S. Revolving Credit Loans or European Revolving Credit Loans.
          “Closing Certificate” means a certificate substantially in the form of Exhibit G.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means, collectively, each Mortgaged Property and any and all other Property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.
          “Collateral Agent” has the meaning assigned to such term in the preamble hereto.
          “Collateral Percentage” means, with respect to inventory of the European Loan Parties, 50%.
          “Commitment Letter” means that certain Commitment Letter, dated October 25, 2007, among CGMI, GSCP, DBTCA, DBSI and the U.S. Borrower.
          “Commodity Account” has the meaning given to such term in Article 9 of the UCC.
          “Commodity Intermediary” has the meaning given to such term in Article 9 of the UCC.
          “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including all Approved Electronic Communications.

          “Compliance Certificate” has the meaning assigned to such term in Section 5.01(a) and shall be substantially in the form of Exhibit D.
          “Confirmation Order” means a final non-appealable order entered by the Bankruptcy Court that (i) confirms the Reorganization Plan, (ii) is not subject to any stay or appeal of any kind and (iii) is in a form reasonably acceptable to the Joint Lead Arrangers and Bookrunners.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the U.S. Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries in accordance with GAAP (other than the current portion of any Loans).
          “Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) income tax expense determined on a consolidated basis in accordance with GAAP, (c) depreciation expense determined on a consolidated basis in accordance with GAAP, (d) amortization expense determined on a consolidated basis in accordance with GAAP, (e) amounts attributable to minority interest, (f) any unusual or non-recurring non-cash charges (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (g) non-cash stock compensation expenses, including any such non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements, (h) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss, (i) costs and expenses arising from or related to the incurrence or issuance of, or otherwise in connection with, the Equity Rights Offering, the Loan Documents, the Bridge Loan Documents and the Term Loan Documents and otherwise arising from or related to the Transactions or the U.S. Borrower’s emergence from chapter 11 protection, in each case which were incurred on or prior to the first anniversary of the Effective Date, and (j) to the extent non-recurring and not capitalized, any fees, costs and expenses of the U.S. Borrower and its Restricted Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Asset Sales permitted hereunder and the issuance of Equity Interests or Indebtedness permitted hereunder; and minus, without duplication, (i) all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period and (y) the amount attributable to minority interests), (ii) any unusual or non-recurring gains and (iii) amounts paid in cash as dividends or other distributions to holders of minority interests.
          Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, the acquisition of Acquired Technology, Inc., which was acquired by the U.S. Borrower on November 13, 2007, any Permitted Acquisition and Asset Sales consummated at any time on or after the first day of the Test Period thereof as if the Transactions and each such Permitted Acquisition and Asset Sale had been effected on the first day of such Test Period.

          Notwithstanding any of the foregoing, (i) Consolidated EBITDA for the Fiscal Quarter ended June 30, 2007 shall be deemed to be $101.2 million and (ii) Consolidated EBITDA for the Fiscal Quarter ended September 30, 2007 shall be deemed to be $105.8 million.
          “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of:
     (a) Cash Interest Expense for such period (net of interest income actually received in cash during such period);
     (b) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period);
     (c) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of the U.S. Borrower and its Restricted Subsidiaries for such period (as determined on the first day of the respective period); and
     (d) to the extent not included in Cash Interest Expense for such period, all cash dividends on any series of Disqualified Equity Interests of the U.S. Borrower or any of its Restricted Subsidiaries declared or paid (without duplication) during such period (other than dividend payments to the U.S. Borrower or any of its Restricted Subsidiaries).
          For purposes of determining Consolidated Fixed Charges as of any date for the period of four consecutive Fiscal Quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, (i) the items described in clauses (a) and (d) of the definition of Consolidated Fixed Charges shall be deemed to be equal to the product of (x) such items described in clauses (a) and (d) of the definition of Consolidated Fixed Charges, as applicable, for the period from the Effective Date to the date in question and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days since the Effective Date, and (ii) the items described in clause (c) of the definition of Consolidated Fixed Charges shall be deemed to be equal to (w) such items described in clause (c) of the definition of Consolidated Fixed Charges for the Fiscal Quarter ended March 31, 2008, multiplied by 4, (x) such items described in clause (c) of the definition of Consolidated Fixed Charges for the two consecutive Fiscal Quarters ended June 30, 2008, multiplied by 2, (y) such items described in clause (c) of the definition of Consolidated Fixed Charges for the three consecutive Fiscal Quarters ended September 30, 2008, multiplied by 4/3, and (z) such items described in clause (c) of the definition of Consolidated Fixed Charges for the four consecutive Fiscal Quarters ended December 31, 2008, multiplied by 4, respectively.
          “Consolidated Indebtedness” means, at a particular date, the aggregate stated balance sheet amount of all Indebtedness of the U.S. Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such date, plus, without duplication, the principal amount of Indebtedness of the U.S. Borrower and its Restricted Subsidiaries constituting original issue discount.
          “Consolidated Interest Expense” means, for any period, the sum, without duplication of:

     (a) the interest expense of the U.S. Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied (including (i) amortization of debt issuance costs and debt discount, (ii) the net payments, if any, under Hedging Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest and (v) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers-acceptance financings);
     (b) the interest component of all Capital Lease Obligations paid or accrued during such period;
     (c) all interest capitalized during such period; and
     (d) the product of (x) the amount of all dividends on any series of Preferred Equity Interests of the U.S. Borrower and its Restricted Subsidiaries (other than dividends paid in Equity Interests (other than Disqualified Equity Interests) and other than dividends paid to the U.S. Borrower or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of the U.S. Borrower, expressed as a decimal.
          Consolidated Interest Expense and Cash Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Transactions, any Permitted Acquisitions and Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such Test Period.
          “Consolidated Net Income” means, for any period, the net income (or loss) of the U.S. Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:
          (a) any extraordinary gains or losses or expenses;
          (b) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the U.S. Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (c) below);
          (c) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its equityholders;

          (d) any gain or loss realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business or (y) any Equity Interests of any Person;
          (e) any net after-tax income or loss from discontinued operations; and
          (f) the cumulative effect of a change in accounting principles.
          “Consolidated Net Indebtedness” means, at a particular date, (a) the aggregate stated balance sheet amount of all Funded Indebtedness of the U.S. Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such date less (b) Unrestricted cash and Unrestricted Cash Equivalents of the U.S. Borrower and its Restricted Subsidiaries on such date.
          “Consolidated Net Interest Expense” means, for any period, Consolidated Interest Expense for such period, net of gross interest income of the U.S. Borrower and its Restricted Subsidiaries for such period.
          “Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less the sum of (i) the goodwill, net, and other intangible assets and (ii) all Consolidated Current Liabilities, in each case, reflected on the consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as at the end of the most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Investment, on a Pro Forma Basis including any property or assets being acquired in connection therewith).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether by ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by the U.S. Borrower or any of its Domestic Subsidiaries that are Subsidiary Guarantors with an Approved Securities Intermediary and includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.
          “Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.
          “Cost” means, with respect to any Eligible Inventory of any Person, the cost (as reflected in the general ledger of such Person before customary reserves established by such Person in good faith and in accordance with GAAP), determined in accordance with GAAP calculated on a first-in first-out basis.

          “Credit Institution” means an undertaking the licensed activities of which consist of either (i) the receipt of cash deposits or other refundable funds from the public and the granting of credit for its own account or (ii) issuing electronic payment instruments.
          “Creditors Rights Offering” means an equity rights offering pursuant to which certain eligible creditors purchase shares of the U.S. Borrower’s common Equity Interests to occur on the Effective Date.
          “Currency of Payment” has the meaning set forth in Section 9.24.
          “DBNY” has the meaning assigned to such term in the preamble hereto.
          “DBSI” has the meaning assigned to such term in the preamble hereto.
          “Default” means any Event of Default and any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Deposit Account” has the meaning specified in Article 9 of the UCC.
          “Deposit Account Bank” means any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank, and any foreign bank organized under the laws of the United Kingdom or any member state of the European Union or any U.S. branch of such foreign bank, in any case, having combined capital and surplus of not less than $500 million and any other financial institution reasonably acceptable to the Administrative Agent.
          “Deposit Account Control Agreement” (i) with respect to the U.S. Loan Parties, means a “Control Agreement” (as defined in the Security Agreement) and (ii) with respect to the European Loan Parties, means a European Pledge on Bank Accounts.
          “Designated Chemicals” means Adiponitrile, Ammonia, HMD, Nylon Salt, Adipic, Nitric, DPO, NTA, Acrylonitrile, Therminol, Biphenyl, Ethyl Acetate, RB resin, Vydyne, Plasticizer and such other chemicals reasonably acceptable to the Administrative Agent classified as work-in-process.
          “Designation Date” has the meaning assigned to such term in Section 5.18.
          “Disbursement Agent” means (a) solely with respect to European Borrowings, repayment by any Loan Party of European Revolving Credit Loans, computation of interest (including the rates thereof) and fees, determinations under Section 4.02 and claims under Section 2.15, Section 2.16, Section 2.17 or Section 2.18 in respect of such Borrowings, Loans, and Obligations), and notices of conversion or continuation of European Revolving Credit Loans, Citibank International plc and (b) otherwise, the Administrative Agent.
          “Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or Equity Interests described in this definition, in each case, prior to the 366th day following the Scheduled Termination Date.
          “Documentation Agents” has the meaning assigned to such term in the preamble hereto.
          “Dollars” or “$” means lawful money of the United States of America.
          “Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Euros or Sterling, the equivalent of such amount in Dollars determined using the rate of exchange quoted by Citibank, N.A. in New York, New York at 11:00 a.m. (Local Time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with Euros or Sterling, as applicable and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.
          “Domestic Lending Office” means, with respect to any Lender or Issuer, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1.01(e) or, in the case of a Lender, on the Assignment and Acceptance by which it became a Lender or such other office of such Lender or Issuer as such Lender or Issuer may from time to time specify to the U.S. Borrower, the Administrative European Borrower and the Administrative Agent.
          “Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.
          “Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Non-U.S. Restricted Subsidiary.
          “Domestic Subsidiary” means, (i) with respect to the U.S. Borrower or a Domestic Subsidiary of the U.S. Borrower, any direct Subsidiary of the U.S. Borrower or of a Domestic Subsidiary of the U.S. Borrower, that, in either case, is incorporated (or otherwise formed) under the laws of the United States of America, any State thereof or the District of Columbia and (ii) with respect to the European Borrowers or a Domestic Subsidiary of a European Borrower, any direct Subsidiary of a European Borrower or of a Domestic Subsidiary of a European Borrower that, in either case, is incorporated (or otherwise formed) under the laws of Belgium.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).
          “Eligibility Reserves” means, with respect to any Borrowing Base, reserves against Eligible European Trade Accounts Receivable, Eligible U.S. Trade Accounts Receivable, Eligible European Inventory or Eligible U.S. Inventory that the Administrative Agent may establish from time to time in its Permitted Discretion; provided, that any reserves for rent established for any location shall not exceed an amount equal to three months’ rent for such location plus any rent and other amounts which are accrued and unpaid with respect to such location at such time.
          “Eligible European Inventory” means all finished goods and Designated Chemicals of a European Loan Party belonging to its business that constitutes Collateral in which the European Collateral Agent has a fully perfected first priority Lien and that meets all of the following specifications:
     (i) such Inventory (x) is lawfully owned by a European Loan Party free and clear of any existing Lien other than (A) Liens in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10 and (B) Permitted Liens which do not have priority over the Lien in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, unless (I) such Lien arises by operation of law and does not secure payment of an obligation which has become more than 30 days overdue (unless it is being contested in good faith) and (II) the Administrative European Borrower has informed the Administrative Agent of the amount of obligations secured by such Lien (in which case a reserve against the European Borrowing Base in respect of such amount shall automatically be established), (y) otherwise continues to be in conformity in all material respects with all representations and warranties made by a European Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents and (z) after the consummation of a Permitted Restructuring, (1) continues to be subject to a fully perfected Lien and security interest in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10 pursuant to the European Business Pledges or (2) is subject to a fully perfected Lien and security interest in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10 pursuant to documents and agreements in form and substance acceptable to the Administrative Agent;
     (ii) such Inventory is not held on consignment and may be lawfully sold;
     (iii) a European Loan Party has the right to grant Liens on such Inventory;
     (iv) such Inventory arose or was acquired in the ordinary course of the business of a European Loan Party and does not represent damaged, obsolete or unsaleable goods;

     (v) no Account or document of title has been created or issued with respect to such Inventory (unless, in the case of a document of title, such document has been delivered to the European Collateral Agent with all necessary endorsements);
     (vi) such Inventory is located in (x) one of the locations in Belgium that is either owned by a European Loan Party or listed on Schedule 1.01(h) and such location has Inventory with an aggregate Book Value of at least $100,000 or (y) any other location in Belgium, provided that, in the case of this clause (y), the Administrative European Borrower has notified the Administrative Agent of such location and the European Business Pledge executed by such European Loan Party has been perfected in such location;
     (vii) such Inventory does not consist of goods returned or rejected by a European Loan Party’s customers (other than goods that are undamaged and resalable in the normal course of business);
     (viii) such Inventory is not in-transit (except between locations specified on Schedule 1.01(h) or such other locations as referred to under paragraph (vi) above);
     (ix) such Inventory does not consist of goods that are slow moving, work-in-process (except for Designated Chemicals), supplies or goods that constitute spare parts, packaging and shipping materials, bill and hold goods or defective goods;
     (x) if such Inventory consists of Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a copyright (A) the European Collateral Agent shall have entered into a waiver letter, in form and substance reasonably satisfactory to the Administrative Agent and the European Collateral Agent, with the licensor with respect to the rights of the European Collateral Agent to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory or (B) the Administrative Agent and the European Collateral Agent shall otherwise be reasonably satisfied, in their Permitted Discretion, that the European Collateral Agent has rights to sell or dispose of such Inventory; and
     (xi) the business to which such Inventory belongs remains identifiable at all times.
          “Eligible European Trade Accounts Receivable” means the outstanding balance (calculated net of (i) customer deposits and unapplied cash remitted to any of the European Loan Parties, and (ii) without duplication, sales, excise, value added or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible European Trade Accounts Receivable) of each Account of a European Loan Party arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such European

Loan Party to a Person that is not an Affiliate of any Loan Party and that constitutes Collateral in which the European Collateral Agent has a fully perfected first priority Lien, provided that Account Debtors of Eligible European Trade Accounts Receivable will only need to be notified in accordance with the provisions of this Agreement (including clause (x) below) and the other Loan Documents; provided, however, that an Account shall not be an “Eligible European Trade Account Receivable” if any of the following shall not be true:
     (i) delivery of the merchandise or goods or the rendition of the services has been fully completed with respect to such Account, the Account Debtor has been billed for the delivery of the merchandise or goods or the rendition of the services, any Inventory sold or transferred in connection with the creation of such Account is not subject to a repurchase or similar agreement and such Account does not represent a right to receive progress payments or other advance billings;
     (ii) the merchandise delivered and/or the services performed from which such Account arises have been delivered and/or performed in compliance in all material respects with applicable Requirements of Law;
     (iii) all applicable agreements, approvals, consents and authorizations that are required in connection with and in respect of the Lien on such Account in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, and all applicable agreements, approvals, consents and authorizations that are required in this respect have been obtained, are in effect and are not subject to any restriction that could have significant adverse consequences for the existence, performance or transferability of such Account;
     (iv) no return, rejection, repossession or dispute has occurred with respect to such Account, such Account is not subject to, in whole or in part, and no Account Debtor has asserted, inter alia, any prohibition on payment, protest, cancellation right, suspension, setoff, defense or counterclaim, judgment or any similar events which are likely to reduce the amount due with respect to such Account, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account, the portion of such Account not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (iv);
     (v) such Account is lawfully owned by a European Loan Party, is free and clear of any Lien other than (A) Liens in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10 and (B) Permitted Liens which do not have priority over the Lien in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10 unless (I) such Lien arises by operation of law and does not secure payment of an obligation which has become more than 30 days overdue (unless it is being contested in good faith) and (II) the Administrative European Borrower has informed the Administrative Agent of the amount of obligations secured by such Lien (in which case a reserve against the European Borrowing Base in respect of such amount shall automatically be established), and otherwise continues to be in conformity in all material respects with all representations and warranties made by a European Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents;
     (vi) such Account is a non-interest bearing commercial receivable (subject to any late-payment interest only);
     (vii) such Account is unconditionally payable in Euros, Sterling, Dollars, Canadian Dollars, Swedish Krona (provided that not more than 10% of Eligible European Trade Accounts Receivable shall be payable in Swedish Krona), Swiss Francs (provided that not more than 10% of Eligible European Trade Accounts Receivable shall be payable in Swiss Francs) or such other currencies as may be reasonably acceptable to the Administrative Agent and is not evidenced by a promissory note, chattel paper or any other instrument or other document, provided, that Accounts payable in Swedish Krona shall be ineligible under this clause (vii) only to the extent that such Accounts exceed 10% of Eligible European Trade Accounts Receivable and Accounts payable in Swiss Francs shall be ineligible under this clause (vii) only to the extent that such Accounts exceed 10% of Eligible European Trade Accounts Receivable;
     (viii) no more than 60 days have elapsed from the invoice due date with respect to such Account;
     (ix) such Account is due no more than 90 days from the invoice date with respect to such Account, except that up to 20% of all Eligible European Trade Accounts Receivable may be due within 150 days from the invoice dates with respect to such Accounts;
     (x) from and after 30 days following the occurrence of any Liquidity Event Period (European Notification), the Account Debtor with respect to such Account has been notified in accordance with the provisions of the European Pledge of Receivables and Section 5.20(f), it being understood that the notification to any Governmental Authority shall be performed by registered letter;
     (xi) such Account does not constitute an obligation of any Governmental Authority or any other entity subject to public procurement rules (unless all steps required by the Administrative Agent in connection therewith have been duly taken in a manner satisfactory to the Administrative Agent, including, without limitation, to the extent that the entity is subject to the Belgian public procurement rules, the perfection of the provisional delivery and the discharge of any statutory lien in favor of employees, suppliers and/or sub-contractors of such Governmental Authority);

     (xii) the Account Debtor is not subject to any immunity of jurisdiction and execution;
     (xiii) such Account does not constitute an obligation under any contract for works on buildings (maintenance or construction) or equipment relating to buildings;
     (xiv) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account is located in the United States, Canada, Spain, Belgium, the United Kingdom, The Netherlands, Switzerland, Luxembourg, Austria or such other jurisdiction in the European Union as the Administrative Agent may approve in its Permitted Discretion, unless such Account is supported by a letter of credit, credit insurance or other similar obligation satisfactory to the Administrative Agent, provided, that Accounts with respect to which the Account Debtor (or the applicable office of the Account Debtor) is located in Spain, the United Kingdom, The Netherlands, Switzerland, Luxembourg or Austria or which are governed by the laws of Spain, the United Kingdom, The Netherlands, Switzerland, Luxembourg or Austria shall be ineligible under this clause (xiv) unless the requirements set forth on Schedule 1.01(k) have been satisfied to the satisfaction of the Administrative Agent;
     (xv) the Account Debtor with respect to such Account is not also a supplier to or creditor of a European Loan Party or any Affiliate thereof, unless such Account Debtor has executed a no-offset letter in the form of Exhibit N or otherwise satisfactory to the Administrative Agent, provided, that Eligible European Trade Accounts Receivable shall be ineligible under this clause (xv) only to the extent of any offset or claim of such Account Debtor;
     (xvi) not more than 50% of the aggregate amount of all Accounts of the Account Debtor with respect to such Account (i) have remained unpaid 60 days past the invoice due date or 150 days past the invoice date or (ii) are otherwise not Eligible Accounts;
     (xvii) the Account Debtor with respect to such Account (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (B) has not suspended business operations, become insolvent or, to the knowledge of the relevant European Loan Party, ceased payments and (C) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition Accounts of such Account Debtor may be deemed Eligible European Trade Accounts Receivable by and to the extent approved by the Administrative Agent, in its reasonable credit judgment, on a case-by-case basis;

     (xviii) such Accounts are not subject to collection by an outside claims processor, provided, that Eligible European Trade Accounts Receivable shall be ineligible under this clause (xviii) only to the extent of such outside claims processor’s claim;
     (xix) the otherwise Eligible European Trade Accounts Receivable of any Account Debtor do not exceed 20% of all Eligible European Trade Accounts Receivable (other than Saint Gobain Group and Pilkington, each of which shall not individually exceed the lesser of (x) 30% of all Eligible European Trade Accounts Receivable and (y) 20% of the aggregate of all Eligible European Trade Accounts Receivable and all Eligible U.S. Trade Accounts Receivable, provided, that such percentage as applied to Saint Gobain Group or Pilkington and their respective Affiliates are subject to change by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates based on Changed Circumstances), provided, further, that otherwise Eligible European Trade Accounts Receivable of any Account Debtor shall be ineligible under this clause (xix) only to the extent that such otherwise Eligible European Trade Accounts Receivable exceed 20% of all Eligible European Trade Accounts Receivable (other than Saint Gobain Group and Pilkington, only to the extent such otherwise Eligible European Trade Accounts Receivable individually exceed the lesser of (x) 30% of all Eligible European Trade Accounts Receivable and (y) 20% of the aggregate of all Eligible European Trade Accounts Receivable and all Eligible U.S. Trade Accounts Receivable (or such other percentage as may be established with respect to Saint Gobain Group and Pilkington by the Administrative Agent under this clause (xix));
     (xx) the sale to the Account Debtor on such Account is not on a bill-and-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis or on any other terms by reason of which the payment by the Account Debtor may be conditional;
     (xxi) such Accounts are not subject to any enforceable limitations on assignments or pledges (whether arising by operation of law, by contractual agreement or otherwise);
     (xxii) such Account and the contractual documents relating to such Account are subject to the laws and regulations of the United States, Canada, Spain, Belgium, the United Kingdom, The Netherlands, Switzerland, Luxembourg, Austria or such other jurisdictions in the European Union as the Administrative Agent may approve in its Permitted Discretion, unless such Account is supported by a letter of credit, credit insurance or similar obligation satisfactory to the Administrative Agent; and
     (xxiii) the Administrative Agent has not determined, in its Permitted Discretion, that such Account may not be paid by reason of the Account Debtor’s inability to pay or is unacceptable, in each case, based upon any Changed Circumstances.

          “Eligible U.S. Inventory” means all finished goods and raw materials (including work-in-process constituting the Designated Chemicals Inventory and “uninstalled catalysts”) of a U.S. Loan Party that constitutes Collateral in which the Collateral Agent has a fully perfected first priority Lien and that meets all of the following specifications:
          (i) such Inventory is lawfully owned by a U.S. Loan Party free and clear of any existing Lien other than (A) Liens in favor of (x) the Collateral Agent for the benefit of the Secured Parties and (y) the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties so long as the Intercreditor Agreement remains in full force and effect and (B) Permitted Liens which do not have priority over the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and otherwise continues to be in conformity in all material respects with all representations and warranties made by a U.S. Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents;
          (ii) such Inventory is not held on consignment and may be lawfully sold;
          (iii) a U.S. Loan Party has the right to grant Liens on such Inventory;
          (iv) such Inventory arose or was acquired in the ordinary course of the business of a U.S. Loan Party and does not represent damaged, obsolete or unsaleable goods;
          (v) no Account or document of title has been created or issued with respect to such Inventory (unless, in the case of a document of title, such document has been delivered to the Collateral Agent with all necessary endorsements);
          (vi) such Inventory is located in one of the locations in one of the United States that is either owned by a U.S. Loan Party or listed on Schedule 1.01(i) and such location has Inventory with an aggregate Book Value of at least $100,000 or such other locations in the United States as the Administrative Agent may approve in writing from time to time;
          (vii) such Inventory does not consist of goods returned or rejected by a U.S. Loan Party’s customers (other than goods that are undamaged and resalable in the normal course of business);
          (viii) such Inventory is not in-transit with a common carrier from vendors or suppliers;
          (ix) such Inventory does not consist of goods that are slow moving, work-in-process (other than the Designated Chemicals), supplies or goods that constitute spare parts, packaging and shipping materials, bill and hold goods or defective goods; and
          (x) if such Inventory consists of finished goods Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a copyright (A) the Collateral Agent shall have entered into a waiver letter, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, with the licensor with respect to the rights of the Collateral Agent to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory or (B) the Administrative Agent and the Collateral Agent

shall otherwise be reasonably satisfied, in their Permitted Discretion, that the Collateral Agent has rights to sell or dispose of such Inventory.
          “Eligible U.S. Trade Accounts Receivable” means the outstanding balance (calculated net of (i) customer deposits and unapplied cash remitted to any of the U.S. Loan Parties and (ii) without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible U.S. Trade Accounts Receivable) of each Account of a U.S. Loan Party arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such U.S. Loan Party to a Person that is not an Affiliate of any Loan Party and that constitutes Collateral in which the Collateral Agent has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible U.S. Trade Account Receivable” if any of the following shall not be true:
     (i) delivery of the merchandise or goods or the rendition of the services has been fully completed with respect to such Account, the Account Debtor has been billed for the delivery of the merchandise or goods or the rendition of the services, any Inventory sold or transferred in connection with the creation of such Account is not subject to a repurchase or similar agreement and such Account does not represent a right to receive progress payments or other advance billings;
     (ii) the merchandise delivered and/or the services performed from which such Account arises have been delivered and/or performed in compliance in all material respects with applicable Requirements of Law;
     (iii) no return, rejection, repossession or dispute has occurred with respect to such Account, such Account is not subject to, in whole or in part, and no Account Debtor has asserted, inter alia, any prohibition on payment, protest, cancellation right, suspension, setoff, defense or counterclaim, judgment or any similar events which are likely to reduce the amount due with respect to such Account, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account, the portion of such Account not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (iii);
     (iv) such Account is lawfully owned by a U.S. Loan Party, is free and clear of any Lien other than (A) Liens in favor of (x) the Collateral Agent for the benefit of the Secured Parties and (y) the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties so long as the Intercreditor Agreement remains in full force and effect and (B) Permitted Liens which do not have priority over the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and otherwise continues to be in conformity in all material respects with all representations and warranties made by a U.S. Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents;

     (v) such Account is unconditionally payable in Dollars and is not evidenced by a promissory note, chattel paper or any other instrument or other document;
     (vi) no more than 60 days have elapsed from the invoice due date with respect to such Account;
     (vii) such Account is due no more than 90 days from the invoice date with respect to such Account, except that up to 10% of all Eligible U.S. Trade Accounts Receivable may be due within 120 days from the invoice dates with respect to such Accounts;
     (viii) such Account does not constitute an obligation of the United States or any other Governmental Authority unless notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner reasonably satisfactory to the Administrative Agent), or in the case of a Governmental Authority other than the United States, unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent;
     (ix) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account is located in the United States or Canada, unless such Account is supported by a letter of credit or other similar obligation satisfactory to the Administrative Agent;
     (x) the Account Debtor with respect to such Account is not also a supplier to or creditor of a U.S. Loan Party unless such Account Debtor has executed a no-offset letter in the form of Exhibit N or otherwise satisfactory to the Administrative Agent, provided, that Eligible U.S. Trade Accounts Receivable shall be ineligible under this clause (x) only to the extent of any offset or claim of such Account Debtor;
     (xi) not more than 50% of the aggregate amount of all Accounts of the Account Debtor with respect to such Account (i) have remained unpaid 60 days past the invoice due date or 150 days past the invoice date or (ii) are otherwise not Eligible Accounts;
     (xii) the Account Debtor with respect to such Account (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (B) has not suspended business operations or become insolvent and (C) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition Accounts of such Account Debtor may be deemed Eligible U.S. Trade Accounts Receivable by and to the extent approved by the Administrative Agent, in its reasonable credit judgment, on a case-by-case basis;
     (xiii) such Accounts are not subject to collection by an outside claims processor provided, that Eligible U.S. Trade Accounts Receivable shall be ineligible under this clause (xiii) only to the extent of such outside claims processor’s claim;
     (xiv) the otherwise Eligible U.S. Trade Accounts Receivable of any Account Debtor do not exceed 20% of all Eligible Accounts, provided, that otherwise Eligible U.S. Trade Accounts Receivable of any Account Debtor shall be ineligible under this clause (xiv) only to the extent that such otherwise Eligible U.S. Trade Accounts Receivable exceed 20% of all Eligible U.S. Trade Accounts Receivable);
     (xv) the sale to the Account Debtor on such Account is not on a bill-and-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis or on any other terms by reason of which the payment by the Account Debtor may be conditional;
     (xvi) such Account is not from an Account Debtor that is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable U.S. Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such U.S. Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account; and
     (xvii) the Administrative Agent has not determined, in its Permitted Discretion, that such Account may not be paid by reason of the Account Debtor’s inability to pay or is unacceptable, in each case, based upon any Changed Circumstances.
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Engagement Letter” means that certain Engagement Letter, dated October 25, 2007, among CGMI, GS&C, DBSI and the U.S. Borrower.
          “Entitlement Holder” has the meaning given to such term in the UCC.
          “Entitlement Order” has the meaning given to such term in the UCC.

          “Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.
          “Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, order, directive, proceeding, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of, or any other potential liability arising under, any Environmental Law or Environmental Permit.
          “Environmental Laws” means any and all applicable treaties, laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements or other Requirements of Law issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of public health from environmental hazards, protection of the Environment, preservation or reclamation of natural resources, natural resource damages, occupational safety or health, the management, Release or threatened Release of, or exposure to, any Hazardous Material, and any and all Environmental Permits.
          “Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental investigation, remediation and other response costs, administrative oversight costs, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
          “Environmental Permit” means any permit, approval, authorization, certificate, license, registration, notification, exemption, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
          “Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

          “Equity Rights Offering” means that certain issuance of the U.S. Borrower’s new common Equity Interests for gross cash proceeds in the amount of $175.0 million to occur on the Effective Date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the U.S. Borrower or any Restricted Subsidiary, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization or is, or is reasonably expected to be, in endangered or critical status within the meaning of Section 305 of ERISA; (h) any act or omission with respect to a Pension Plan that could result in the imposition of a lien on any assets of the U.S. Borrower or any Restricted Subsidiary or the posting of a bond or other security in favor of the participants and/or beneficiaries of any Pension Plan, the PBGC or any other Person; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate; or (j) a Pension Plan that is, or is reasonably expected to be, in an “at risk” status within the meaning of Title IV of ERISA.
          “Euro” or “ €” shall mean the single currency of the Participating Member States.

          “Eurocurrency Lender” means (a) each Revolving Credit Lender identified on Schedule 2.01 on the date hereof as a “Eurocurrency Lender” and (b) any other Revolving Credit Lender that from time to time becomes a party hereto as a Eurocurrency Lender by execution of an Assignment and Assumption together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any European Loans available to any European Borrower, in each case, for so long as such Revolving Credit Lender or Affiliate, as the case may be, shall be a party to this Agreement as a Eurocurrency Lender.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.
          “Eurocurrency Ratable Portion” means, with respect to any Eurocurrency Lender (a) at any time prior to the reduction of the Eurocurrency Sublimits to zero, the percentage obtained by dividing (i) the Eurocurrency Sublimit of such Lender in effect at such time by (ii) the aggregate Eurocurrency Sublimits of all Eurocurrency Lenders in effect at such time and (b) at any time thereafter, the percentage obtained by dividing (i) the aggregate outstanding principal amount of all European Loans outstanding at such time and owing to such Eurocurrency Lender by (ii) the aggregate outstanding principal amount of all European Loans outstanding at such time.
          “Eurocurrency Subfacility” means the provisions herein related to the European Loans.
          “Eurocurrency Sublimit” means, with respect to each Eurocurrency Lender, the amount set forth opposite such Eurocurrency Lender’s name on Schedule 2.01 under the caption “Eurocurrency Sublimit,” as amended to reflect each Assignment and Acceptance executed by such Eurocurrency Lender and as such amount may be reduced pursuant to this Agreement. The aggregate Eurocurrency Sublimits on the Effective Date shall be $125.0 million.
          “Eurodollar Base Rate” means (as with respect to any Interest Period for any Eurodollar Rate Loan (other than a European Swing Loan) denominated in Dollars, Euros or Sterling), the rate determined by the Administrative Agent to be the offered British Bankers Association Interest Settlement Rate for deposits in the relevant currency for the applicable Interest Period appearing on the page of the relevant Reuters screen (or if such page is replaced or service ceases to be available, another page or service displaying the appropriate rate specified by the Administrative Agent) as of 11:00 a.m., London time, on the second full Business Day immediately preceding the first day of each Interest Period. In the event that such rate does not appear on such screen, the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars, Euros or Sterling are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period. With respect to any European Swing Loan, “Eurodollar Base

Rate” means (i) the percentage rate per annum determined by the Banking Federation of the European Union for a period of from one to seven days (as selected by the European Swing Loan Lender in its sole discretion) displayed on the appropriate Reuters screen (or if such page is replaced or service ceases to be available, another page or service displaying the appropriate rate specified by the Administrative Agent) or (ii) if no such screen rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied by Reference Banks to leading banks in the European interbank market for a period of from one to seven days (as selected by the European Swing Loan Lender in its sole discretion).
          “Eurodollar Lending Office” means, with respect to any Revolving Credit Lender or Issuer, the office of such Revolving Credit Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 1.01(f) or on the Assignment and Acceptance (or, if no such office is specified, its Domestic Lending Office) or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.
          “Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.
          “European Available Credit” means, at any time, (a) the least of (i) (x) the then effective Revolving Credit Commitments minus (y) the U.S. Revolving Credit Outstandings at such time, (ii) the aggregate Eurocurrency Sublimits at such time, and (iii) the European Borrowing Base at such time, minus (b) the European Revolving Credit Outstandings at such time.
          “European Borrowers” has the meaning assigned to such term in the preamble hereto.
          “European Borrowing Base” means, as of any date of determination by the Administrative Agent, from time to time, an amount equal to:
          (a) 85% of the Eligible European Trade Accounts Receivable; plus
          (b) the lesser of (i) 75% of the Cost of Eligible European Inventory, and (ii) 85% of the Collateral Percentage of the Net Orderly Liquidation Value Rate of the market value of Eligible European Inventory; minus

          (c) without duplication of Availability Reserves, the aggregate amount of Eligibility Reserves with respect to the European Borrowing Base in effect as of the Effective Date or established after the Effective Date based upon any Changed Circumstances (in each case, to the extent such Eligibility Reserves remain in effect on such date of determination); minus
          (d) without duplication of Eligibility Reserves, the aggregate amount of Availability Reserves with respect to the European Borrowing Base in effect as of the Effective Date or established after the Effective Date based upon any Changed Circumstances (in each case, to the extent such Availability Reserves remain in effect on such date of determination).
Notwithstanding the foregoing, the maximum amount of Inventory as determined under clause (b) above owned by any European Loan Party which will be included as Eligible European Inventory in the European Borrowing Base shall not exceed the maximum amount of obligations secured by the European Business Pledge executed by such European Loan Party, as of the date such European Business Pledge is executed (or, after the consummation of a Permitted Restructuring, in the case of Inventory owned by Solutia Europe, the maximum amount of obligations secured by the European Business Pledge executed by Flexsys plus the maximum amount of obligations secured by the European Business Pledge executed by Solutia Europe, as of the date such European Business Pledges were executed); provided that such amount shall be increased if, and to the extent, that the maximum amount of obligations secured by the European Business Pledge executed by such European Loan Party (or, after the consummation of a Permitted Restructuring, in the case of Inventory owned by Solutia Europe, the European Business Pledge executed by Flexsys and/or the European Business Pledge executed by Solutia Europe) is increased and all registration and inscription fees payable in connection therewith are paid; provided further that such increase of obligations shall not be effective until six months plus one day following the increase of such maximum amount and the payment of such fees.
          “European Business Pledge” means (i) the agreement between the European Borrowers as pledgor and the European Collateral Agent as pledgee, in its own name for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, pursuant to which the European Borrowers agree to create a pledge in respect of their respective business in favor of the European Collateral Agent, substantially in the form of Exhibit P, pursuant to which a pledge over the business (“pand op de handelszaak/gage sur fonds de commerce”) of the European Borrowers is granted and (ii) any other agreement between any other European Loan Party as pledgor and the European Collateral Agent as pledgee, in its own name for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, pursuant to which such European Loan Party agrees to create a pledge in respect of its business in favor of the European Collateral Agent, substantially in the form of Exhibit P or in such other form as may be reasonably satisfactory to the European Collateral Agent, pursuant to which a pledge over the business (“pand op de handelszaak/gage sur fonds de commerce”) of such European Loan Party is granted.
          “European Collateral Agent” has the meaning assigned to such term in the preamble hereto.

          “European Lending Office” means, with respect to any Lender or Issuer, the European office of such Lender or Issuer (if any) specified as its “European Lending Office” opposite its name on Schedule 1.01(g) or, in the case of a Lender, on the Assignment and Acceptance by which it became a Lender or such other office of such Lender of Issuer as such Lender or Issuer may from time to time specify to the U.S. Borrower, the Administrative European Borrower and the Administrative Agent.
          “European Loan” means any European Revolving Credit Loan, European Swing Loan or other loan made in respect of a European Borrower pursuant to the Agreement.
          “European Loan Party” means the European Borrowers and each Restricted Subsidiary party to a Non-U.S. Guarantee Agreement.
          “European Maximum Credit” means, at any time, the least of (a) (i) the then effective Revolving Credit Commitments minus (ii) the U.S. Revolving Credit Outstandings, (b) the aggregate Eurocurrency Sublimits at such time and (c) the European Borrowing Base at such time.
          “European Obligations” means, collectively, (a) the European Loans and all other amounts, obligations, covenants and duties owing by the European Borrowers to any Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest (including interest accruing after the maturity of the European Loans made to the European Borrowers, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, interest that would accrue but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding and U.S. Revolving Credit Loans made or deemed made to the European Borrowers pursuant to Section 2.11), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the European Borrowers or any other European Loan Party under this Agreement or any other Loan Document and (b) all Cash Management Obligations of the European Borrowers and the other European Loan Parties.
          “European Pledge of Receivables” means the pledge on Accounts of the European Loan Parties in accordance with the terms and conditions of the European Receivables Pledge Agreement.
          “European Pledge on Bank Accounts” means the Pledge on Approved Deposit Accounts and Cash Collateral Accounts, substantially in the form of Exhibit Q, among the European Loan Parties party thereto and the European Collateral Agent in its own name for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10.

          “European Receivables Pledge Agreement” means the agreement between the European Borrowers as pledgors and the European Collateral Agent as pledgee, in its own name for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, pursuant to which the European Loan Parties agree to create a pledge in respect of their respective European Trade Accounts Receivables in favor of the European Collateral Agent, substantially in the form of Exhibit R.
          “European Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the European Revolving Credit Loans and European Swing Loans.
          “European Revolving Credit Loan” has the meaning set forth in Section 2.01(b).
          “European Revolving Credit Note” means a note substantially in the form of Exhibit F-1.
          “European Revolving Credit Outstandings” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of its European Revolving Credit Loans and its Eurocurrency Ratable Portion of the European Swing Loan Obligations at such time.
          “European Secured Parties” means the Eurocurrency Lenders, the Administrative Agent, the European Collateral Agent and any other holder of European Obligations.
          “European Sublimit” means $125.0 million as the same may from time to time be reduced in accordance with Section 2.05.
          “European Swing Borrowing” means a borrowing of a European Swing Loan pursuant to Section 2.04(b).
          “European Swing Loan” has the meaning set forth in Section 2.03(b).
          “European Swing Loan Lender” means Citibank International plc, in its capacity as provider of European Swing Loans, or any successor European Swing Loan Lender hereunder.
          “European Swing Loan Obligations” means, as at any date of determination, the aggregate principal amount of all European Swing Loans outstanding.
          “European Swing Loan Sublimit” means $25.0 million. The European Swing Loan Sublimit is part of, and not in addition to, the Eurocurrency Sublimit.
          “European Swing Note” means a promissory note of the European Borrowers payable to the European Swing Loan Lender or its registered assigns, in substantially the form of Exhibit F-2 hereto, evidencing the aggregate Indebtedness of the European Borrowers to such European Swing Loan Lender resulting from the European Swing Loans.
          “European Trade Accounts Receivable” means all sums owing to any European Borrower from its present or future customers for merchandise, goods or services supplied or to be supplied in its ordinary course of business.

          “Event of Default” has the meaning assigned to such term in Section 7.01.
          “Exchange Note Documents” means the Exchange Notes, the Exchange Notes Indenture, the Exchange Notes Registration Rights Agreement and all other documents executed and delivered with respect to the Exchange Notes, the Exchange Notes Indenture or the Exchange Notes Registration Rights Agreement.
          “Exchange Notes” has the meaning assigned to such term in the Bridge Credit Agreement.
          “Exchange Notes Indenture” has the meaning assigned to such term in the Bridge Credit Agreement.
          “Exchange Notes Registration Rights Agreement” has the meaning assigned to such term in the Bridge Credit Agreement.
          “Excess Availability” means, as of any date of determination by the Administrative Agent, an amount equal to:
     (a) the lesser of (i) the then effective Aggregate Commitments and (ii) the sum of (x) the U.S. Borrowing Base at such time and (y) the European Borrowing Base at such time, plus
     (b) unrestricted cash and Cash Equivalents of the Borrowers and the Guarantors denominated in Dollars and in accounts located in the United States subject to Control Agreements in favor of the Collateral Agent at such time, minus
     (c) the Aggregate Revolving Credit Outstandings at such time, plus
     (d) to the extent included in calculating Aggregate Revolving Credit Outstandings in clause (c), Letter of Credit Obligations at such time to the extent cash collateralized in accordance with the terms hereof.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Excluded Joint Venture” means each Restricted Joint Venture and each Existing Joint Venture.
          “Excluded Non-U.S. Restricted Subsidiary” means any Non-U.S. Restricted Subsidiary to the extent that such Subsidiary’s Guarantee of the Obligations would, in the good faith judgment of the U.S. Borrower, result in material adverse tax consequences to the U.S. Borrower or its Restricted Subsidiaries.
          “Excluded Subsidiaries” means, collectively, (a) each Immaterial Restricted Subsidiary, (b) each Unrestricted Subsidiary, (c) each Excluded Non-U.S. Restricted Subsidiary, (d) each Restricted Subsidiary of a Non-U.S. Restricted Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia, to the extent such Subsidiary’s Guarantee of the Obligations would, in the good faith judgment of the U.S.

Borrower, result in material adverse tax consequences to the U.S. Borrower or its Restricted Subsidiaries, (e) each Captive Insurance Restricted Subsidiary, (f) each Non-Profit Restricted Subsidiary, (g) each Non-Wholly Owned Restricted Subsidiary that was a Non-Wholly Owned Restricted Subsidiary on the Effective Date, to the extent that Requirements of Law or the terms of such Person’s Organizational Documents prohibit such Person from providing a Guarantee of the Obligations and (h) SFC, to the extent that Requirements of Law or the terms of SFC’s Organizational Documents or the terms of the Monsanto Settlement Agreement prohibit such Person from providing a Guarantee of the Obligations.
          “Executive Order” has the meaning assigned to such term in Section 3.23(a).
          “Existing Credit Agreement” means the Financing Agreement, dated as of January 16, 2004, as amended, by and among the U.S. Borrower, as a debtor and debtor-in-possession, and Solutia Business Enterprises, Inc., a New York corporation, as a debtor and debtor-in-possession, each subsidiary of the U.S. Borrower listed as a “Guarantor” on the signature pages thereto, each as a debtor and debtor-in-possession, the lenders from time to time party thereto, and Citicorp, as collateral agent, as administrative agent, and as documentation agent.
          “Existing Joint Venture” means each investment or Person listed on Schedule 1.01(d) hereto.
          “Existing Letter of Credit” shall mean the letters of credit referred to on Schedule 2.04 hereto.
          “Facility” means the Revolving Credit Facility and, as applicable, the Eurocurrency Subfacility.
          “Facility Cash Management Obligations” means any Cash Management Obligations arising in connection with the cash dominion and control procedures established pursuant to Section 5.20 of this Agreement, including any costs incurred or other payments required to be made by any Agent pursuant to any Control Agreement or European Pledge on Bank Accounts.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Fee Letter” means the Fee Letter, dated February 28, 2008, among CGMI, GSCP, GS&C, DBSI and the U.S. Borrower.

          “Financial Asset” has the meaning given to such term in Article 8 of the UCC.
          “Financial Covenant” means the covenant and agreement of the Loan Parties set forth in Section 6.12.
          “Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the chief executive officer, the principal accounting officer, treasurer, assistant treasurer or controller of such corporation, partnership or other entity.
          “FIRREA” means the Federal Institutions Reform, Recovery and Enforcement Act of 1989.
          “Fiscal Quarter” means any quarter of a Fiscal Year.
          “Fiscal Year” means any period of twelve consecutive calendar months which form the basis for the U.S. Borrower’s financial statements in its Form 10-K; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2008 Fiscal Year”) refer to the Fiscal Year as disclosed in the U.S. Borrower’s SEC filings.
          “Fixed Asset Collateral” has the meaning specified in the Intercreditor Agreement.
          “Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such Test Period minus (ii) the aggregate amount of Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges for such Test Period.
          “Flexsys” has the meaning assigned to such term in the preamble hereto.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any Restricted Subsidiary primarily for the benefit of employees of any Loan Party or any Restricted Subsidiary employed outside the United States.
          “Funded Indebtedness” means, with respect to the U.S. Borrower and its Restricted Subsidiaries, all Indebtedness of such Person for borrowed money (including, in respect of the U.S. Borrower and its Restricted Subsidiaries, the Loans and the Revolving Credit Loans) that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including all amounts of Funded Indebtedness of such Person required to be paid or prepaid within one year after the date of determination.
          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
          “General Intangible” has the meaning given to such term in Article 9 of the UCC.

          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “GSCP” has the meaning assigned to such term in the preamble hereto.
          “GS&C” means Goldman, Sachs & Co.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, and the term “Guaranteed” shall have a meaning correlative thereto; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.
          “Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit H, made by the Restricted Subsidiaries party thereto.
          “Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing equipment, radon or any other radioactive materials including any source, special nuclear or by-product material, mold, fungi, or other biological materials of any nature, which could reasonably be expected to have an adverse effect on human health or the environment, or which can give rise to liability under, or are subject to regulation pursuant to, any Environmental Law.

          “Headquarters Building” means that certain Real Property located at 575 Maryville Centre Drive, St. Louis, Missouri.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and any swap, forward, future or derivative transaction or option and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.
          “Hedging Obligations” means obligations under or with respect to Hedging Agreements.
          “Immaterial Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary (other than any Loan Party) designated as such in writing by the U.S. Borrower to the Administrative Agent that, together with all other Restricted Subsidiaries constituting Immaterial Restricted Subsidiaries (i) contributed 2.5% or less of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination and (ii) had consolidated assets representing 2.5% or less of the consolidated total assets of the U.S. Borrower and its Subsidiaries on the last day of the most recent Fiscal Quarter ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination. The Immaterial Restricted Subsidiaries as of the Effective Date are listed on Schedule 1.01(a).
          “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the U.S. Borrower, any qualification or exception to such opinion or certification:
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement (excluding treatment or classification changes which are the result of changes in GAAP or the interpretation of GAAP) and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the U.S. Borrower to be in Default of any of its obligations under Sections 6.12 or 6.13.
          “Increased Cost Lender” has the meaning assigned to such term in Section 2.20.
          “Indebtedness” of any Person means, without duplication, (i) obligations of such Person for borrowed money or evidenced by bonds, debentures, notes and similar instruments; (ii) all Capital Lease Obligations of such Person; (iii) all Indebtedness of others secured by any Lien on any Property of such Person, whether or not the obligations secured thereby have been assumed; provided that if such Indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the fair market value of such Property; (iv) all indebtedness of such Person representing the deferred purchase price of Property or services (excluding (A) trade payables and accrued expenses incurred in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries and (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable); (v) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (vii) all net Hedging Obligations; (viii) all Disqualified Equity Interests of such Person; and (ix) all Guarantees by such Person in respect of liabilities, obligations or indebtedness of the kind described in clauses (i) through (viii). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net Hedging Obligations on any date shall be deemed to be the Termination Value.
          “Indemnified Taxes” has the meaning assigned to such term in Section 2.16(a).
          “Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E.
          “Information” has the meaning assigned to such term in Section 9.16.
          “Information Memorandum” means the confidential information memorandum dated January 2008 in the form approved by the U.S. Borrower concerning the Loan Parties and their Subsidiaries which, at the U.S. Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Joint Lead Arrangers and Bookrunners to selected financial institutions before the date of this Agreement.
          “Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
          “Intellectual Property” has the meaning assigned to such term in the Security Agreement.
          “Intercompany Notes” has the meaning assigned to such term in Section 4.01(t)(2).
          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent, the Term Loan Collateral Agent and the Borrowers.
          “Interest Period” means, in the case of any Eurodollar Rate Loan (other than any European Swing Loan), (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or nine or twelve months or one or two weeks, if available to all Lenders), as selected by the U.S. Borrower or the Administrative European Borrower, as applicable, in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.02 or 2.11 and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or nine or twelve months or one or two weeks, if available to all Lenders), as selected by the U.S. Borrower or the Administrative European Borrower, as applicable, in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
     (c) no Borrower may select any Interest Period that ends after the Scheduled Termination Date or any date on which the U.S. Borrower (or any other Borrower) has indicated that it intends to terminate the Revolving Credit Commitments in accordance with Section 2.5;
     (d) no Borrower may select any Interest Period in respect of Loans having an aggregate principal amount of less than $5.0 million (or €4.0 million in the case of any Loan denominated in Euros or £3.0 million in the case of any Loan denominated in Sterling); and
     (e) there shall be outstanding at any one time no more than ten (10) Interest Periods in the aggregate.
          “Inventory” has the meaning given to such term in Article 9 of the UCC.
          “Investment” has the meaning assigned to such term in Section 6.04.
          “Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.
          “Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer”, (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the U.S. Borrower by agreeing pursuant to an agreement with, and in form and substance satisfactory to, the Administrative Agent and the U.S. Borrower to be bound by the terms hereof applicable to Issuers or (c) that may become an Issuer pursuant to Section 2.04(k), but solely in its capacity as issuer of Existing Letters of Credit.
          “Joint Lead Arrangers and Bookrunners” has the meaning assigned to such term in the preamble hereto.
          “Joint Venture” means any Person not more than 50% of the voting Equity Interests of which is owned by the U.S. Borrower or any Restricted Subsidiary but which is not a Wholly Owned Restricted Subsidiary and which is engaged in a line of business permitted under Section 6.03.
          “Land Register” means, with respect to the European Business Pledge, the Registration Office (registratiekantoor/bureau d’enregistrement) and the Mortgage Office (hypotheekkantoor/bureau des hypothèques).
          “Leased Real Property” has the meaning assigned to such term in Section 3.10(b).
          “Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any Loans available to any Borrower, in each case, for so long as such Lender or Affiliate, as the case may be, shall be a party to this Agreement as a Lender; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 9.08 of this Agreement, the financial institution making such election shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding).
          “Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Lender Appointment Period” has the meaning assigned to such term in Section 8.06.
          “Lender Parties” has the meaning assigned to such term in Section 9.21.

          “Letter of Credit” means any letter of credit (or if requested by the U.S. Borrower for the account of a European Borrower, any bank guarantee) issued pursuant to Section 2.04.
          “Letter of Credit Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Ratable Portion.
          “Letter of Credit Obligations” means, with respect to the U.S. Borrower at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the U.S. Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations of the U.S. Borrower at such time and (b) the Letter of Credit Undrawn Amounts of the U.S. Borrower at such time.
          “Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.04(a)(vi).
          “Letter of Credit Request” has the meaning specified in Section 2.04(c).
          “Letter of Credit Sublimit” means $175.0 million.
          “Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time, or only where the context so requires, the maximum drawable amount of one or more Letters of Credit outstanding at such time, in each case, expressed in the currency in which such Letters of Credit were issued.
          “Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such Property, or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contract or other agreement under which any third party has “control” (as defined in the UCC) of such investment property or deposit account and (e) any other agreement intended to give or create any of the foregoing.
          “Liquidity Event Period (Borrowing Base)” means any period (a) beginning on the first date on which (i) an Event of Default occurs or (ii) Excess Availability is less than $100.0 million for three consecutive Business Days, and (b) ending on the first date on which (i) no Event of Default is continuing and (ii) if the Liquidity Event Period (Borrowing Base) was triggered, in whole or in part, due to the circumstances described in clause (a)(ii) of this definition, Excess Availability is at least $100.0 million for at least 10 consecutive Business Days.

          “Liquidity Event Period (Cash Dominion)” means any period (a) beginning on the first date on which (i) an Event of Default occurs or (ii) Excess Availability is less than $40.0 million for three consecutive Business Days, and (b) ending on the first date on which, (i) no Event of Default is continuing and (ii) if the Liquidity Event Period (Cash Dominion) was triggered in whole or in part, due to the circumstances described in clause (a)(ii) of this definition, Excess Availability is at least $50.0 million for 10 consecutive Business Days.
          “Liquidity Event Period (European Notification)” means any time from and after the first date on which (i) an Event of Default under Section 7.01(a) or (i) occurs, (ii) any other Event of Default occurs and the Administrative Agent provides written notice to the U.S. Borrower or (iii) Aggregate Available Credit is less than $65.0 million.
          “Liquidity Event Period (Fixed Charge Coverage Ratio)” means any period beginning on the first date on which Excess Availability is less than $40.0 million for three consecutive Business Days, and ending on the first date on which Excess Availability is at least $40.0 million for 20 consecutive Business Days.
          “Liquidity Event Period (Monthly Financial Statements)” means any period (a) beginning on the first date on which (i) an Event of Default occurs or (ii) Excess Availability is less than $150.0 million for three consecutive Business Days, and (b) ending on the first date on which, (i) no Event of Default is continuing and (ii) if the Liquidity Event Period (Financial Statements) was triggered in whole or in part, due to the circumstances described in clause (a)(ii) of this definition, Excess Availability is at least $150.0 million for 10 consecutive Business Days.
          “Loan” means a U.S. Loan and/or a European Loan, as the context may require.
          “Loan Documents” means, collectively, this Agreement, the Indemnity, Subrogation and Contribution Agreement, the Notes (if any), the Guarantee Agreement, any Non-U.S. Guarantee Agreements, the Fee Letter, the Security Documents, each Letter of Credit Reimbursement Agreement (and, if a Borrower or Guarantor is party thereto, each Letter of Credit), each Cash Management Document, the Intercreditor Agreement, the Perfection Certificate and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to the foregoing.
          “Loan Parties” means the Borrowers and the Subsidiary Guarantors.
          “Local Time” means, (a) local time in London, England with respect to the times for the receipt of Notices of Borrowing of European Revolving Credit Loans and European Swing Loans, of any disbursement by the Disbursement Agent of European Revolving Credit Loans and for payment by the Loan Parties under the European Revolving Credit Facility, (b) New York time, with respect to the times for the determination of “Dollar Equivalent”, for the receipt of Notices of Borrowing of U.S. Revolving Credit Loans, U.S. Swing Loan Requests and Letter of Credit Requests, for receipt and sending of notices by and disbursement by the Administrative Agent, any Lender and the Domestic Lending Office or Eurodollar Lending Office of any Issuer and for payment by the Loan Parties under the U.S. Revolving Credit Facility, (c) London, England time, with respect to the times for the determination of “Eurodollar

Rate”, (d) otherwise, if a place for any determination is specified herein, the local time at such place of determination and (e) otherwise, New York, New York time.
          “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(j).
          “Master Intercompany Note” means that certain master intercompany promissory note evidencing certain intercompany Indebtedness owed to the U.S. Loan Parties (excluding the intercompany promissory note issued in connection with the Permitted Restructuring).
          “Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, properties, prospects or financial condition of the U.S. Borrower and its Subsidiaries, taken as a whole, or (b) material impairment of the ability of any of the Loan Parties to perform their obligations under any Loan Document, (c) material impairment of the rights of or benefits available to the Lenders or the Collateral Agent under any Loan Document or (d) a material adverse effect on the value of the Collateral or the validity, enforceability, perfection or priority of the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) on the Collateral pursuant to the Security Documents; provided, however, for the purposes of the conditions under Section 4.01 or any other conditions precedent to the initial funding and closing of the Loans on the Effective Date, nothing as disclosed in (i) the U.S. Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2006, (ii) the U.S. Borrower’s Quarterly Report on Form 10-Q for the Fiscal Quarters ended March 31, 2007 and June 30, 2007, each as filed prior to October 25, 2007, and/or (iii) the Disclosure Statement filed in connection with the Reorganization Plan prior to October 25, 2007 shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein), be deemed to constitute a Material Adverse Effect.
          “Material Indebtedness” means (a) Indebtedness under the Term Loan Documents, (b) Indebtedness under the Bridge Loan Documents (and any Permitted Refinancings thereof) and (c) other Indebtedness (other than the Loans) and Hedging Obligations of any one or more of the U.S. Borrower and its Restricted Subsidiaries, individually or in an aggregate principal amount exceeding $25.0 million. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligations of the U.S. Borrower or any Restricted Subsidiary at any time shall be the Termination Value thereof at such time.
          “Material Lease” means a lease on a Mortgaged Property as of the Effective Date which (i) affects the ability of the applicable mortgagor to conduct its business as operated on the Mortgaged Property or to utilize the Mortgaged Property for its intended use or (ii) permits the lessee under such lease to operate a manufacturing facility or similar business on the Mortgaged Property (unrelated directly to the applicable mortgagor’s business).
          “Maximum Term Loan Amount” means $1.45 billion.
          “Monsanto Settlement Agreement” means the Amended and Restated Settlement Agreement, dated as of the date hereof, among the U.S. Borrower, Monsanto Company and SFC.
          “Monthly Excess Availability” means, at any time, the average daily Excess Availability for the preceding calendar month.

          “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
          “Mortgage” means an agreement (including a mortgage, deed of trust or other document creating and evidencing a Lien on any Mortgaged Property), which shall be substantially in the form of Exhibit M, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
          “Mortgaged Property” means, (a) each parcel of fee owned real property of the Loan Parties identified on Schedule 4.01(v), and the improvements thereto, and (b) each other parcel of fee owned real property and improvements thereto with respect to which a Mortgage is granted following the Effective Date pursuant to Section 5.11, 5.12 or 5.17.
          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or has an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which any Loan Party or any ERISA Affiliate could incur liability.
          “Net Interest Expense Coverage Ratio” means, as of any date for any Test Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Net Interest Expense, in each case for such Test Period. For purposes of determining the Net Interest Expense Coverage Ratio for the period of four consecutive Fiscal Quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, Consolidated Net Interest Expense shall be deemed to be equal to the product of (x) Consolidated Net Interest Expense since the Effective Date to the date in question and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days since the Effective Date.
          “Net Orderly Liquidation Value Rate” means the orderly liquidation value on an “as is, where is” basis (net of costs and expenses incurred in connection with liquidation) of each category of Inventory as a percentage of aggregate market value of such category of inventory, which percentage shall be determined by reference to the most recent Appraisal received by the Administrative Agent pursuant to this Agreement.
          “Non-Consenting Lender” has the meaning assigned to such term in Section 2.20.
          “Non-Funding Lender” has the meaning specified in Section 2.02(d).
          “Non-Guarantor Restricted Subsidiary” means each Restricted Subsidiary that is not a Subsidiary Guarantor.
          “Non-Profit Subsidiaries” means any Restricted Subsidiary that is exempt from income taxes and is organized and operated exclusively for charitable, scientific, testing for public safety or educational purposes (within the meaning of Section 501(c)(3) of the Code or, in the case of any Non-U.S. Restricted Subsidiary, any similar provision under the laws of the jurisdiction in which such Non-U.S. Restricted Subsidiary is organized). As of the Effective Date, there are no Non-Profit Subsidiaries.

          “Non-U.S. Guarantee Agreements” means one or more guarantee agreements substantially in the form of Exhibit O (with such changes as may be necessary pursuant to applicable law) or in such other form as may be reasonably satisfactory to the European Collateral Agent, providing for the guarantee of the European Obligations by the Non-U.S. Restricted Subsidiaries party thereto, made by the Non-U.S. Restricted Subsidiaries party thereto.
          “Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of the U.S. Borrower other than the United States (or any State thereof) or the District of Columbia.
          “Non-U.S. Lender” means (a) each Lender (or Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code and (b) each Lender (or Agent) that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations Section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is not a United States person as defined in Section 7701(a)(30) of the Code.
          “Non-U.S. Pledge Agreements” means one or more pledge agreements in form and substance reasonably satisfactory to the Collateral Agent or European Collateral Agent, as applicable, among the Loan Parties party thereto and, as applicable, the Collateral Agent for the benefit of the Secured Parties or the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10.
          “Non-U.S. Restricted Subsidiary” means any Restricted Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.
          “Non-U.S. Security Agreements” means the European Receivables Pledge Agreement, the European Pledge on Bank Accounts, the European Business Pledges and one or more pledge agreements, security agreements or assignments for security in such form as may be reasonably satisfactory to the European Collateral Agent, among the Loan Parties party thereto and the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10.
          “Non-U.S. Subsidiary” means any Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.
          “Non-Wholly Owned Restricted Subsidiary” means each Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary.
          “Note” means a Revolving Credit Note or a Swing Note, as the context may require.
          “Notice of Borrowing” has the meaning set forth in Section 2.02(a).
          “Notice of Conversion or Continuation” has the meaning set forth in Section 2.11(a).

          “Obligations” means the U.S. Obligations and/or the European Obligations, as the context may require, including, without limitation, to comply with Section 1.05(d).
          “Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents) and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests, (ii) relative to each Person that is a limited liability company, its certificate of formation and operating agreement (or similar documents) and any other similar arrangements applicable to any membership interests or other Equity Interests in such Person, (iii) relative to each Person that is a limited partnership, its certificate of formation and limited partnership agreement (or similar documents) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person, (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person and (v) relative to any Person that is any other type of legal entity, such documents as shall be the functional legal equivalent of the foregoing.
          “Other Taxes” has the meaning assigned to such term in Section 2.16(b).
          “Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in Euros or Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch of Affiliate of Citibank in the applicable offshore interbank market for such currency to major banks in such interbank market.
          “Participant” has the meaning assigned to such term in Section 9.04(f).
          “Participating Member State” means each state so described in any EMU Legislation.
          “PATRIOT Act” has the meaning assigned to such term in Section 9.19.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
          “Perfection Certificate” means a certificate in the form of Annex II to the Security Agreement or any other form approved by the Administrative Agent.
          “Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the U.S. Borrower or any Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or a division, line of business or other business unit of a Person so long as:

     (a) such acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition;
     (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the U.S. Borrower and its Restricted Subsidiaries on the Effective Date or in a business reasonably related or ancillary thereto or otherwise permitted by Section 6.03(c);
     (c) no Default has occurred and is continuing or would result therefrom;
     (d) (i) all transactions related thereto are consummated in all material respects in accordance with applicable Requirements of Law, (ii) (x) in the case of an acquisition of Equity Interests, the Person acquired shall become, immediately after giving effect thereto, a Restricted Subsidiary or be merged into the U.S. Borrower or a Restricted Subsidiary and (y) in the case of an acquisition of assets or a division, line of business or other business unit, immediately after giving effect thereto, the Property acquired shall be conveyed to the U.S. Borrower or a Restricted Subsidiary, and, in the case of each of the foregoing clauses (x) and (y), all actions required to be taken under Sections 5.11, 5.12 and 5.15 shall have been taken and (iii) any Indebtedness that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01; and
     (e) if such acquisition involves the acquisition of any Acquired Non-Core Assets, the Borrowers project that immediately after giving effect to the disposition of such Acquired Non-Core Assets, the U.S. Borrower and its Restricted Subsidiaries will be in compliance, on a Pro Forma Basis after giving effect to such disposition, with the covenant contained in Section 6.12 (tested as if a Liquidity Event Period (Fixed Charge Coverage Ratio) was continuing) recomputed as at the date of the last ended Test Period, as if such disposition had occurred on the first day of such Test Period; and
     (f) the U.S. Borrower has delivered to the Administrative Agent an officers’ certificate certifying that (i) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance, including compliance with clauses (d) and (e) above) and (ii) such transaction could not reasonably be expected to result in a Material Adverse Effect, together with all other relevant financial information for the Person or assets to be acquired.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, no assets acquired in a Permitted Acquisition shall be included in a Borrowing Base until the Administrative Agent shall have completed such field exams and received such inventory appraisals as it deems necessary or appropriate for inclusion of such assets in a Borrowing Base. Any field exam or appraisal conducted in connection with a Permitted Acquisition shall be at the U.S. Borrower’s reasonable expense and shall not count against the limitations on Appraisals, field exams or other test verifications or reports set forth in Section 5.19. Upon the request of the

U.S. Borrower, the Administrative Agent shall use its commercially reasonable efforts to conduct or have conducted any such field exams and inventory appraisals within a commercially reasonable time period.
          “Permitted Discretion” means a determination made by the Administrative Agent in good faith and in the exercise of commercially reasonable credit judgment determined in accordance with its credit procedures for secured lending transactions. Any determination made by the Administrative Agent in its Permitted Discretion shall be made following good faith discussions with the U.S. Borrower and shall not be effective until five (5) Business Days after written notice thereof is given by the Administrative Agent to the U.S. Borrower.
          “Permitted Guarantor Factoring Transactions” means the factoring of receivables solely for cash consideration on a non-recourse basis by the U.S. Borrower or any of its Restricted Subsidiaries structured as a true sale to a Person that is not an Affiliate of the U.S. Borrower or any of its Subsidiaries pursuant to a structured factoring program on fair market terms; provided that the book value of all receivables subject to such factoring programs at any one time outstanding shall not exceed an aggregate of $15.0 million; provided, further, however, for avoidance of doubt the internal factoring of receivables by SSI with another Loan Party shall not constitute a use of this definition.
          “Permitted Investments” means:
     (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
     (b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (c) commercial paper issued by any Person organized in the United States of America and maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
     (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank, in any case, having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;
     (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;

     (f) with respect to any Non-U.S. Restricted Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank having combined capital and surplus of not less than $500.0 million (or the Dollar Equivalent thereof); which is organized and existing under the laws of the country in which such Person maintains its chief executive office or principal place of business or is organized provided such country is a member of the Organization for Economic Cooperation and Development, and which has a short-term commercial paper rating of at least A-1 or the equivalent thereof from S&P or of at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank;
     (g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union (and the United Kingdom) whose legal tender is the Euro or British Pounds Sterling and which are denominated in Euros or British Pounds Sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Non-U.S. Restricted Subsidiary organized in such jurisdiction, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or a comparable rating from an internationally recognized rating agency; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof;
     (h) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (g) above; and
     (i) Hedging Agreements entered into for non-speculative purposes.
          “Permitted Lien” has the meaning assigned to such term in Section 6.02.
          “Permitted Non-Guarantor Factoring Transactions” means the factoring of receivables solely for cash consideration on a recourse or non-recourse basis by Non-Guarantor Restricted Subsidiaries structured as a true sale to a Person that is not an Affiliate of the U.S. Borrower or any of its Subsidiaries pursuant to a structured factoring program on fair market terms; provided that the book value of all receivables subject to such factoring programs at any one time outstanding shall not exceed an aggregate of $50.0 million.
          “Permitted Refinancing” means, with respect to any Indebtedness, any refinancing, refunding, extension or renewal thereof; provided, however, that (i) except in the case of any refinancing of any Indebtedness under the Bridge Loan Documents, no Default shall have occurred and be continuing or would immediately arise therefrom, (ii) any such refinanced, refunded, extended or renewed Indebtedness shall (a) not have a final maturity date or Weighted Average Life to Maturity, respectively, that is shorter than the final maturity date or Weighted Average Life to Maturity, respectively, of the Indebtedness being refinanced, refunded, extended or renewed, (b) be at least as subordinate to the Loans and other Obligations as the Indebtedness being refinanced, refunded, extended or renewed (and unsecured if the refinanced, refunded, extended or renewed Indebtedness is unsecured (except, in the case of Indebtedness permitted under Section 6.01(ii)(A)(1), to the extent such Indebtedness may be secured under Section 6.02(xvi)), and the covenants, events of default and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being refinanced, refunded, extended or renewed and (c) be in an aggregate principal amount (or accreted value, if applicable) that does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, extended or renewed, plus an amount equal to all accrued and unpaid interest thereon, plus the stated amount of any premium and other reasonable amounts required to be paid in connection with such refinancing, refunding, extension or renewal pursuant to the terms of the Indebtedness being refinanced, refunded, extended or renewed, plus the amount of reasonable expenses of the U.S. Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, refunding, extension or renewal, (iii) in the case of any Indebtedness of a Non-Guarantor Restricted Subsidiary being refinanced, refunded, extended or renewed, no Loan Party that is not already an obligor on such Indebtedness being refinanced, refunded, extended or renewed shall become an obligor on such refinanced, refunded, extended or renewed Indebtedness, and (iv) in the case of any Indebtedness of a Loan Party being refinanced, refunded, extended or renewed, no Non-Guarantor Restricted Subsidiary that is not already an obligor on such Indebtedness being refinanced, refunded, extended or renewed shall become an obligor on such refinanced, refunded, extended or renewed Indebtedness.
          “Permitted Restructuring” means the corporate restructuring of the U.S. Borrower and its Subsidiaries described on Schedule 1.01(b) and consummated in accordance with Section 5.21.
          “Person” or “person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company, Governmental Authority or other entity.
          “PIK Interest Amount” means the aggregate amount of all increases in the principal amount of Indebtedness outstanding under the Bridge Loan Documents or Exchange Note Documents in connection with an election by the U.S. Borrower to pay interest in kind.
          “Plan” means any Pension Plan or Welfare Plan.
          “Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit I, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.
          “Pledged Securities” means the “Pledged Securities” (as defined in the Pledge Agreement) and/or the Equity Interests pledged under any Non-U.S. Pledge Agreement, as applicable.

          “Preferred Equity Interests” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person, whether or not outstanding or issued on the Effective Date.
          “Proceeds” has the meaning given to such term in Article 9 of the UCC.
          “Pro Forma Basis” means (i) on a pro forma basis in accordance with Regulation S-X under the Exchange Act and otherwise reasonably satisfactory to the Administrative Agent and (ii) for purposes of calculating Consolidated EBITDA in connection with a Permitted Acquisition, other Investment or an Asset Sale and with respect to compliance with any test or covenant hereunder, the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such transaction, (i) in the case of a Permitted Acquisition or Investment shall be included and (ii) in the case of an Asset Sale of all or substantially all of the assets of or all of the Equity Interests of any Subsidiary of the U.S. Borrower or any division or project line of the U.S. Borrower or any of its Restricted Subsidiaries, shall be excluded, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the U.S. Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied solely to the extent such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the U.S. Borrower and its Restricted Subsidiaries and (z) factually supportable.
          “Process Agent” means C T Corporation System, 111 Eighth Avenue, New York, New York, 10011 (telephone no: (212) 894-8940), (or such other process agent as shall be reasonably approved by the Administrative Agent) acting as designee, appointee and agent of each Loan Party to accept and forward for and on such Loan Party’s behalf, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document.
          “Projected Financial Statements” has the meaning assigned to such term in Section 3.16(c).
          “Property” or “property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.
          “Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of a Default or Event of Default that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

          “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Revolving Credit Lender at any time of determination, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Revolving Credit Lender at such time by (b) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Revolving Credit Lender at such time by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Revolving Credit Lenders at such time).
          “Real Property” means all right, title and interest of any Restricted Subsidiary in and to a parcel of real property owned or leased by any Restricted Subsidiary together with, in each case, all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.
          “Reference Banks” means the principal London offices of Citibank, N.A., London Branch or such other banks as may be appointed by the Administrative Agent in consultation with the Administrative European Borrower.
          “Refinancing” means the distributions on Allowed Claims (as defined in the Reorganization Plan) and the other payments required pursuant to the Reorganization Plan (including the repayment in full of certain Indebtedness of the U.S. Borrower and its Subsidiaries in existence before the Effective Date and the making of certain contributions to Plans of the U.S. Borrower and its Subsidiaries).
          “Register” has the meaning assigned to such term in Section 9.04(d).
          “Regulation” has the meaning specified in Section 3.25.
          “Regulation D” means Regulation D of the Board of Governors as from time to time in effect.
          “Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Reimbursement Date” has the meaning specified in Section 2.04(h).
          “Reimbursement Obligations” means, as and when matured and with respect to the U.S. Borrower, the obligation of such U.S. Borrower to pay, in Dollars, all amounts drawn (or, if applicable, the Dollar Equivalents thereof) under all Letters of Credit, and all other matured reimbursement or repayment obligations to any Issuer with respect to amounts drawn (or the Dollar Equivalents thereof) under Letters of Credit.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
          “Relevant Corresponding Obligations” has the meaning assigned to such term in Section 8.10.
          “Relevant Parallel Debt” has the meaning assigned to such term in Section 8.10.
          “Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
          “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reorganization Plan” means the U.S. Borrower’s Fifth Amended Joint Plan of Reorganization, dated October 15, 2007 (as amended, restated or supplemented from time to time prior to the Effective Date).
          “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Requirement of Law” means, as to any Person, collectively, any and all requirements of an arbitrator or a court or other Governmental Authority, including any and all laws, judgments, orders, decrees, ordinances, rules, regulations or statutes, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Requisite Eurocurrency Lenders” means, (a) at any time on or before the Revolving Credit Termination Date, Eurocurrency Lenders having more than 50% of the aggregate Eurocurrency Sublimits in effect at such time and (b) at any time after the Revolving Credit Termination Date, Eurocurrency Lenders having more than 50% of the aggregate principal amount of any European Loans outstanding at such time. A Non-Funding Lender shall not be included in the calculation of “Requisite Eurocurrency Lenders.”
          “Requisite Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”
          “Restricted” means, when referring to cash or Cash Equivalents of the U.S. Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the U.S. Borrower or of any such Restricted Subsidiary (unless such appearance is related solely to the Loan Documents or Liens created thereunder or the Term Loan Documents or Liens created thereunder), (b) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties, the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10 or the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties (other than Liens permitted by Section 6.02(xv)) or (c) are not otherwise generally available for use by the U.S. Borrower or such Restricted Subsidiary.
          “Restricted Joint Venture” means each Joint Venture formed or otherwise acquired after the Effective Date, which the grant of any Lien on the Equity Interests thereof held by any Loan Party (a) is prohibited by provisions of any contract, agreement, instrument or indenture governing such Equity Interests, including any Organizational Document of such Joint Venture, (b) is permitted only with the consent of any other Person (other than a Loan Party), and such consent has not been obtained after the applicable Loan Party has made commercially reasonable efforts to obtain such consent, (c) is prohibited by any Requirement of Law or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law after the applicable Loan Party has made commercially reasonable efforts to obtain such consent, or (d) would trigger (1) an option to purchase such Equity Interests held by any Loan Party, (2) the termination, dissolution or liquidation of such Joint Venture or (3) any similar right by a third party, under, any contract, license, agreement, instrument or other document evidencing or related to such Equity Interests, including, with limitation, any Organizational Document of such Joint Venture. Notwithstanding any provision of any Loan Document to the contrary, the U.S. Borrower and its Subsidiaries shall not be required to seek the consent of any Person or Governmental Authority described in this definition if the Borrower reasonably determines that such consent or seeking such consent could trigger any event or circumstance described under clause (d) of this definition.
          “Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in the U.S. Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in the U.S. Borrower or any Restricted Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Restricted Subsidiary” means any Subsidiary of the U.S. Borrower other than an Unrestricted Subsidiary.

          “Restricting Information” has the meaning assigned to such term in Section 9.18(a).
          “Revolving Credit Borrowing” means Revolving Credit Loans made on the same day by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.
          “Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement. The aggregate Revolving Credit Commitments on the Effective Date shall be $450.0 million.
          “Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Credit Loans, Swing Loans and Letters of Credit.
          “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or obligations (whether or not contingent) in respect of Revolving Credit Outstandings.
          “Revolving Credit Loans” means the U.S. Revolving Credit Loans and/or the European Revolving Credit Loans, as the context may require.
          “Revolving Credit Note” means a U.S. Revolving Credit Note and/or a European Revolving Credit Note, as the context may require.
          “Revolving Credit Outstandings” means, at any time, the sum of (a) the U.S. Revolving Credit Outstandings at such time plus (b) the European Revolving Credit Outstandings at such time.
          “Revolving Credit Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.05 and (c) the date on which the Obligations become due and payable pursuant to Section 7.02 or Section 7.03.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
          “Scheduled Termination Date” means the fifth anniversary of the Effective Date.
          “SEC” means the Securities and Exchange Commission.

          “Secured Parties” means (i) with respect to the U.S. Obligations, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent and any other holder of any Obligations and (ii) with respect to the European Obligations, the European Secured Parties.
          “Securities Account” has the meaning given to such term in Article 8 of the UCC.
          “Securities Account Control Agreement” (i) with respect to the U.S. Loan Parties, means a “Control Agreement” (as defined in the Security Agreement) and (ii) with respect to the European Loan Parties, means an agreement in form and substance reasonably acceptable to the European Collateral Agent for the purpose of perfecting a security interest in, and effecting control over, Securities Accounts.
          “Securities Intermediary” has the meaning given to such term in Article 8 of the UCC.
          “Security Agreement” means the Security Agreement, substantially in the form of Exhibit J, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.
          “Security Documents” means the Security Agreement, the Non-U.S. Security Agreements, the Security Trust Deed, the Pledge Agreement, the Non-U.S. Pledge Agreements, the Mortgages and each other security agreement, pledge agreement or other instrument or document executed and delivered pursuant to Section 5.11, 5.12, 5.15, 5.17 or 5.21 to secure any of the Obligations.
          “Security Trust Deed” means the Security Trust Deed, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the U.S. Borrower and the Persons named therein as Chargors.
          “SFC” means SFC LLC, a Delaware limited liability company, a bankruptcy-remote entity which will receive certain proceeds under the Creditors Rights Offering on the Effective Date.
          “SFC Limited Liability Company Agreement” means the Limited Liability Company Agreement of SFC in the form attached as Exhibit O2 to the Monsanto Settlement Agreement.
          “Small Asset Sale” means any sale or other disposition by the U.S. Borrower or any of its Restricted Subsidiaries, of Property, that, when taken together with the fair market value of any other Property sold or otherwise disposed of by the U.S. Borrower or any of its Restricted Subsidiaries in any related sales or dispositions, has an aggregate fair market value of not more than $500,000.
          “Solutia Europe” has the meaning assigned to such term in the preamble hereto.
          “Specified Asset Sales” means the sale or other disposition of the Property described on Schedule 1.01(c); provided that (i) no Default has occurred and is continuing or would immediately result therefrom and (ii) immediately after giving effect to such sale or other disposition (and any related repayment of the Loans), the Total Net Leverage Ratio (computed on a Pro Forma Basis as at the date of the last ended Test Period, as if such sale or other disposition (and any related repayment of the Loans) had occurred on the first day of such Test Period) would be lower than the Total Net Leverage Ratio as at the date of the last ended Test Period without giving effect to such transactions and, prior to the consummation thereof, the U.S. Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower setting forth in reasonable detail the calculations demonstrating compliance with the foregoing.
          “Spot Selling Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Spot Selling Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the U.S. Borrower, or, in the absence of such agreement, such Spot Selling Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.
          “SSI” means Solutia Systems, Inc., a Delaware corporation.
          “Sterling” and the sign “£” each mean the lawful money of the United Kingdom.
          “Subordinated Debt” means Indebtedness of the U.S. Borrower or any Restricted Subsidiary that is by its terms expressly subordinated in right of payment to the Obligations of the U.S. Borrower or such Restricted Subsidiary, as applicable, but excluding intercompany Indebtedness.
          “Subordinated Debt Documents” means each document governing or pursuant to which is issued any Subordinated Debt, as the same may be in effect from time to time in accordance with the terms hereof and thereof.
          “Subsidiary” means, with respect to any Person (“parent”), (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, association or other business entity (irrespective of whether at the time any other class or classes of Equity Interests of such corporation, limited liability company, association or other business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent; or (iii) any other Person that is otherwise Controlled by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the U.S. Borrower.
          “Subsidiary Guarantor” means each of the U.S. Borrower’s Restricted Subsidiaries that (a) Guarantees the Obligations pursuant to the Guarantee Agreement or (b) Guarantees the European Obligations pursuant to a Non-U.S. Guarantee Agreement and, in each case, has not been released from such guarantees. For the avoidance of doubt, “Subsidiary Guarantor” shall exclude each Excluded Subsidiary (other than Excluded Subsidiaries executing the Guarantee Agreement on the Effective Date).
          “Supermajority Lenders” means, collectively, Revolving Credit Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Supermajority Lenders.”
          “Survey” means a survey of any Mortgaged Property which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) current as of a date which shows all exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, unless otherwise acceptable to the Collateral Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association (or the local equivalent) as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(v)(3) or (b) otherwise acceptable to the Collateral Agent.
          “Swing Borrowing” means a U.S. Swing Borrowing and/or a European Swing Borrowing, as the context may require.
          “Swing Loan” means a U.S. Swing Loan and/or a European Swing Loan, as the context may require.
          “Swing Loan Lender” means the U.S. Swing Loan Lender and/or the European Swing Loan Lender, as the context may require.
          “Swing Loan Request” has the meaning specified in Section 2.03(c).
          “Swing Note” means a U.S. Swing Note and/or a European Swing Note, as the context may require.

          “Syndication Agent” has the meaning assigned to such term in the preamble hereto.
          “Taking” means any taking of any Property of the U.S. Borrower or any Restricted Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of the U.S. Borrower or any Restricted Subsidiary or any portion thereof, by any Governmental Authority.
          “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.
          “Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Tax Status Certificate” means a certificate issued by a Eurocurrency Lender or an Affiliate of a Eurocurrency Lender, as applicable, in the form set out under Schedule 1.01(l) confirming that it is a Belgian Qualifying Lender.
          “Term Loan Administrative Agent” means Citibank, in its capacity as administrative agent under the Term Loan Credit Agreement, together with its successors in such capacity.
          “Term Loan Collateral Agent” means Citibank, in its capacity as collateral agent under the Term Loan Credit Agreement, together with its successors in such capacity.
          “Term Loan Credit Agreement” means (i) that certain Credit Agreement, dated as of the date hereof, among the U.S. Borrower, as borrower, the lenders from time to time party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent, DBNY, as documentation agent, GSCP, as syndication agent and CGMI, GSCP and DBSI, as joint lead arrangers and as joint bookrunners, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any refinancing or renewal of the Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a refinancing or renewal of the Term Loan Credit Agreement. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

          “Term Loan Documents” shall mean the Term Loan Credit Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement, including the mortgages and other security documents, the guarantees and the notes issued thereunder.
          “Term Loans” means the loans outstanding under the Term Loan Credit Agreement.
          “Term Loan Secured Parties” means the Term Loan Collateral Agent and each other Person that is a “Secured Party” under the Term Loan Credit Agreement.
          “Terminated Lender” has the meaning assigned to such term in Section 2.20.
          “Termination Value” means, on any date in respect of any Hedging Agreement, after taking into account the effect of any netting agreement relating to such Hedging Agreement, (a) if such Hedging Agreement has been terminated as of such date, an amount equal to the termination value determined in accordance with such Hedging Agreement and (b) if such Hedging Agreement has not been terminated as of such date, an amount equal to the mark-to-market value for such Hedging Agreement, which mark-to-market value shall be determined by the Administrative Agent by reference to one or more mid-market or other readily available quotations provided by any recognized dealer (including any Lender or an Affiliate of any Lender) of such Hedging Agreements.
          “Test Period” means for all provisions in this Agreement, the four consecutive complete Fiscal Quarters then last ended as of the time indicated. Except as otherwise set forth herein, compliance with such provisions shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Sections 5.01(a) or 5.01(b) have been, or should have been, delivered for the applicable fiscal period. For the avoidance of doubt, it is expressly understood and agreed that where the permissibility of a transaction or designation hereunder depends upon compliance with the covenant contained in Section 6.12 at any date of determination prior to the completion of the first full Fiscal Quarter following the Effective Date, the term “Test Period” means the period of four consecutive complete Fiscal Quarters then last ended as of such date of determination.
          “Title Company” means Chicago Title Insurance Company and its affiliated title insurance companies or such other title insurance or abstract company as shall be selected by the U.S. Borrower and reasonably approved by the Administrative Agent, subject to the right of the Collateral Agent to require co-insurance from one or more additional title insurance companies as it reasonably requires.
          “Title Policy” has the meaning assigned to such term in Section 4.01(v)(3).
          “Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
          “Total Net Leverage Ratio” means, at any date, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

          “Transaction Documents” means the Loan Documents (other than Cash Management Documents), the Term Loan Documents, the Bridge Loan Documents and the Reorganization Plan.
          “Transactions” means, collectively, the transactions to occur on or prior to the Effective Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the Borrowings and any Issuances of Letters of Credit hereunder on the Effective Date; (b) the execution, delivery and performance of the Term Loan Documents and the borrowings thereunder on the Effective Date; (c) the execution, delivery and performance of the Bridge Loan Documents and the borrowings thereunder on the Effective Date; (d) the Refinancing; and (e) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing and the U.S. Borrower’s emergence from chapter 11 protection.
          “Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          “Treasury Services Agreements” means, with respect to the U.S. Borrower or any of its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.
          “Type”, when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” means the Eurodollar Rate or the Base Rate, as applicable.
          “UCC” has the meaning specified in the Security Agreement.
          “Unrestricted” means, when referring to cash or Cash Equivalents of the U.S. Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.
          “Unrestricted Subsidiary” means any Subsidiary of the U.S. Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.18 following the Effective Date.
          “Unused Commitment Fee” has the meaning specified in Section 2.12(a).
          “U.S. Available Credit” means, at any time, (a) the lesser of (i) the then effective Revolving Credit Commitments minus the European Revolving Credit Outstandings at such time and (ii) the U.S. Borrowing Base at such time, minus (b) the U.S. Revolving Credit Outstandings at such time.
          “U.S. Borrower” has the meaning assigned to such term in the preamble hereto.

          “U.S. Borrowing Base” means, as of any date of determination by the Administrative Agent, from time to time, an amount equal to:
     (a) 85% of the Eligible U.S. Trade Accounts Receivable; plus
     (b) the lesser of (i) 75% of the Cost of Eligible U.S. Inventory, and (ii) 85% of the Net Orderly Liquidation Value Rate of the market value of Eligible U.S. Inventory; minus
     (c) without duplication of Availability Reserves, the aggregate amount of Eligibility Reserves with respect to the U.S. Borrowing Base in effect as of the Effective Date or established after the Effective Date based upon any Changed Circumstances (in each case, to the extent such Eligibility Reserves remain in effect on such date of determination); minus
     (d) without duplication of Eligibility Reserves, the aggregate amount of Availability Reserves with respect to the U.S. Borrowing Base in effect as of the Effective Date or established after the Effective Date based upon any Changed Circumstances (in each case, to the extent such Availability Reserves remain in effect on such date of determination).
          “U.S. Loan” means any U.S. Revolving Credit Loan, U.S. Swing Loan or other loan made to the U.S. Borrower pursuant to the Agreement.
          “U.S. Loan Party” means the U.S. Borrower and each Restricted Subsidiary party to the Guarantee Agreement.
          “U.S. Maximum Credit” means, at any time, the lesser of (a) (i) the Revolving Credit Commitments in effect at such time minus (ii) the European Revolving Credit Outstandings at such time and (b) the U.S. Borrowing Base at such time.
          “U.S. Obligations” means, collectively, (a) the U.S. Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the U.S. Borrower to any Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest (including interest accruing after the maturity of the U.S. Loans made to the U.S. Borrower, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and interest that would accrue but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the U.S. Borrower or any other U.S. Loan Party under this Agreement or any other Loan Document and (b) all Cash Management Obligations of the U.S. Borrower and the other U.S. Loan Parties.

          “U.S. Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the U.S. Revolving Credit Loans, Letters of Credit and U.S. Swing Loans.
          “U.S. Revolving Credit Loan” has the meaning set forth in Section 2.01(a).
          “U.S. Revolving Credit Note” means a note substantially in the form of Exhibit F-3.
          “U.S. Revolving Credit Outstandings” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of its U.S. Revolving Credit Loans and its Ratable Portion of Letter of Credit Obligations and the U.S. Swing Obligations at such time.
          “U.S. Swing Borrowing” means a borrowing of a U.S. Swing Loan pursuant to Section 2.03(a).
          “U.S. Swing Loan” has the meaning set forth in Section 2.03(a).
          “U.S. Swing Loan Lender” means Citibank, or any other Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the U.S. Borrower, to act as the U.S. Swing Loan Lender hereunder, in each case, in its capacity as provider of U.S. Swing Loans hereunder.
          “U.S. Swing Loan Sublimit” means $25.0 million. The U.S. Swing Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
          “U.S. Swing Note” means a promissory note of the U.S. Borrower payable to the U.S. Swing Loan Lender or its registered assigns, in substantially the form of Exhibit F-4 hereto, evidencing the aggregate Indebtedness of such Borrower to such U.S. Swing Loan Lender resulting from the U.S. Swing Loans.
          “U.S. Swing Obligations” means, as at any date of determination, the aggregate principal amount of all U.S. Swing Loans outstanding.
          “VAT” means value added tax in accordance with (but subject to the derogations according to the VAT regulations of the member states) European Directive 2006/112/EC (replacing European Directive 77/388/EC) whether charged in a member state of the European Union or elsewhere and any other tax of a similar nature.
          “Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years

(calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
          “Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.
          “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary of the U.S. Borrower.
          “Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
          Section 1.02 Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Rate Borrowing”).
          Section 1.03 Terms Generally; Currency Translation; Accounting Terms; GAAP. (a) The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise or otherwise specified in any applicable Loan Document, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about”. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance or renew other Indebtedness, and such refinancing or renewal would cause the applicable Dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing or renewal, such Dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced or renewed and (y) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted by the definition of Permitted Refinancing (or in the case of a refinancing or renewal of the Indebtedness incurred under the Term Loan Credit Agreement, the Maximum Term Loan Amount)). For purposes of this Agreement and the other Loan Documents, unless the context otherwise requires, the word “foreign” shall refer to jurisdictions other than the United States, the States thereof and the District of Columbia.
               (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
               (c) All terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05(a).
               (d) For purposes of all determinations of Aggregate Available Credit, Aggregate Commitments, Aggregate Revolving Credit Outstandings, cash, Cash Equivalents, Eurocurrency Sublimit, European Available Credit, European Borrowing Base, European Maximum Credit, European Revolving Credit Outstandings, European Sublimit, European Swing Loan Obligations, European Swing Loan Sublimit, Excess Availability, Letter of Credit Obligations, Reimbursement Obligations, Requisite Lenders, Requisite Eurocurrency Lenders, Supermajority Lenders, U.S. Available Credit, U.S. Borrowing Base, U.S. Maximum Credit and U.S. Revolving Credit Outstandings (and the components of each of them), any amount in any currency other than Dollars shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such determination. For purposes of all calculations and determinations hereunder, and all certificates delivered hereunder, all amounts represented by such terms shall be expressed in Dollars or Dollar Equivalents.

          Section 1.04 Resolution of Drafting Ambiguities. The U.S. Borrower acknowledges and agrees, on behalf of itself and the other Loan Parties, that each of the Loan Parties was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
          Section 1.05 The Term “Borrower” or “Borrowers”.
               (a) Subject to Section 1.05(d) and unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each of the U.S. Borrower and the European Borrowers separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of all of them. Any notice, request, consent, report or other information or agreement delivered to the Administrative Agent, a Disbursement Agent or any other Lender by the U.S. Borrower, the European Borrowers or the Administrative European Borrower shall be deemed to be ratified by, consented to and also delivered by the U.S. Borrower and each of the European Borrowers. Subject to Section 1.05(d) and 2.06, each Borrower recognizes and agrees that each covenant and agreement of “Borrower” or “Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the U.S. Borrower and the European Borrowers, which may be enforced against Borrowers jointly or against the U.S. Borrower and each of the European Borrowers separately. Except as expressly set forth in this Agreement and the other Loan Documents and without limiting the terms of this Agreement and the other Loan Documents, security interests, assets and collateral shall extend to the properties, interests, assets and collateral of the U.S. Borrower and each of the European Borrowers. Similarly, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness of such entities, or any one of them, to any Lender, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual. Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by U.S. Borrower or European Borrowers to the Administrative Agent, a Disbursement Agent or a Collateral Agent, will be executed by the U.S. Borrower or the Administrative European Borrower, as applicable, on behalf of such U.S. Borrower or European Borrowers, or all of them, and that any such notice, request, consent, report or other information or agreement delivered to the Administrative Agent, a Disbursement Agent or a Collateral Agent, and executed by the U.S. Borrower or the Administrative European Borrower shall be deemed to be executed on behalf of such U.S. Borrower, all such European Borrowers, or all Borrowers, as applicable. The U.S. Borrower’s and each European Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any term or provision herein as to any other Borrower, (ii) any lack of perfection or continuing perfection or failure of priority of any security for the Obligations or any part of them, (iii) the absence of any attempt to collect the Obligations or any part of them from any Borrower or other action to enforce same, (iv) failure by any Agent or Secured Party to take any steps to perfect and maintain any Lien on, or to preserve any rights to, any Collateral, (v) any release of any other Borrower, any other Loan Party or any Collateral or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge or defense of any Borrower of, or provide a right of setoff against, any Borrower’s obligations hereunder.
               (b) Reserved.
               (c) Subject to Section 1.05(d) and unless otherwise specifically provided herein, all references to “European Borrower” or “European Borrowers” herein shall refer to and include each European Borrower separately and all representations of a “European Borrower” or the “European Borrowers” contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of all of them. Any notice, request, consent, report or other information or agreement delivered to the Administrative Agent, a Disbursement Agent or a Collateral Agent, or any other Lender by any European Borrower shall be deemed to be ratified by, consented to and also delivered by each other European Borrower. Subject to Section 1.05(d) and 2.06, each European Borrower recognizes and agrees that each covenant and agreement of a “European Borrower” or the “European Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the European Borrowers, which may be enforced against the European Borrowers, jointly or against each European Borrower separately. Security interests, assets and collateral shall extend to the properties, interests, assets and collateral of each European Borrower as set forth in the applicable Security Documents. Similarly, the terms “European Obligations” and “European Revolving Credit Outstandings” shall include, without limitation, all obligations, liabilities and indebtedness of such entities, or any one of them, to any Lender, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual. Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by the European Borrowers to the Administrative Agent, a Disbursement Agent or a Collateral Agent will be executed by the Administrative European Borrower on behalf of the European Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to the Administrative Agent, a Disbursement Agent or a Collateral Agent, and executed by the Administrative European Borrower shall be deemed to be executed by the Administrative European Borrower on behalf of all the European Borrowers. In addition, unless otherwise specified in this Agreement, the parties hereto anticipate that any advances made hereunder by any Lender to any European Borrower shall be disbursed directly to the Administrative European Borrower. Each European Borrower’s obligation to pay and perform the Obligations of any other European Borrower shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly (unless waived or amended) in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any term or provision herein as to any other Borrower, (ii) any lack of perfection or continuing perfection or failure of priority of any security for the Obligations or any part of them, (iii) the absence of any attempt to collect the Obligations or any part of them from any Borrower or other action to enforce same, (iv) failure by any Agent or Secured Party to take any steps to perfect and maintain any Lien on, or to preserve any rights to, any Collateral, (v) any release of any other Borrower, any other Loan

Party or any Collateral or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge or defense of any Borrower of, or provide a right of setoff against, any Borrower’s obligations hereunder.
               (d) Notwithstanding any other provision of this Agreement or any other Loan Document, including, without limitation, clause (a), (b) or (c) of this Section 1.05 and Sections 2.09(c), 2.12, 2.13 and 2.16, in no event shall any European Borrower be required to make any payment on (or make any payment on including, without limitation, under Section 5.20(e)), be liable or otherwise responsible for, directly or indirectly, as a primary obligor, guarantor, surety or otherwise, nor shall any of its assets constitute security for, any principal of, interest on or fee payable with respect to any U.S. Obligations. This provision is essential to the agreements set forth in this Agreement and the other Loan Documents.
ARTICLE II
THE CREDITS
          Section 2.01 The Revolving Credit Commitments.
               (a) U.S. Revolving Credit Loans. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans to the U.S. Borrower in Dollars (each such loan, a “U.S. Revolving Credit Loan”) from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding for all such U.S. Revolving Credit Loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however that at no time shall any Lender be obligated to make a U.S. Revolving Credit Loan to the U.S. Borrower in excess of such Revolving Credit Lender’s Ratable Portion of the U.S. Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of U.S. Revolving Credit Loans repaid may be reborrowed under this Section 2.01(a).
               (b) European Revolving Credit Loans. On the terms and subject to the conditions contained in this Agreement, each Eurocurrency Lender severally agrees to make loans to the European Borrowers in Euros or Sterling (each such loan, a “European Revolving Credit Loan”) from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date, in an aggregate principal Dollar Equivalent amount at any time outstanding for all such European Revolving Credit Loans by such Eurocurrency Lender not to exceed such Eurocurrency Lender’s Eurocurrency Sublimit; provided however that at no time shall any Lender be obligated to make a European Revolving Credit Loan to any European Borrower (or the U.S. Borrower or the Administrative European Borrower on behalf of a European Borrower) in excess of such Revolving Credit Lender’s Eurocurrency Ratable Portion of the European Available Credit. Within the limits of the Eurocurrency Sublimit of each Eurocurrency Lender, amounts of European Revolving Credit Loans repaid may be reborrowed under this Section 2.01(b).

          Section 2.02 Borrowing Procedures.
               (a) Each Revolving Credit Borrowing shall be made on notice given to the appropriate Disbursement Agent by the U.S. Borrower (or, in the case of European Revolving Credit Borrowings, the U.S. Borrower on behalf of the European Borrowers or the Administrative European Borrower) not later than 1:00 p.m. Local Time (i) one Business Day in the case of Borrowing of Base Rate Loans and (ii) three (3) Business Days in the case of Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Revolving Credit Borrowing. Each such notice shall be in substantially the form of Exhibit B-1 (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) the aggregate amount of such proposed Revolving Credit Borrowing, (C) in the case of a proposed Revolving Credit Borrowing denominated in Dollars, the portion of the proposed Revolving Credit Borrowing that will be of Base Rate Loans or Eurodollar Rate Loans and (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans. The European Revolving Credit Loans shall be made as Eurodollar Rate Loans. The U.S. Revolving Credit Loans shall be made as Base Rate Loans unless, subject to Sections 2.11, 2.14 and 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.03(a), if any Notice of Borrowing requests a Borrowing by the U.S. Borrower of Base Rate Loans, the U.S. Swing Loan Lender may make a Swing Loan available to the U.S. Borrower in an aggregate amount not to exceed such proposed Revolving Credit Borrowing, and the aggregate amount of the corresponding proposed Revolving Credit Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Revolving Credit Borrowing shall be in an aggregate amount of not less than $5.0 million (or €4.0 million in the case of any Eurodollar Rate Loan denominated in Euros or £3.0 million in the case of any Eurodollar Rate Loan denominated in Sterling) or $1.0 million, in the case of any Base Rate Loan, and, in an integral multiple of $1.0 million (or €1.0 million in the case of Eurodollar Rate Loans denominated in Euros or £1.0 million in the case of any Eurodollar Rate Loan denominated in Sterling) in excess thereof in the case of any Eurodollar Rate Loan and in an integral multiple of $100,000 in excess thereof in the case of any Base Rate Loan.
               (b) The appropriate Disbursement Agent shall give to each Lender in the applicable Facility prompt notice of such Disbursement Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are requested in such Notice of Borrowing, the applicable interest rate. Each such Lender shall, before 1:00 p.m. (Local Time) on the date of the proposed Borrowing, make available to the appropriate Disbursement Agent at its address for notice set forth in Section 9.01, in immediately available funds, such Lender’s Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 4.01) (i) on the Effective Date, of the applicable conditions set forth in Section 4.01 and (ii) at any time (including the Effective Date), of the applicable conditions set forth in Section 4.02, and after such Disbursement Agent’s receipt of such funds, such Disbursement Agent shall make such funds available to the U.S. Borrower or the Administrative European Borrower, as applicable.
               (c) Unless the applicable Disbursement Agent shall have received notice from a Lender in the applicable Facility prior to the date of any proposed Borrowing that such Lender will not make available to such Disbursement Agent such Lender’s Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, of such Borrowing (or any portion thereof), such Disbursement Agent may assume that such Lender has made such Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, available to such Disbursement Agent on the date of such Borrowing in accordance with this Section 2.02 and such Disbursement Agent may, in reliance upon such assumption, make available to the U.S. Borrower or the Administrative European Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, available to such Disbursement Agent, such Lender and the applicable Borrowers severally agree to repay to such Disbursement Agent forthwith on written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower (or to the U.S. Borrower on behalf of the applicable European Borrower or to the Administrative European Borrower on behalf of the applicable European Borrower) until the date such amount is repaid to such Disbursement Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the appropriate Disbursement Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrowers. Notwithstanding the foregoing, (i) except as set forth in clause (ii) of this sentence, the Borrowers shall be jointly and severally liable for the obligations of the Borrowers under this Section 2.02(c) and (ii) the European Borrowers shall only be liable under this Section 2.02(c) with respect to European Revolving Credit Loans.
               (d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in U.S. Swing Loans or European Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.
               (e) Each Eurocurrency Lender, may, at its option, make any Loan available to any European Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the European Borrowers to repay such Loan in accordance with the terms of this Agreement and that the interest payments with respect to such Loan can be made free of Belgian Withholding Taxes.
          Section 2.03 Swing Loans. (a) On the terms and subject to the conditions contained in this Agreement, the U.S. Swing Loan Lender shall make, in Dollars, loans (each a “U.S. Swing Loan”) otherwise available to the U.S. Borrower under the Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the U.S. Swing Loan Lender hereunder in its capacity as the U.S. Swing Loan Lender) not to exceed the U.S. Swing Loan Sublimit; provided, however, that at no time shall the U.S. Swing Loan Lender make any U.S.

Swing Loan in excess of the U.S. Available Credit at such time. Each U.S. Swing Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1.0 million. Each U.S. Swing Loan shall be a Base Rate Loan and must be repaid in full upon any Borrowing of U.S. Revolving Credit Loans hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of U.S. Swing Loans repaid may be reborrowed under this clause (a).
               (b) On the terms and subject to the conditions contained in this Agreement, the European Swing Loan Lender shall make, in Euros or Sterling, loans (each a “European Swing Loan”) otherwise available to the European Borrowers under the Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the European Swing Loan Lender hereunder in its capacity as the European Swing Loan Lender) not to exceed the European Swing Loan Sublimit; provided, however, that at no time shall the European Swing Loan Lender make any European Swing Loan in excess of the European Available Credit at such time. Each European Swing Loan shall be a Eurodollar Rate Loan. Each European Swing Loan shall be in an amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $1.0 million. Each European Swing Loan must be repaid in full upon any Borrowing of European Revolving Credit Loans hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (b), amounts of European Swing Loans repaid may be reborrowed under this clause (b).
               (c) In order to request a Swing Loan, the U.S. Borrower (or in the case of a European Swing Loan, the U.S. Borrower on behalf of the European Borrowers or the Administrative European Borrower) shall telecopy (or forward by electronic mail or similar means an electronic image scan transmission of a duly executed Swing Loan Request (as defined below)) to the appropriate Disbursement Agent a completed request in substantially the form of Exhibit B-2, setting forth the requested amount and date of such Swing Loan and, in the case of a European Swing Loan, the requested interest period for such European Swing Loan, which interest period shall be from one to seven days (a “Swing Loan Request”), to be received by the appropriate Disbursement Agent not later than 12:00 noon (Local Time) on the day of the proposed borrowing, in the case of a European Swing Loan, and not later than 1:00 p.m. (Local time) on the day of the proposed borrowing, in the case of a U.S. Swing Loan. The appropriate Disbursement Agent shall promptly notify the applicable Swing Loan Lender and the Administrative Agent of the details of the requested Swing Loan. Subject to the terms of this Agreement, the applicable Swing Loan Lender shall make a Swing Loan available to the appropriate Disbursement Agent and, in turn, such Disbursement Agent shall make such amounts available to the applicable Borrower (or to the U.S. Borrower on behalf of the applicable European Borrower or to the Administrative European Borrower on behalf of the applicable European Borrower) on the date set forth in the relevant Swing Loan Request (which date may be the same date as the Swing Loan Request). No Swing Loan Lender shall make any Swing Loan (other than a Protective Advance) in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 4.02 shall not on such date be satisfied, and ending when such conditions are satisfied. No Swing Loan Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied in connection with the making of any Swing Loan.
               (d) Each Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly (and may notify the Administrative Agent on a more frequent basis in its sole and absolute discretion), by no later than 10:00 a.m. (Local Time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.
               (e) Each Swing Loan Lender may demand at any time that each Lender in the applicable Facility pay to the Administrative Agent, for the account of such Swing Loan Lender, in the manner provided in clause (f) below, such Lender’s Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, of all or a portion of the outstanding Swing Loans made by such Swing Loan Lender, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.
               (f) The Administrative Agent shall forward each notice referred to in clause (d) above and each demand referred to in clause (e) above to each Lender in the applicable Facility on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (Local Time) on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders in the applicable Facility by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each such Lender’s Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, of the aggregate principal amount of the Swing Loans in the applicable Facility stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 4.02 and 2.01(a) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each such Lender shall, before 11:00 a.m. (Local Time) on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the applicable Swing Loan Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (g) below, be deemed to have made a Revolving Credit Loan to the U.S. Borrower (in the case of payments made in respect of U.S. Swing Loans) or the European Borrowers (in the case of payments made in respect of European Swing Loans). The Administrative Agent shall use such funds to repay the applicable Swing Loans to the applicable Swing Loan Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the applicable Swing Loan Lender, the U.S. Borrower shall repay such U.S. Swing Loans on demand and the European Borrowers shall repay such European Swing Loans on demand.
               (g) Upon the occurrence of an Event of Default under Section 7.01, each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (f) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, of such Swing Loan, by paying to the applicable Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (f) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the applicable Swing Loan Lender on such date, the applicable Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.
               (h) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Credit Loan pursuant to clause (f) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (g) above, the applicable Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion or, as the case may be, such Lender’s Eurocurrency Ratable Portion, of all payments of principal and interest received by the applicable Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (f) or (g) above.
          Section 2.04 Letters of Credit.
               (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the U.S. Borrower and for the account of the U.S. Borrower or any of the U.S. Borrower’s Restricted Subsidiaries one or more Letters of Credit for the account of the U.S. Borrower or its Restricted Subsidiaries from time to time on any Business Day during the period commencing on the Effective Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date (provided that, notwithstanding the foregoing, the Issuer may, in its sole discretion, elect to issue Letters of Credit at any time prior to the Scheduled Termination Date); provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v) and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:
                    (i) any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Effective Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Effective Date and that such Issuer in good faith deems material to it;

                    (ii) such Issuer shall have received any written notice of the type described in clause (d) below;
                    (iii) after giving effect to the Issuance of such Letter of Credit, (a) the aggregate Revolving Credit Outstandings would exceed the U.S. Maximum Credit at such time or (b) the aggregate U.S. Revolving Credit Outstandings would exceed the U.S. Borrowing Base at such time;
                    (iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Dollar Equivalent of the Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalent of the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;
                    (v) such Letter of Credit is requested to be denominated in any currency other than Dollars, Euros or Sterling except as may be approved by the Administrative Agent and the Issuer, each in their sole discretion; or
                    (vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.
None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit. Any Letter of Credit which has been or deemed Issued hereunder may be amended at any time at the request of the U.S. Borrower to reduce the amount outstanding thereunder.
               (b) In no event shall the expiration date of any Letter of Credit be (i) more than one year after the date of issuance thereof or (ii) later than the Scheduled Termination Date (unless, in the case of this clause (ii), the Borrowers comply with the following provisions of this clause (b)); provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, on or before the expiration of each such term and each such period, the U.S. Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal; and provided, further, that, for any Letter of Credit having an expiration date after the Scheduled Termination Date, the Borrowers agree to deliver to the Administrative Agent on or prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance acceptable to the Administrative Agent and issued by a bank reasonably acceptable to the Administrative Agent, and/or cash collateral in an amount equal to 103% of the maximum drawable amount of any such Letter of Credit and in the currency in which such Letter of Credit is denominated.

               (c) In connection with the Issuance of each Letter of Credit, the U.S. Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit B-3 (or forward by electronic mail or similar means an electronic image scan transmission of a duly executed Letter of Credit Request (as defined below)), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall specify (i) the Issuer of such Letter of Credit, if there is more than one Issuer, (ii) the currency of issuance and the face amount of the Letter of Credit requested (the Dollar Equivalent of which shall not, without the consent of the Administrative Agent, be less than $100,000 on the date of Issuance of such requested Letter of Credit), (iii) whether such Letter of Credit is a bank guarantee or letter or credit, (iv) the requested date of Issuance of such letter of credit, (v) the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, (vi) in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the last Business Day on which such notice can be given under the immediately preceding sentence.
               (d) Subject to the satisfaction (or waiver) of the conditions set forth in this Section 2.04, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the U.S. Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 4.02 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi) (A) above) are not on such date satisfied or waived and ending when such conditions are satisfied or waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied in connection with the Issuance of any Letter of Credit.
               (e) The U.S. Borrower agrees that, if requested by the Issuer of any Letter of Credit prior to the issuance of a Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.
               (f) Each Issuer shall comply with the following:
                    (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrowers of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);
                    (ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit

Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and
                    (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the U.S. Borrower a schedule of Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the U.S. Borrower or the Administrative Agent relating thereto.
               (g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion, in such Letter of Credit and the obligations of the U.S. Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.
               (h) The U.S. Borrower agrees to pay in immediately available Dollars to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the U.S. Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that any Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the U.S. Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) (directly or by application of the deemed Revolving Credit Loans described below in this clause (h)) or any such payment by the U.S. Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Credit Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Credit Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer in immediately available Dollars the amount of such Revolving Credit Lender’s Ratable Portion of such payment (or the Dollar Equivalent of such payment if such payment was made in any currency other than Dollars). If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such

Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 7.01(i) and notwithstanding whether or not the conditions precedent set forth in Sections 4.02 and 2.01 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Credit Loan to the U.S. Borrower in the principal amount of such payment. Whenever any Issuer receives from the U.S. Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.
               (i) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount in Dollars together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.
               (j) The U.S. Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:
                    (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
                    (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
                    (iii) the existence of any claim, set off, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                    (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
                    (v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit in the absence of gross negligence, bad faith or willful misconduct by the Issuer; and
                    (vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder other than gross negligence, bad faith or willful misconduct by the Issuer.
          Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not result in any liability of such Issuer to any Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.
               (k) On the Effective Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to this Section 2.04 at the request of the U.S. Borrower for the account of the Loan Parties set forth on Schedule 2.04 and subject to the provisions hereof, and for this purpose fees in respect thereof pursuant to Section 2.12(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.12(b)) as if such Existing Letters of Credit had been issued on the Effective Date, (ii) the Lenders set forth on Schedule 2.04, or their designated Affiliates who are Issuers, with respect to each such Existing Letter of Credit shall be deemed to be the Issuers with respect to such Existing Letters of Credit, (iii) such Letters of Credit shall each be included in the calculation of Letter of Credit Obligations, and (iv) all liabilities of the U.S. Borrower with respect to such Existing Letters of Credit shall constitute U.S. Obligations.

No Existing Letter of Credit converted in accordance with this Section 2.04(k) shall be amended, extended or renewed except in accordance with the terms hereof. Notwithstanding the foregoing, the U.S. Borrower shall not be required to pay any additional issuance fees with respect to the issuance of such Existing Letter of Credit solely as a result of such letter of credit being converted to a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.12(b) shall otherwise apply to such Existing Letters of Credit.
          Section 2.05 Reduction and Termination of the Revolving Credit Commitments.
          The U.S. Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders without premium or penalty other than any amount required to be paid by the Borrowers pursuant to Section 2.17; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5.0 million or an integral multiple of $1.0 million in excess thereof; and provided further that any such reduction shall, without further action on the part of any party hereto, (i) reduce the European Sublimit by a percentage equal to the percentage by which the Revolving Credit Commitments are reduced and (ii) reduce the unused portions of the Eurocurrency Sublimits of the Eurocurrency Lenders by a percentage equal to the percentage by which the Revolving Credit Commitments are reduced.
          Section 2.06 Repayment of Loans.
               (a) The U.S. Borrower promises to repay the entire unpaid principal amount of the U.S. Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.
               (b) The European Borrowers jointly and severally promise to repay the entire unpaid principal amount of the European Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof; provided that (1) the obligation of Flexsys to repay European Loans made to Solutia Europe shall be limited to the greater of (A) 90% of Flexsys’s net assets, as determined by reference to the financial statements most recently delivered for Flexsys, (B) the aggregate of outstanding European Loans made available to Flexsys, whether directly or through intercompany loans or capital contributions from Solutia Europe and (C) that part of the outstanding European Loans made available to Solutia Europe against Eligible European Inventory and Eligible European Trade Accounts Receivable owned by Flexsys and (2) the obligation of Solutia Europe to repay European Loans made to Flexsys shall be limited to the greater of (A) 90% of Solutia Europe’s net assets, as determined by reference to the financial statements most recently delivered for Solutia Europe, (B) the aggregate of outstanding European Loans made available to Solutia Europe, whether directly or through intercompany loans or capital contributions from Flexsys and (C) that part of the outstanding European Loans made available to Flexsys against Eligible European Inventory and Eligible European Trade Accounts Receivable owned by Solutia Europe.
          Section 2.07 Evidence of Debt.

               (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
               (b) The applicable Disbursement Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable and paid by the Borrowers to or for the account of each Lender hereunder and (iii) the amount of any sum received by such Disbursement Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.
               (c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or Disbursement Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
               (d) Notwithstanding any other provision of the Agreement, in the event that any Revolving Credit Lender requests that the Borrowers execute and deliver a promissory note or notes payable to such Revolving Credit Lender in order to evidence the Indebtedness owing to such Revolving Credit Lender by the Borrowers hereunder, the Borrowers shall promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Revolving Credit Lender evidencing the Revolving Credit Loans of such Revolving Credit Lender, substantially in the form of Exhibit F-1, Exhibit F-2, Exhibit F-3 and/or Exhibit F-4, as applicable.
          Section 2.08 Optional Prepayments.
          The Borrowers may prepay without premium or penalty the outstanding principal amount of the Revolving Credit Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by any Borrower other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amount owing pursuant to Section 2.17.
          Section 2.09 Mandatory Prepayments of Loans.
               (a) If at any time, the aggregate principal amount of the U.S Revolving Credit Outstandings exceeds the U.S. Maximum Credit at such time, the U.S. Borrower shall forthwith prepay the U.S. Swing Loans then outstanding first, to the extent of such excess, and then, if the U.S. Revolving Credit Outstandings still exceed the U.S. Maximum Credit, the U.S. Borrower shall prepay the U.S. Revolving Credit Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding U.S. Swing Loans and U.S. Revolving Credit Loans, the U.S. Borrower shall provide cash collateral for Letter of Credit Undrawn Amounts in the manner set forth in Section 7.04 in an amount equal to 103% of the sum of all Letter of Credit Undrawn Amounts.
               (b) If at any time, the aggregate principal amount of the European Revolving Credit Outstandings exceeds the European Maximum Credit at such time, the European Borrowers shall forthwith prepay the European Swing Loans then outstanding first, to the extent of such excess, and then, if the European Revolving Credit Outstandings still exceed the European Maximum Credit, the European Borrowers shall prepay the European Revolving Credit Loans then outstanding in an amount equal to such excess.
               (c) The Borrowers hereby irrevocably waive the right to direct, during a Liquidity Event Period (Cash Dominion) the application of all funds in the Cash Collateral Accounts and agrees that the Administrative Agent may and, upon the written direction of the Requisite Lenders or the Requisite Eurocurrency Lenders, as applicable, given at any time during such Liquidity Event Period (Cash Dominion), shall, except as provided in Section 2.13(g), (x) apply all payments in respect of any European Obligations and all available funds in the Cash Collateral Accounts of the European Loan Parties on a daily basis as follows: first, to repay the outstanding principal amount of the European Swing Loans until such European Swing Loans have been repaid in full; second, to repay the outstanding principal balance of the European Revolving Credit Loans until such European Revolving Credit Loans shall have been repaid in full; and then to any other European Obligation then due and payable and (y) apply all payments in respect of any U.S. Obligations and all available funds in the Cash Collateral Accounts of the U.S. Loan Parties on a daily basis as follows: first, to repay the outstanding principal amount of the U.S. Swing Loans until such U.S. Swing Loans have been repaid in full; second, to repay the outstanding principal balance of the U.S. Revolving Credit Loans until such U.S. Revolving Credit Loans shall have been repaid in full; third, to any other U.S. Obligation then due and payable; fourth, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 7.04 but only with respect to outstanding Letters of Credit that are not supported by “back-to-back” letters of credit as described in Section 7.04; fifth, to the ratable payment of all other U.S. Obligations owing by the U.S. Borrower; sixth, to repay the outstanding principal amount of the European Swing Loans until such European Swing Loans have been repaid in full; seventh, to repay the outstanding principal balance of the European Revolving Credit Loans until such European Revolving Credit Loans shall have been repaid in full and then to the ratable payment of all other Obligations owing by any Borrower; provided, however, that the appropriate Disbursement Agent may agree with each Borrower on procedures (that may involve changes in the allocation above) solely for the purpose of allocating, as long as there shall be no Event of Default, payments in one currency to the repayment of Obligations in such currency or in certain other currencies. Each Borrower consents to such application.
          Section 2.10 Interest.
               (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than Cash Management Obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

                    (i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin from time to time;
                    (ii) if a Eurodollar Rate Loan (other than a European Swing Loan), at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period, (B) the Applicable Margin in effect from time to time during such Interest Period for such Eurodollar Rate Loan and (C) (in the case of a Eurodollar Rate Loan of any Lender which is lent from an Applicable Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and
                    (iii) if a European Swing Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the interest period selected by the U.S. Borrower or Administrative European Borrower in the relevant Swing Loan Request (or if no such interest period was selected, an interest period of one to seven days, as selected by the European Swing Loan Lender in its sole discretion), (B) the Applicable Margin in effect from time to time during such interest period for such European Swing Loan, (C) (in the case of a European Swing Loan of any Lender which is lent from an Applicable Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost and (D) 0.25%.
               (b) Interest Payments.
                    (i) Interest accrued on each Base Rate Loan (including U.S. Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan;
                    (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months’ duration, (1) each day on which interest would have been payable had successive Interest Periods of three months’ duration been applicable to such Loan and (2) the date of any refinancing of such Loan with a Loan of a different Type, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan; and
                    (iii) interest accrued on the amount of all other Obligations shall be payable on written demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
Each Borrower hereby consents to the payment by the U.S. Swing Loan Lender and/or the European Swing Loan Lender of all scheduled payments of interest hereunder with proceeds of one or more Swing Loans made at the option of the Administrative Agent in accordance with the provisions of Section 2.13. The Administrative Agent shall provide the U.S. Borrower with prompt notice of any such payment by such Swing Loan Lender.
               (c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of a Default under Section 7.01(a) or (i) and for as long thereafter as such Default under Section 7.01(a) or (i) shall be continuing, (x) overdue principal (other than Cash Management Obligations) shall bear interest at the rate that would otherwise be applicable thereto pursuant to Section 2.10(a) plus 2.00% per annum and (y) overdue interest and other amounts shall bear interest at the rate described in Section 2.10(a)(i) applicable to a Base Rate Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment). Such interest shall be payable on written demand.
          Section 2.11 Conversion/Continuation Option.
               (a) The U.S. Borrower (or, with respect to European Revolving Credit Loans, the U.S. Borrower or the Administrative European Borrower) may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans in the same currency and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue Eurodollar Rate Loans (other than European Swing Loans) or any portion thereof as Eurodollar Rate Loans of the same currency for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $5.0 million (in the case of Dollar denominated Loans), €4.0 million (in the case of Euro denominated Loans) or £3.0 million (in the case of British Pound Sterling denominated Loans) or an integral multiple of $1.0 million, €1.0 million or £1.0 million in excess thereof. Each conversion or continuation of (x) U.S. Revolving Credit Loans shall be allocated among the Loans of each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Ratable Portion of such U.S. Revolving Credit Loans and (y) European Revolving Credit Loans shall be allocated among the Eurocurrency Lenders in accordance with such Eurocurrency Lenders’ Eurocurrency Ratable Portions of such European Revolving Credit Loans. Each such election shall be in substantially the form of Exhibit B-4 (a “Notice of Conversion or Continuation”) and shall be made by giving the applicable Disbursement Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion. Each Notice of Conversion or Continuation shall be irrevocable.
               (b) The applicable Disbursement Agent shall promptly notify each Lender in the applicable Facility of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, at any time at which an Event of Default shall have occurred and be continuing, (i) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans shall be permitted, (ii) no continuation in whole or in part of Eurodollar Rate Loans denominated in Dollars upon the expiration of any applicable Interest Period shall be permitted and (iii) no continuation in whole or in part of Eurodollar Rate Loans denominated in Euros or Sterling to Eurodollar Rate Loans with an Interest Period in excess of one month shall be permitted; provided that no continuation of, or conversion into, a Eurodollar Rate Loan shall be permitted if such continuation or conversion would violate any provision of Section 2.14 or Section 2.15. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the U.S. Borrower or the Administrative European Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall (i) in the case of Loans denominated in Dollars, be automatically converted to Base Rate Loans and (ii) in the case of Loans denominated in Euros or Sterling, be automatically converted to Eurodollar Rate Loans with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.
               (c) At any time after the occurrence and during the continuance of any Event of Default under Section 7.01(a), the Administrative Agent may (and upon the request of the Requisite Eurocurrency Lenders after the occurrence and during the continuance of any Event of Default under Section 7.01(a), or upon the acceleration of the European Loans pursuant to Section 7.03, the Administrative Agent shall) demand that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Eurocurrency Lenders, in the manner provided in clause (d) below, such Revolving Credit Lender’s Ratable Portion of the European Revolving Credit Outstandings at such time (or, in the case of a replacement of only some of the European Loans, the European Revolving Credit Outstandings at such time relating to such European Loans), which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount and interest of European Loans demanded to be paid.
               (d) Each demand referred to in clause (c) above shall be delivered to each Revolving Credit Lender (or, in cases where clause (c) above does not require a demand from the Requisite Eurocurrency Lenders, a similar notice prepared by the Administrative Agent), together with a statement prepared by the Administrative Agent setting forth in reasonable detail the European Revolving Credit Outstandings subject to such demand, and, whether or not the conditions set forth in Sections 4.02 and 2.01(a) shall be satisfied (which conditions the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such demand, make available to the Administrative Agent, in immediately available Dollars for the account of the Eurocurrency Lenders, its Ratable Portion of the European Revolving Credit Outstandings subject to such demand. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (e) below, be deemed to have made a U.S. Revolving Credit Loan to the European Borrowers owing such European Loans in the principal amount of such payment. The Administrative Agent shall forward such payments by the Revolving Credit Lenders (or cause such payments to be forwarded) to the Eurocurrency Lenders to repay the European Loans subject to such demand. To the extent that any Revolving Credit Lender fails to make such Ratable Portion available to the Administrative Agent for the account of the Eurocurrency Lender, the Borrowers agree to pay such Ratable Portion on demand in immediately available Dollars for the benefit of the Eurocurrency Lenders (as payment for the European Loans subject to such demand). As of the date of any such demand, the European Loans (together with any interest then accrued thereon) shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid hereunder, the Borrowers agree, as a separate and independent obligation, to pay to the Administrative Agent, for the account of any Eurocurrency Lender entitled thereto, any amounts to which any Eurocurrency Lender may be entitled to pursuant to Section 2.17 or Section 9.25 and which shall not otherwise have been repaid by the Revolving Credit Lenders pursuant to this Section 2.11.
          For the avoidance of doubt and not as a limitation on any other rights (including rights set forth in Section 2.16) of a Lender or Agent herein, in the event a Revolving Credit Lender is deemed to have made a U.S. Revolving Credit Loan to the European Borrowers pursuant to Section 2.11(c) or (d) (including any Eurocurrency Lender which is required to distribute any payment in respect of such U.S. Revolving Credit Loan to any Revolving Credit Lender pursuant to clause (f) of this Section 2.11) and any withholding or deduction from or in respect of any payment to such Revolving Credit Lender or to any Agent in respect of such U.S. Revolving Credit Loan is required pursuant to any applicable law, then, notwithstanding anything to the contrary herein, the Borrowers will, or will cause each relevant Loan Party to, (i) make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) promptly forward to the Administrative Agent at its address referred to in Section 9.01 an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the Administrative Agent for the account of such Revolving Credit Lenders or such Agents such additional amount or amounts as are necessary to ensure that the net amount actually received by each such Revolving Credit Lender or such Agent (as the case may be) after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.11(d)), will equal the full amount such Revolving Credit Lender or such Agent (as the case may be) would have received had no such withholding or deduction been required. In addition, the Borrowers will, and will cause each other Loan Party to, jointly and severally, indemnify each such Revolving Credit Lender or such Agent (as the case may be) for the full amount of any Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11(d)) paid by such Revolving Credit Lender or such Agent (as the case may be) and any liability (including for penalties, interest and reasonable and documented expenses) arising form or with respect to such payment, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.
               (e) Upon the occurrence of an Event of Default under Section 7.01(i), the European Revolving Credit Outstandings shall (other than for purpose of Section 2.17 and Section 9.25) automatically, immediately, and without notice of any kind, convert to Loans and other obligations made in Dollars and bearing interest at the rate applicable to Revolving Credit Loans bearing interest based on the Base Rate, whereupon each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each European Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (d) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of the European Revolving Credit Outstandings corresponding to such European Loan, by paying to the Administrative Agent for the benefit of the Eurocurrency Lenders on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such European Loan pursuant to clause (d) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the European Revolving Credit Outstandings in respect of such European Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Administrative Agent on such date, each Eurocurrency Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Base Rate. As of the date of any such Event of Default under Section 7.01(i), all European Loans and other European Revolving Credit Outstandings shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid hereunder, the Borrowers agree, as a separate and independent obligation, to pay to the Administrative Agent, for the account of any Eurocurrency Lender entitled thereto, any amounts to which any Eurocurrency Lender may be entitled to pursuant to Section 2.17 or Section 9.25 and which shall not have otherwise been paid by the Revolving Credit Lenders pursuant to this Section 2.11.
          For the avoidance of doubt and not as a limitation on any other rights (including rights set forth in Section 2.16) of a Lender or Agent herein, in the event a Revolving Credit Lender acquires an undivided participation in any European Loan pursuant to this clause (e) (including any Eurocurrency Lender which is required to distribute any payment in respect of such participation to any Revolving Credit Lender pursuant to clause (f) of this Section 2.11) and any withholding or deduction from or in respect of any payment to such Revolving Credit Lender or any Agent in respect of such participations is required pursuant to any applicable law, then, notwithstanding anything to the contrary herein, the Borrowers will, or will cause each relevant Loan Party to, (i) make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) promptly forward to the Administrative Agent at its address referred to in Section 9.01 an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the Administrative Agent for the account of such Revolving Credit Lenders or such Agents such additional amount or amounts as are necessary to ensure that the net amount actually received by each such Revolving Credit Lender or such Agent (as the case may be), after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.11(e)), will equal the full amount such Revolving Credit Lender or such Agent would have received had no such withholding or deduction been required. In addition, the Borrowers will, and will cause each other Loan Party to, jointly and severally, indemnify each such Revolving Credit Lender or such Agent (as the case may be) for the full amount of any Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11(e)) paid by such Revolving Credit Lender or Agent (as the case may be) and any liability (including for penalties, interest and reasonable and documented expenses) arising form or with respect to such payment, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.
               (f) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Credit Loan pursuant to clause (e) above with respect to any European Loan or (ii) purchases an undivided participation interest in an European Loan pursuant to clause (f) above, the Administrative Agent and each Eurocurrency Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal amount and interest received by the Administrative Agent or such Eurocurrency Lender on account of such European Loan in excess of those received pursuant to clause (d) or (e) above.
          Section 2.12 Fees.
               (a) Unused Commitment Fee. The U.S. Borrower agrees to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount, if any, by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Revolving Credit Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of U.S. Revolving Credit Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Commitment Fee”) from the Effective Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Effective Date and (y) on the Revolving Credit Termination Date. For the avoidance of doubt, solely for purposes of this Section 2.12(a), any U.S. Swing Loans outstanding shall be deemed to be a utilization of the Revolving Credit Commitment of the U.S. Swing Loan Lender in its capacity as a Revolving Credit Lender.
               (b) Letter of Credit Fees. The U.S. Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:
                    (i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, a fronting fee in Dollars equal to 0.125% of the Dollar Equivalent of the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter (for the immediately preceding calendar quarter), commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;
                    (ii) to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders in accordance with their Ratable Portions thereof, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Credit Loans that are Eurodollar Rate Loans on the Dollar Equivalent of the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter (for the immediately preceding calendar quarter), commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default under Section 7.01(a) or (i), such fee shall be increased by two percent (2.00%) per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) and shall be payable on written demand; and

                    (iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, customary and reasonable documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.
               (c) Additional Fees. The U.S. Borrower has agreed to pay to the Administrative Agent, CGMI, GSCP and DBSI additional fees, the amount and dates of payment of which are set forth in the Fee Letter.
               (d) Payment of Fees. Each Borrower hereby consents to the payment by the U.S. Swing Loan Lender and/or the European Swing Loan Lender of all fees payable hereunder (including fees payable under the Fee Letter) with proceeds of one or more Swing Loans made at the option of the Administrative Agent in accordance with the provisions of Section 2.13. The Administrative Agent shall provide the U.S. Borrower with prompt notice of any such payment by such Swing Loan Lender.
          Section 2.13 Payments and Computations.
               (a) Each Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (Local Time) on the day when due and payable, in the currency specified herein (or, if no such currency is specified, in Dollars) to the applicable Disbursement Agent at the applicable Disbursement Agent’s address referred to in Section 9.01 in immediately available funds without set-off or counterclaim. The applicable Disbursement Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders entitled thereto, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15, Section 2.16 or Section 2.17 shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the applicable Swing Loan Lender. Payments received by the applicable Disbursement Agent after 11:00 a.m. (Local Time) shall be deemed to be received on the next Business Day.
               (b) All computations of interest and of fees shall be made by the applicable Disbursement Agent on the basis of a year of 360 days with respect to Eurodollar Rate Loans and 365/366 days with respect to all other computations, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the applicable Disbursement Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
               (c) Unless otherwise expressly provided in this Agreement, each payment by a Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost or expense was incurred.

               (d) All repayments of any Revolving Credit Loans shall be applied as follows: first, to repay any such Revolving Credit Loans outstanding as Base Rate Loans and then, to repay any such Revolving Credit Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.
               (e) Unless the applicable Disbursement Agent shall have received notice from the U.S. Borrower to the Lenders prior to the date on which any payment is due by any Borrower hereunder that a Borrower will not make such payment in full, the Administrative Agent may assume that the applicable Borrower has made such payment in full to the Administrative Agent on such date and the applicable Disbursement Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have made such payment in full to the Administrative Agent, each Lender in the applicable Facility shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (in respect of European Loans, at the Overnight Rate, and in respect of all other amounts, at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the applicable Disbursement Agent.
               (f) Except for payments and other amounts received by the applicable Disbursement Agent and applied in accordance with the provisions of clause (g) or (h) below (or required to be applied in accordance with Section 2.09 or Section 5.20 and subject to Section 1.05(d), all payments and any other amounts received by the applicable Disbursement Agent in accordance with Section 2.08 shall be applied to the Obligations as the U.S. Borrower or Administrative European Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender that made such Swing Loans; payments in respect of European Revolving Credit Loans received by the Administrative Agent shall be distributed to each Eurocurrency Lender in accordance with such Eurocurrency Lender’s Eurocurrency Ratable Portion; payments in respect of U.S. Revolving Credit Loans received by the Administrative Agent shall be distributed to each applicable Revolving Credit Lender in accordance with such Revolving Credit Lender’s Ratable Portion of such U.S. Revolving Credit Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Revolving Credit Lenders, in proportion to their respective Ratable Portions and, subject to clause (i) below, for such payments allocated to the Lenders in any or all of the Facility, in proportion to their respective applicable Ratable Portions in such Facility or, as the case may be, in proportion to their respective applicable Eurocurrency Ratable Portions.
               (g) To the fullest extent permitted by Requirements of Law, each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that during the continuance of an Event of Default, notwithstanding the provisions of Section 2.09, Section 5.20 and clause (f) above (but subject to clause (h) below and subject to Section 1.05(d)), the Administrative Agent, the Collateral Agent and the European Collateral Agent may, and upon the written direction of the Requisite Lenders or upon the acceleration of the Obligations pursuant to Section 7.02 or Section 7.03, shall deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any Obligations and all funds on deposit in (or funds received from) any Cash Collateral Account and all other proceeds of Collateral of such Borrower in the following order:
                    (i) first, to pay interest on and then principal of any portion of the U.S. Revolving Credit Loans (or, if such Borrower is a European Borrower, the European Revolving Credit Loans) that the Administrative Agent or any Disbursement Agent may have advanced on behalf of any Lender for which the Administrative Agent or such Disbursement Agent has not then been reimbursed by such Lender or any Borrower;
                    (ii) second, to pay U.S. Obligations in respect of any expense reimbursements or indemnities and Facility Cash Management Obligations then due to the Administrative Agent or any Disbursement Agent by the U.S. Borrower (or, if such Borrower is a European Borrower, to pay European Obligations in respect of any expense reimbursements or indemnities or Facility Cash Management Obligations then due to the Administrative Agent or any Disbursement Agent by any European Borrower);
                    (iii) third, to pay U.S. Obligations in respect of any expense reimbursements or indemnities and Facility Cash Management Obligations then due to the Lenders and the Issuers by the U.S. Borrower (or, if such Borrower is a European Borrower, pay European Obligations in respect of any expense reimbursements or indemnities or Facility Cash Management Obligations then due to the Lenders and the Issuers by any European Borrower);
                    (iv) fourth, to pay U.S. Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers by the U.S. Borrower (or, if such Borrower is a European Borrower, to pay European Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers by any European Borrower);
                    (v) fifth, to pay interest then due and payable in respect of the U.S. Loans and Reimbursement Obligations (or, if such Borrower is a European Borrower, in respect of the European Loans);
                    (vi) sixth, if such Borrower is the U.S. Borrower, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 7.04 but only with respect to outstanding Letters of Credit that are not supported by “back-to-back” letters of credit as described in Section 7.04;
                    (vii) seventh, to pay or prepay principal amounts on the U.S. Loans and Reimbursement Obligations (or, if such Borrower is a European

Borrower, to pay or prepay principal amounts on the European Loans), ratably to the aggregate principal amount of such Loans and Reimbursement Obligations;
                    (viii) eighth, to the ratable payment of all other U.S. Obligations owing by the U.S. Borrower or any U.S. Loan Party (or, if such Borrower is a European Borrower, European Obligations owing by any European Borrower or European Loan Party);
                    (ix) ninth, (1) if such Borrower is the U.S. Borrower, to the ratable payment of all other Obligations owing by any Borrower and (2) if such Borrower is a European Borrower and any Obligations of the U.S. Borrower remain outstanding, to the payment of any Indebtedness owing by any European Loan Party to any U.S. Loan Party;
                    (x) tenth, if such Borrower is a “Loan Party” (as such term is defined in the Term Loan Credit Agreement), prior to a Discharge of Term Loan Obligations (as such term is defined in the Intercreditor Agreement), to the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties; and
                    (xi) eleventh, any excess to the applicable Borrower or as otherwise directed by a court of competent jurisdiction;
          provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i) through (ix) above the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of the Administrative Agent’s, each Disbursement Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are paid in full and then to repay the Revolving Credit Loans.
               (h) The Administrative Agent reserves the right to apply against the repayment of any Obligations under the Revolving Credit Facility owing in any currency, any repayment and other amounts that may be applied in accordance with other provisions of this Agreement to repay such Obligations, regardless of the currency in which such repayments and amounts were received or are held.
               (i) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Credit Loans and Protective Advances may be paid from the proceeds of Swing Loans or Revolving Credit Loans. Each Borrower hereby authorizes the Swing Loan Lenders to make such Swing Loans pursuant to Section 2.03 and the Revolving Credit Lenders to make such Revolving Credit Loans pursuant to Section 2.02(a) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Credit Loans and Protective Advances, and further authorizes the Administrative Agent to give the

Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Credit Loans and to distribute the proceeds of such Swing Loans and Revolving Credit Loans to pay such amounts. Each Borrower agrees that all such Swing Loans and Revolving Credit Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 4.02, which conditions the Lenders irrevocably waive, including, without limitation, without any deemed re-making of representations and warranties)) and directs that all proceeds thereof shall be used to pay such amounts.
          Section 2.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Rate Loans shall no longer be unlawful, (b) such Lender’s U.S. Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) to the extent unlawful to maintain existing European Loans, upon demand from such Lender (with a copy to the Administrative Agent), the European Borrowers shall prepay such Lender’s European Loans, if any.
          Section 2.15 Requirements of Law. (a) If at any time any Lender reasonably determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender for agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the U.S. Borrower (if such Loans are U.S. Loans) or the European Borrowers (if such Loans are European Loans) shall from time to time, within 20 days of written demand therefor by such Lender (with a copy of such written demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, showing in reasonable detail the basis for the calculation thereof, submitted to the U.S. Borrower or the Administrative European Borrower, as applicable, and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Such Lender shall promptly notify the Administrative Agent and the U.S. Borrower or the Administrative European Borrower, as applicable, in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender within 20 days of such U.S. Borrower or Administrative European Borrower’s receipt of such written notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.
               (b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other

Governmental Authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender (or a holding company controlling such Lender) and such Lender reasonably determines that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of the Loans made by it is reduced to a level below that which such Lender (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon written notice from time to time by such Lender to the U.S. Borrower or the Administrative European Borrower, as applicable, the U.S. Borrower (or the European Borrowers, if such Lender is a Eurocurrency Lender) shall, within 20 days of such U.S. Borrower or Administrative European Borrower’s receipt of such notice, pay directly to such Lender additional amounts sufficient to compensate such Lender (or its holding company) for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it shall deem applicable.
          Section 2.16 Taxes. (a) Subject to Section 2.16(g) and 2.16(l), any and all payments by any Loan Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties, or withholdings of any nature whatsoever and all liabilities (including for penalties, interests and reasonable expenses) arising therefrom or with respect thereto, but excluding (i) taxes imposed on or measured by the recipient’s net income or net profits (including branch profits or similar taxes imposed in lieu of net income taxes), and franchise taxes imposed in lieu of net income taxes, by a jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent (as the case may be) is organized or, in the case of a Lender, has its applicable lending office, and (ii) any U.S. withholding taxes imposed on amounts payable to a Lender under the Loan Documents under laws (including any statue, treaty or regulation) in effect on the date hereof (or, in the case of (x) an assignee, the date of the relevant Assignment and Assumption, but not excluding U.S. withholding taxes to the extent that its assignor was entitled at the date of the Assignment and Assumption to receive additional amounts from any Borrower with respect to such U.S. withholding taxes and (y) a successor Agent, the date of the appointment of such Agent, but not excluding U.S. withholding taxes to the extent that the predecessor Agent was entitled at the date of the appointment to receive additional amounts from any Borrower with respect to such U.S. withholding taxes), but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the date such Lender becomes a party hereto (or the date of such Assignment and Assumption or the date of such appointment as the case may be) (such non-excluded items being called “Indemnified Taxes”). In the event that any withholding or deduction from or in respect of any payment under any Loan Document is required in respect of any Indemnified Taxes pursuant to any applicable law then the Borrowers will, or will cause each relevant Loan Party to, (i) make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) promptly forward to the Administrative Agent at its address referred to in Section 9.01 documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority and (iii) pay to the Administrative Agent for the account of the Lenders and the Agents such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or Agent (as the case may be), after making all required withholdings and deductions

(including withholdings and deductions applicable to additional sums payable under this Section 2.16), will equal the full amount such Lender or Agent (as the case may be) would have received had no such withholding or deduction been required.
               (b) In addition, the Borrowers will, and will cause each relevant Loan Party to, pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage, recording or similar taxes, charges or similar levies of any jurisdiction, and all liabilities (including for penalties, interest and reasonable expenses) arising therefrom or with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
               (c) The Borrowers will, and will cause each other Loan Party to, jointly and severally, indemnify each Lender and each Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or Agent (as the case may be) and any liability (including for penalties, interest and reasonable and documented expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legal asserted. In addition, the Borrowers will, and will cause each other Loan Party to, jointly and severally, indemnify each Lender and each Agent, upon the written request of such Lender or Agent, for taxes imposed on or measured by the net income of such Person, as such Person shall reasonably determine are or were payable by such Person, in respect of amounts payable to such Person pursuant to this Section 2.16 taking into account the amount of Indemnified Taxes that are (x) allowed as a deduction in determining taxes imposed on or measured by the net income or allowed as a credit against any taxes imposed on or measured by net income and (y) payable to such Person pursuant to this Section 2.16. This indemnification shall be made within 20 days after the date such Lender or Agent (as the case may be) makes written demand therefore. Such written demand shall set forth the amount of such indemnification, and shall be presumed to be correct in the absence of manifest error. The Borrowers or other relevant Loan Party shall not be obligated to make a payment to any Lender or Agent pursuant to this Section 2.16 in respect of any penalties, interest and other liabilities attributable to any Indemnified Taxes and Other Taxes if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender or Agent. After a Lender or an Agent receives notice of the imposition of the Indemnified Taxes or Other Taxes that are subject to this Section, such Lender or Agent will act in good faith to promptly notify the U.S. Borrower of the obligations of the Borrowers thereunder; provided, that the failure to provide such notice shall not relieve the Borrowers of the U.S. Borrower’s obligation to indemnify such Lender or Agent pursuant to this Section 2.16. For purposes of this Section 2.16, a distribution hereunder by the Administrative Agent to or for the account of any Lender or Agent shall be deemed a payment by the Borrowers or such other relevant Loan Party. For the avoidance of doubt, any amount payable by the Borrowers or each relevant Loan Party pursuant to this Section 2.16(c) shall not be duplicative of any amounts otherwise payable by the Borrowers or such relevant Loan Party pursuant to Section 2.16(a) or 2.16(b).
               (d) As soon as practicable after the date of any payment of Indemnified Taxes or Other Taxes by any Loan Party pursuant to this Section 2.16, the Borrowers will, or will cause the relevant Loan Party to, furnish to the Administrative Agent, at its address referred to in Section 9.01,evidence of such payment reasonably satisfactory to the Administrative Agent. If any Borrower or other relevant Loan Party fails to remit to the Administrative Agent, for the account of the respective Lenders and Agents, such documentary evidence, the Borrowers shall indemnify the Lenders and Agents for any incremental taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) that may become payable by any Lender or Agent as a result of any such failure.
               (e) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Borrowers contained in this Section 2.16 shall survive the payment in full of the Obligations and the termination of this Agreement.
               (f) Prior to the date hereof in the case of each Non-U.S. Lender that is a signatory hereto (and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of an assignee) and from time to time thereafter if reasonably requested by the U.S. Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such U.S. tax at a reduced rate under an applicable tax treaty, shall provide, if legally able to do so, the Administrative Agent and the U.S. Borrower with two completed signed originals of the following: (i) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (iii) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit K, or any other form approved by the Administrative Agent and the U.S. Borrower, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of United States Internal Revenue Service Form W-8BEN or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Each Non-U.S. Lender shall also provide to each of the U.S. Borrower and the Administrative Agent two completed copies of the relevant forms (or successor forms), certificates or documents described in clauses (i) through (iv) of the immediately preceding sentence (x) promptly upon request prior to the date that the most recent form, certificate or document previously provided expires or becomes obsolete and (y) promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, in each case, if legally able to do so, certifying that such Non-U.S. Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments made under any Loan Document or to or for such Non-U.S. Lender, unless a change in law (including any change in treaty or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Non-U.S. Lender from duly completing and delivering any documentation with respect to it. Unless the U.S. Borrower and the Administrative Agent have received, prior to making any payments under any Loan Document to or for a Non-U.S. Lender, forms or other documents satisfactory to them indicating that such payments are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold U.S. withholding taxes required to be withheld by applicable Requirements of Law from such payments at the applicable U.S. statutory rate.
               (g) Each Lender and the Administrative Agent that is a Domestic Person and that is not an “exempt recipient” (as defined in Treasury Regulations Section 1.6049-4(c)) with respect to which no back-up withholding is required shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and the Administrative Agent that is a signatory hereto, and on or prior to the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each assignee (and on or prior to the date on which a successor Administrative Agent becomes the Administrative Agent), provide to the U.S. Borrower and the Administrative Agent two complete copies or Form W-9 (certifying that such Person is entitled to an exemption from U.S. backup withholding tax) or any successor from. Each of such Lender and the Administrative Agent shall also provide to each of the U.S. Borrower and the Administrative Agent two completed copies of the relevant forms (or successor forms) in the immediately preceding sentence (x) promptly upon request by the U.S. Borrower or the Administrative Agent prior to the date that the most recent form, certificate or document previously provided expires or become obsolete and (y) promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, in each case, if legally able to do so, certifying that such Lender or the Administrative Agent is entitled to an exemption from U.S. backup withholding tax unless a change in law (including any change in treaty or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Lender or Administrative Agent from duly completing and delivering any documentation with respect to it.
               (h) For any period (or portion of a period) with respect to which any Lender has failed to comply with Section 2.16(e) or Section 2.16(f), such Lender shall not be entitled to indemnification under Section 2.16(a) or Section 2.16(c) of any Indemnified Taxes or Other Taxes imposed for such period (or portion of a period) by reason of such failure.
               (i) If the Administrative Agent or a Lender determines, in its good faith discretion, that it has received a refund in respect of any Indemnified Tax or Other Taxes with respect to which any Borrower has paid additional amount pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or other relevant Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of such Lender or Administrative Agent, agrees to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

               (j) Prior to the date a Loan is made available to a European Borrower, in the case of each Eurocurrency Lender that is a signatory hereto or of an Affiliate of such Eurocurrency Lender (and on the date of the Assignment and Assumption pursuant to which it acquires the rights and obligations of a Eurocurrency Lender in the case of an assignee), and from time to time thereafter if requested by the relevant Governmental Authority, each Eurocurrency Lender or Affiliate of a Eurocurrency Lender, as applicable, shall provide the Administrative European Borrower with a completed signed Tax Status Certificate. Each Eurocurrency Lender or Affiliate of a Eurocurrency Lender, as applicable, shall promptly inform the Administrative European Borrower and the Administrative Agent if the Tax Status Certificate no longer reflects the status of such Eurocurrency Lender or Affiliate of a Eurocurrency Lender, unless the change in such Eurocurrency Lender’s or its Affiliate’s status is due to any change in any law or Treaty, or any published practice or concession of any relevant taxing authority.
               (k) Unless prior to making payments with respect to any Loan to or for a Eurocurrency Lender or an Affiliate of a Eurocurrency Lender, as applicable, the Administrative European Borrower and the Administrative Agent have received a Tax Status Certificate and have not been informed that the Tax Status Certificate is no longer accurate (excluding however any change in such Eurocurrency Lender’s status or such Affiliate’s status, due to any change in any law or Treaty, or any published practice or concession of any relevant taxing authority, but for the avoidance of doubt, including any change in such Eurocurrency Lender’s status or such Affiliate’s status due to its non-compliance with rules and regulations governing its activities as a “Credit Institution”), the Loan Parties and the Administrative Agent may make a deduction for Belgian Withholding Tax at the standard Belgian statutory rate applicable for such payments.
               (l) A Belgian-resident Loan Party shall not be required to make an increased payment to a Eurocurrency Lender or an Affiliate of a Eurocurrency Lender under paragraph (a) above for Belgian Withholding Tax on a payment of interest under any Loan Document, if on the date on which the payment falls due:
               (i) the relevant European Borrower has made a deduction for Belgian Withholding Tax pursuant to Section 2.16(k), provided that such deducted Belgian Withholding Tax will be promptly reimbursed to such Eurocurrency Lender or Affiliate thereof upon actual fulfilment by such Eurocurrency Lender or Affiliate of its obligations under Section 2.16(j) if such deducted Belgian Withholding Tax has not yet been mentioned in a return and/or remitted to the relevant Governmental Authority; or
               (ii) in the case of a payment to a Eurocurrency Lender, or an Affiliate of a Eurocurrency Lender, as applicable, the payment could have been made without such withholding or deduction if the Eurocurrency Lender was a Belgian Qualifying Lender, but on that date the Eurocurrency Lender has ceased to be a Belgian Qualifying Lender other than as a result of any change in any law or Treaty, or any published practice or concession of any relevant taxing authority, after the date it became a Eurocurrency Lender under this Agreement, but for the avoidance of doubt, including any change in such Eurocurrency Lender’s status or such Affiliate’s status due to its non-compliance with rules and regulations governing its activities as a “Credit Institution”.
               (m) All amounts set out, or expressed to be payable under a Loan Document by any party to a party other than a Loan Party (a “Finance Party”) which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to the below, if VAT is chargeable on any supply made by any Finance Party to any party under a Loan Document, that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party). If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any party (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT and the Recipient will promptly pay to the Relevant Party an amount equal to any effectively obtained credit or repayment from the relevant Governmental Authority which it reasonably determines relates to the VAT chargeable on that supply. Where a Loan Document requires any party to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant Governmental Authority in respect of the VAT.
          Section 2.17 Indemnity. The U.S. Borrower (or the European Borrowers, in the case of losses, expenses and liabilities of Eurocurrency Lenders) shall compensate each Lender, within 20 days after written demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the U.S. Borrower or European Borrowers, as applicable, but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (a) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or any notice of conversion or continuation of any Loans delivered by the U.S. Borrower or Administrative European Borrower pursuant to Sections 2.02, 2.11 or otherwise, or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (b) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.09) on a date that is not the last day of the applicable Interest Period, (c) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.14 or otherwise or (d) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making written demand for such compensation shall deliver to the U.S. Borrower concurrently with such written demand a written statement as to such losses, expenses and liabilities (which shall include calculations in reasonable detail), and such statement shall, in the absence of manifest error, be conclusive as to the amount of compensation due to such Lender and binding on the Borrowers.
          Section 2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender, it will, if requested by the U.S. Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Sections 2.14, 2.15 and 2.16.
          Section 2.19 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to such Borrower in the amount of such participation.
          Section 2.20 Assignment of Commitments Under Certain Circumstances. In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or any Borrower shall be required to make additional payments to any Lender under Section 2.16 (each, an “Increased Cost Lender”) or (b) subject to the terms and conditions of Section 9.08(f), in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof described in Section 9.08(f) with respect to which the consent of the Requisite Lenders or the Supermajority Lenders is obtained but the required consent of such Lender is not obtained (such Lender, a “Non-Consenting Lender”); then, with respect to each such Increased Cost Lender and each such Non-Consenting Lender (each, a “Terminated Lender”), the U.S. Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (which approval shall not be unreasonably withheld), and such Terminated Lenders hereby agree to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Borrowers shall pay to each affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder. Each Lender agrees that, if it becomes a Terminated Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, however, that the failure of any Terminated Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          Section 2.21 Notice of Certain Costs. Notwithstanding anything to the contrary contained in Section 2.15 of this Agreement, to the extent any notice required by Section 2.15 is given by any Lender more than 180 days after such Lender has actual knowledge of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.15 for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the U.S. Borrower.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, each Borrower hereby makes the representations and warranties set forth in this Article III on and as of the Effective Date (after giving effect to the Transactions), on and as of each date as required by Section 4.02(b)(i) and on and as of each other date required by Section 5.21 or Schedule 5.21:
          Section 3.01 Organization, etc. (a) Each Loan Party and each of its Restricted Subsidiaries is a corporation or other form of legal entity, duly organized or incorporated, as the case may be, and validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization or incorporation, as the case may be, except, in the case of a Non-Guarantor Restricted Subsidiary, to the extent the failure to be so organized or incorporated, existing and in good standing could not reasonably be expected to have a Material Adverse Effect; (b) each Loan Party and each of its Restricted Subsidiaries, except in the case of any Immaterial Restricted Subsidiary, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and to own and operate its Property or hold under lease its Property operated under lease; (c) each Loan Party and each of its Restricted Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation, foreign limited liability company, foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (d) each Loan Party has full corporate or other organizational power and authority to and holds all requisite material licenses, permits and other approvals of Governmental Authorities to enter into and perform its obligations under each Loan Document to which it is a party; and (e) each Loan Party and each of its Restricted Subsidiaries has full corporate or other organizational power and authority to and holds all requisite material licenses, permits and other approvals of Governmental Authorities to, own or hold under lease its Property and to conduct its business as currently conducted by it, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          Section 3.02 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (including the execution, delivery and performance by the Borrowers of this Agreement), the borrowing of the Loans and requesting the Issuance of Letters of Credit and the use of the proceeds thereof and the consummation of each of the other Transactions are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, limited liability company, partnership or comparable and, if required, stockholder, action, as the case may be, and do not and will not:
               (a) contravene the Organizational Documents of any Loan Party or any of its respective Restricted Subsidiaries;
               (b) contravene any material Requirement of Law;
               (c) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default or event of default or an acceleration of any rights or benefits under, any Material Indebtedness or any other indenture, agreement or other instrument binding upon any Loan Party or any of its respective Restricted Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; or
               (d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party, except (i) Liens securing the intercompany note pledged to the Collateral Agent and issued by Solutia Europe in connection with the Permitted Restructuring, in each case as described on Schedule 5.21, and (ii) Liens created under the Loan Documents and the Term Loan Documents.
          Section 3.03 Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery or performance by any Loan Party of any Loan Document (including the due execution, delivery and performance by the Borrowers of this Agreement), the borrowing of the Loans and the use of the proceeds thereof, the issuance of the Letters of Credit and the consummation of each of the other Transactions except such as have been obtained or made and are in full force and effect and except the filings necessary to perfect Liens under the Security Documents referred to in Section 3.21. No Loan Party or any of its respective Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.
          Section 3.04 Validity, etc. Each Loan Document delivered on the Effective Date has been duly executed and delivered by each Loan Party party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof by such Loan Party, constitute, the legal, valid and binding obligation of each such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          Section 3.05 Financial Information. (a) The consolidated balance sheets of the U.S. Borrower and its Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flow, as of and for the 2004, 2005 and 2006 Fiscal Years, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP except to the extent provided in the notes to said financial statements, and present fairly in all material respects the consolidated financial condition of the U.S. Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.
               (b) The unaudited interim consolidated balance sheets of the U.S. Borrower and its Subsidiaries and the related unaudited interim consolidated statements of income, stockholders’ equity and cash flow, as of and for the Fiscal Quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements, and on a basis consistent with audited financial statements referred to in Section 3.05(a), and present fairly in all material respects the consolidated financial condition of the U.S. Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of notes).
               (c) As of the Effective Date, except as disclosed in the financial statements referred to above or the notes thereto or on Schedule 3.05, none of the U.S. Borrower or its Restricted Subsidiaries has any material Indebtedness, accrued, contingent, absolute, determined, determinable or other liabilities or unrealized losses.
          Section 3.06 No Material Adverse Effect. Since December 31, 2006, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

          Section 3.07 Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened, litigation, action or proceeding affecting the U.S. Borrower or any of its Restricted Subsidiaries, or any of their respective operations, properties, businesses or assets, or any of the Transaction Documents or the ability of the parties to consummate the Transactions and the other transactions contemplated hereby, (i) which has a reasonable likelihood of adverse determination and, if determined adversely, in the case of the U.S. Borrower and its Restricted Subsidiaries, could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the Transactions or any of the other transactions contemplated hereby or thereby.
          Section 3.08 Compliance with Laws and Agreements. None of the Loan Parties or any of their respective Restricted Subsidiaries has violated, is in violation of or has been given written notice of any violation of any Requirement of Law (other than Environmental Laws, which are the subject of Section 3.14) or has violated, is in violation of or default under, or has been given written notice of any violation of or default under, any and all indentures, agreements and other instruments binding upon it or its property, except, in each case, for any such violations or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          Section 3.09 Ownership of Subsidiaries. (a) As of the Effective Date, Schedule 3.09(a) sets forth the legal name and jurisdiction of organization of, the number of each class of authorized Equity Interests of, the number of each class of outstanding Equity Interests of, and the number of Equity Interests covered by outstanding options, warrants, rights of conversion or purchase and similar rights in respect of such Equity Interests of each Subsidiary of the U.S. Borrower and identifies each Subsidiary that is a Loan Party and each Subsidiary that is an Excluded Subsidiary, in each case as of the Effective Date. All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable (to the extent applicable), and, except as set forth on Schedule 3.09(a),other than the Equity Interests of the U.S. Borrower, are owned by the U.S. Borrower, directly or indirectly through Wholly Owned Restricted Subsidiaries.
               (b) As of the Effective Date, except as set forth on Schedule 3.09(b), all Equity Interests of each Restricted Subsidiary (other than Loan Parties) are duly and validly issued and are fully paid and non-assessable (to the extent applicable) and are owned by the U.S. Borrower or directly or indirectly through Wholly Owned Restricted Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under any Security Document. The Equity Interests of each Restricted Subsidiary held, directly or indirectly, by the U.S. Borrower are owned, directly or indirectly, by the U.S. Borrower free and clear of all Liens other than Liens permitted by Sections 6.02(i), (v), (ix) or (xviii). There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of the U.S. Borrower or its Restricted Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests, or that require the issuance or sale of any such Equity Interests, except as set forth on Schedule 3.09(b).

               (c) Other than consents which have been obtained and are in full force and effect, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or second priority status (subject in priority only to the Liens of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents, the creation, perfection or priority status (subject in priority only to any Liens of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties) of the security interest of the European Collateral Agent in any Equity Interests pledged to the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10 or the exercise by the Collateral Agent or the European Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.
          Section 3.10 Ownership of Properties. (a) Each of the U.S. Borrower and its Restricted Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material Properties (including all Mortgaged Properties) except for minor defects in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted at such Property or to utilize each Property for its intended purpose. All such Properties are free and clear of Liens, other than Permitted Liens. The property of the U.S. Borrower and its Restricted Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted) in all material respects and (ii) except as could not reasonably be expected to have a Material Adverse Effect, constitutes all the property which is required for the business and operations of the U.S. Borrower and its Restricted Subsidiaries as presently conducted. The use by each of the U.S. Borrower and its Restricted Subsidiaries of their material Properties and all their respective rights with respect to the foregoing do not infringe on the rights of any Person, except such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been made and remains outstanding that any of the U.S. Borrower’s or any of its Restricted Subsidiaries’ use of any of their respective Properties violates the rights of any third party which could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, except as set forth on Schedule 3.10(a), no Loan Party is obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any material Properties. The representations and warranties set forth in this Section 3.10(a) shall not apply to Intellectual Property, the representations and warranties of which are addressed separately in Section 3.11.
               (b) As of the Effective Date, Schedule 3.10(b) contains a true and complete list of each parcel of Real Property (i) owned by any Loan Party with a fair market value in excess of $500,000 as of the date hereof and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, where the aggregate annual rent, as of the Effective Date, with respect to such Property is in excess of $100,000 (the “Leased Real Property”), as of the date hereof and describes the type of interest therein held by such Loan Party.

               (c) Each of the U.S. Borrower and its Restricted Subsidiaries has complied with all obligations under all leases with respect to the Leased Real Property to which it is a party, and all such leases are in full force and effect, and no default by any Loan Party party to such leases (and to the knowledge of the applicable Loan Party, by any other party thereto) exists, except such noncompliance, failure to be in full force and effect and defaults which could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each of the U.S. Borrower and its Restricted Subsidiaries enjoys in all material respects peaceful and undisturbed possession under all such leases.
               (d) As of the Effective Date, no Loan Party or any of its respective Restricted Subsidiaries has received any written notice of, or has any actual knowledge of, any pending or contemplated Taking affecting all or any portion of its Property or any sale or disposition thereof in lieu of a Taking that remains unresolved as of the Effective Date. No Mortgage encumbers improved Real Property that is located in an area that is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) unless flood insurance available under the National Flood Insurance Act of 1968 has been obtained in accordance with Section 5.04.
          Section 3.11 Intellectual Property. Each of the U.S. Borrower and its Restricted Subsidiaries owns, is licensed or otherwise has the right to use, all Intellectual Property necessary for the present conduct of its business, except for those the failure to own or license or otherwise have the right to use, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the U.S. Borrower’s or any of its Restricted Subsidiaries’ use of any Intellectual Property, or the validity or effectiveness of any Intellectual Property owned by the U.S. Borrower or its Restricted Subsidiaries, nor does the U.S. Borrower or any Restricted Subsidiary know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each of the U.S. Borrower and its Restricted Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 3.12 Taxes. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the U.S. Borrower and its Restricted Subsidiaries has (a) timely filed (subject to any applicable extensions) all federal, state, local and foreign income and franchise Tax Returns and all other Tax Returns required to have been filed by it and all such Tax Returns are true and correct and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any such Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the U.S. Borrower or its Restricted Subsidiary in accordance with GAAP. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the U.S. Borrower and its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. None of the U.S. Borrower or any of its Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.Except as could not reasonably be expected to result in a Material Adverse Effect, the U.S. Borrower and its Restricted Subsidiaries have complied with the payroll tax, wage withholding, social security and unemployment withholding provisions of applicable Requirements of Law and has timely paid (subject to applicable extensions) the amounts withheld over to the respective Governmental Authorities.
          Section 3.13 Pension and Welfare Plans. (a) No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of the U.S. Borrower or any of its Restricted Subsidiaries. The U.S. Borrower and its Restricted Subsidiaries and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by the U.S. Borrower or any of its Restricted Subsidiaries or ERISA Affiliates of any liability, fine or penalty which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the U.S. Borrower nor any of its Restricted Subsidiaries has any direct, indirect, actual or contingent liability with respect to post-retirement benefits under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               (b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither the U.S. Borrower nor any of its Restricted Subsidiaries has incurred or is reasonably expected to incur any obligation (whether direct, indirect, actual or contingent) in connection with the termination of or withdrawal from any Foreign Plan.
          Section 3.14 Environmental. (a) Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, all facilities and property owned, leased or operated by the U.S. Borrower or any of its Restricted Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws.
               (b) There are no pending or threatened (in writing):
                    (i) Environmental Claims received by the U.S. Borrower or any of its Restricted Subsidiaries, or
                    (ii) written claims, complaints, notices or inquiries received by the U.S. Borrower or any of its Restricted Subsidiaries regarding Environmental Liability, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (c) There have been no Releases of Hazardous Materials at, on, under or from any property or facility now or, to any Loan Party’s knowledge, previously owned, leased or operated by the U.S. Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.
               (d) The U.S. Borrower and its Restricted Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits, and except for any such failure to obtain, comply, or maintain in effect which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               (e) No property now or, to any Loan Party’s knowledge previously, owned, leased or operated by the U.S. Borrower or any of its Restricted Subsidiaries is listed or, to any Loan Party’s knowledge, proposed (with respect to owned property only) for listing (i) on the National Priorities List pursuant to CERCLA or (ii) on the CERCLIS or on any similar list of sites requiring investigation or clean-up, which, in each of the foregoing cases, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
               (f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge previously, owned or leased by the U.S.Borrower or any of its Restricted Subsidiaries that could result in liabilities under Environmental Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
               (g) Neither the U.S. Borrower nor any of its Restricted Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list or which transportation could reasonably be expected to lead to any Environmental Claim against the U.S. Borrower or such Restricted Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
               (h) Except for Permitted Liens, no Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by the U.S. Borrower or its Restricted Subsidiaries.
               (i) Neither the U.S. Borrower nor any of its Restricted Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Restricted Subsidiaries assumed by contract, agreement or operation of law, any Remedial Action or other obligation under Environmental Law, the cost of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
               (j) There are no polychlorinated biphenyls or friable asbestos present at any property or facility owned, leased or operated by the U.S. Borrower or any of its Restricted Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (k) No Person with an indemnity or contribution obligation to the U.S. Borrower and its Restricted Subsidiaries relating to compliance with or liability under Environmental Laws is in default with respect to such obligation, except such defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               (l) To the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against the U.S. Borrower or any of its Restricted Subsidiaries or against any Person whose liability for any Environmental Claim the U.S. Borrower or any of its Restricted Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law, which Environmental Claim, costs or liabilities could reasonably be expected to have a Material Adverse Effect.
               (m) The U.S. Borrower and its Restricted Subsidiaries have made available to the Lenders information and documents concerning compliance with or potential liability under Environmental Laws, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the U.S. Borrower and its Restricted Subsidiaries sufficient to enable a fair and accurate review and assessment of such matters which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          Section 3.15 Federal Reserve Regulations. Neither the U.S. Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Regulation U). The Loans, the use of the proceeds thereof, this Agreement, the pledge of the Pledged Securities pursuant to the Security Documents, the Transactions and the other transactions contemplated hereby will not result in a violation of any provision of the regulations of the Board of Governors, including Regulation U and Regulation X.
          Section 3.16 Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements. (a) There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents, in the Information Memorandum, in the Disclosure Statement under the Reorganization Plan, in public filings with the SEC or in any other documents or certificates furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. Neither this Agreement nor any other material document, certificate or written data furnished (taken as a whole and when furnished) to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including the Information Memorandum and the Projected Financial Statements) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not (taken as a whole and when furnished) materially misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or data (including the Information Memorandum and the Projected Financial Statements) was based upon or constitutes a forecast, forward-looking statement or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by management of the Loan Parties to be reasonable at the time made. The Administrative Agent and the Lenders understand, however, that forecasts, forward-looking statements and projections as to future events are subject to significant uncertainties and contingencies which may be beyond the U.S. Borrower’s and/or its Subsidiaries’ control and are not to be viewed as representations with respect to future performance and no assurance is given by any of the U.S. Borrower or its Subsidiaries that the results forecast in any such projections will be realized and that the actual results during the period or periods covered by the forecasts, forward-looking statements or projections may differ from the projected results and that such difference may be material.
               (b) The U.S. Borrower has heretofore furnished to the Administrative Agent the U.S. Borrower’s pro forma consolidated balance sheet as of the Effective Date, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) was prepared in good faith by the Loan Parties on a Pro Forma Basis based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Effective Date to be reasonable) and is based on the best information reasonably available to the Loan Parties as of the date of delivery thereof, (ii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions as if they had occurred on such date and (iii) presents fairly in all material respects the pro forma financial position of the U.S. Borrower and its consolidated Subsidiaries at such date, assuming the Transactions had occurred on such date.
               (c) The U.S. Borrower has heretofore furnished to the Administrative Agent pro forma consolidated income statement projections for the U.S. Borrower and its Restricted Subsidiaries, pro forma consolidated balance sheet projections for the U.S. Borrower and its Restricted Subsidiaries, and pro forma consolidated cash flow projections for the U.S. Borrower and its Restricted Subsidiaries through the 2014 Fiscal Year, which shall be prepared on a quarterly basis through the 2008 Fiscal Year and annually thereafter (the “Projected Financial Statements”), which give effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions, and have been prepared in good faith by the U.S. Borrower and based on assumptions believed by the U.S. Borrower on the date hereof and on the Effective Date to be reasonable. Notwithstanding anything contained herein to the contrary, it is hereby understood by the Administrative Agent and each Lender that (i) any financial or business projections furnished to the Administrative Agent or any Lender by the U.S. Borrower or any of its Subsidiaries under any Loan Document are subject to significant uncertainties and contingencies, which may be beyond the U.S. Borrower’s and/or its Subsidiaries’ control, (ii) no assurance is given by any of the U.S. Borrower or its Subsidiaries that the results forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material.
          Section 3.17 Insurance. Set forth on Schedule 3.17 is a summary of all material insurance policies maintained by the U.S. Borrower and each of its Restricted Subsidiaries as of the Effective Date and such insurance policies constitute all insurance policies required to be maintained pursuant to the Security Documents as of the Effective Date. The material insurance policies maintained by the U.S. Borrower and its Restricted Subsidiaries (a) are in full force and effect, and all premiums thereon have been duly paid to the extent due and neither the U.S. Borrower nor any of its Restricted Subsidiaries has received any notice of or cancellation or material violation thereof or if otherwise in default thereunder, and the use, occupancy and operation of the property covered thereby comply in all material respects with all applicable provisions thereof, (b) are maintained with financially sound and responsible insurance companies, and (c) cover all properties material to the business of the U.S. Borrower and its Restricted Subsidiaries against such casualties and contingencies and of such types, and in such amounts, as are customary in the case of similar businesses of similar size operating in the same or similar locations.
          Section 3.18 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the U.S. Borrower or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of the U.S. Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from the U.S. Borrower or any Restricted Subsidiary, or for which any claim may be made against the U.S. Borrower or any Restricted Subsidiary, on account of wages, have been paid or accrued as a liability on the books of the U.S. Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the U.S. Borrower or any of its Restricted Subsidiaries is bound.
          Section 3.19 Solvency. Taking into account the value of each Loan Party’s rights and obligations under the Indemnity, Subrogation and Contribution Agreement and Section 9.25, immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, immediately following the issuance of each Letter of Credit and immediately after the consummation of the other Transactions, (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) no Loan Party intends to, nor does it believe that it will, incur debts or liabilities beyond its ability to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
          Section 3.20 Consummation of the Reorganization Plan and Related Agreements. The Refinancing and the other transactions contemplated by the Reorganization Plan will be “substantially consummated” (within the meaning of Section 1101 of the Bankruptcy Code) on the Effective Date in accordance with the terms of the Reorganization Plan.
          Section 3.21 Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent and appropriate filings have been made in accordance with the applicable UCC (and any such foreign filings necessary with respect to pledged entities organized outside the United States), the Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the pledgor thereunder in such Collateral to the extent such Liens and security interests can be perfected by filing and by possession.
               (b) The Security Agreement and each Non-U.S. Pledge Agreement in favor of the Collateral Agent is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral referred to therein and (ii) when (1) financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate dated the Effective Date, (2) filings in appropriate form are filed with the Unites States Patent and Trademark Office and the United States Copyright Office, (3) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement or such Non-U.S. Pledge Agreement in favor of the Collateral Agent, as the case may be), (4) the pledge over the shares of the European Borrowers has been recorded and dated in the share registers of such European Borrowers and (5) any necessary filings, registrations and other actions required under local law required with respect to perfection in connection with each Non-U.S. Pledge Agreement, each of the Security Agreement and each Non-U.S. Pledge Agreement in favor of the Collateral Agent shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such Collateral to the extent such Liens and security interests can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
               (c) When the filings in clause (b)(ii)(x) above are made and when the Security Agreement (or a summary or short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect Liens on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.
               (d) (i) The Non-U.S. Security Agreements and each Non-U.S. Pledge Agreement in favor of the European Collateral Agent are effective to create in favor of the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, legal, valid and enforceable security interests in the collateral in which security interests are purported to be created by such Security Agreement or such Non-U.S. Pledge Agreement in favor of the European Collateral Agent, as the case may be and (ii) when (x) the European Business Pledge has been registered at the relevant local Land Registry, (y) with respect to any security interest over stock, the perfection requirements set out in the relevant Non-U.S. Security Agreement have been complied with (including, in case of a pledge over registered shares in a Belgian company, the recording of the pledge in the share registers of the relevant Belgian company), each of the Non-U.S. Security Agreements and each Non-U.S. Pledge Agreement in favor of the European Collateral Agent shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such collateral to the extent such Liens and security interests can be perfected by registration at the relevant local Land Registry (in case of the European Business Pledge) or by recording the pledge in the share register of the relevant Belgian company (in case of a pledge over registered shares in a Belgian company) or by compliance with the perfection requirements as set out in the relevant Non-U.S. Security Agreement or Non-U.S. Pledge Agreement, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
               (e) Each Mortgage executed and delivered to the Collateral Agent to secure the Obligations as of the Effective Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party, will be, effective to create, subject to the exceptions listed in each title insurance policy covering each such Mortgage, in favor of the Collateral Agent for the benefit of the Secured Parties or the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, as applicable, legal, valid and enforceable Liens on and security interests in all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when such Mortgages are recorded in the applicable office of each political subdivision where each such Mortgaged Property is situated, such Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of the Term Loan Collateral Agent and of Persons under the exceptions listed in each title insurance policy covering each such Mortgage.
               (f) Each Security Document (other than any Mortgage) delivered pursuant to Sections 5.11, 5.12 and 5.17 will, upon execution and delivery thereof and the filings set forth therein and in this Section 3.21, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties or the European Collateral Agent in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, as applicable, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by such Collateral Agent or European Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to such Collateral Agent or European Collateral Agent to the extent required by any Security Document, except as directed by any Agent), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

          Section 3.22 Use of Proceeds. The Borrowers will use the proceeds of the Loans and the Letters of Credit to finance the Transactions, for working capital needs and for general corporate purposes.
          Section 3.23 Anti-Terrorism Laws. (a) None of the Loan Parties or their respective Subsidiaries and, to the knowledge of any Loan Party, none of their respective Affiliates is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (collectively, “Anti-Terrorism Laws”).
               (b) None of the Loan Parties or their respective Subsidiaries and, to the knowledge of any Loan Party, none of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:
               (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
               (c) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or the purpose of attempting to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          Section 3.24 Status as Senior Debt. The Obligations constitute “Senior Debt” or “Designated Senior Indebtedness” (or any other defined term having a similar purpose) within the meaning of all outstanding Subordinated Debt Documents. The Revolving Credit Commitments and the Loans and other extensions of credit under the Loan Documents constitute

“Credit Facilities” (or any other defined term having a similar purpose) or liabilities payable under the documentation related to “Credit Facilities” (or any other defined term having a similar purpose), in each case, within the meaning of all outstanding Subordinated Debt Documents, the Bridge Loan Documents (to the extent applicable) and the Exchange Note Documents (and any Permitted Refinancings thereof).
          Section 3.25 Centre of Main Interests and Establishments. The centre of main interests (as that term is used in Article 3(l) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)), the main centre and the statutory seat of each European Loan Party are situated in Belgium and, until all European Obligations are fully, unconditionally and irrevocably discharged in full, will remain in Belgium.
          Section 3.26 European Trade Accounts Receivable. The pledged European Trade Accounts Receivable are individualizable and identifiable.
ARTICLE IV
CONDITIONS
          Section 4.01 Effective Date. The obligations of the Lenders to make Loans on the Effective Date and of each Issuer to issue Letters of Credit on the Effective Date are subject, at the time of the making of such Loans or the issuance of such Letters of Credit, to satisfaction or waiver of the following conditions on or prior to the Effective Date:
               (a) The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.
               (b) The Administrative Agent shall have received (i) counterparts of the Guarantee Agreement signed on behalf of each Loan Party party thereto and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each Loan Party.
               (c) The Administrative Agent shall have received from the U.S. Borrower a Closing Certificate, dated the Effective Date and signed on behalf of the U.S. Borrower by a Financial Officer of the U.S. Borrower.
               (d) The Administrative Agent shall have received:
                    (1) a certificate of the secretary, assistant secretary or managing director (where applicable) or other authorized officer of each Loan Party dated the Effective Date, certifying (i) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent customary in the applicable state) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or shareholders, as applicable, of such Loan Party (x) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and (y) in the case of each European Loan Party, (1)

determining, and motivating the reasons of that determination, that it, as European Loan Party, has a corporate benefit justifying the assumption of any European Obligation it has pursuant to the Agreement or any other Loan Agreement to which it is a party and confirming that the entry into and performance of the transactions contemplated by this Agreement and by any other Loan Agreement to which it is a party is in its best corporate interests, (2) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf, (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, without being limited to, a Notice of Borrowing) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party and (4) in the case of a European Borrower other than the Administrative European Borrower, authorizing the Administrative European Borrower to act as its borrowing agent and attorney-in-fact in connection with the Agreement, in particular Section 9.22 and any other Loan Documents, and that such resolutions, or any other document attached thereto, have not been modified, rescinded, amended or superseded and are in full force and effect and (iii) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary, managing director or other authorized officer executing the certificate in this clause (A), and other customary evidence of incumbency);
                    (2) a certificate as to the good standing (where applicable, or such other customary functionally equivalent certificates or abstracts, to the extent available in the applicable jurisdiction) of each Loan Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of such Loan Party’s jurisdiction of organization;
                    (3) a copy of the minutes of the shareholders’ meeting of each European Loan Party approving the terms of, the transactions contemplated by, and the execution, delivery and performance of this Agreement and any other relevant Loan Document, and in particular:
                    (A) approving for the purpose of Article 556 of the Belgian Companies Code, the terms of and transactions contemplated by the Loan Documents having the effect that an Event of Default will be triggered and/or that may require an early repayment if there is a change of control; and
                    (B) authorizing named persons to fulfill the formalities with the clerk’s office of the Commercial Court of the European Loan Party’s registered office following the decision taken in accordance with the above.

                    (4) an extract of each European Loan Party from the Crossroads Bank for Enterprises (“Banque-carrefour des Entreprises/Kruispuntbank van Ondernemingen”) or similar instance;
                    (5) a certificate of an authorized signatory of the relevant European Loan Party certifying that each copy document referred to in this clause (d) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and
                    (6) a copy of the shareholders register of each European Loan Party.
               (e) The Administrative Agent shall have received from Kirkland & Ellis LLP, special counsel to the Loan Parties, a customary written opinion addressed to each Agent and the Lenders and dated the Effective Date, customary in form, scope and substance.
               (f) The Administrative Agent shall have received customary written opinions of (i) local and foreign counsel to the Loan Parties in each of the jurisdictions (in each case unless, and to the extent otherwise agreed by the Administrative Agent) specified in Schedule 4.01(f)(i), in each case reasonably satisfactory to the Administrative Agent, which opinions shall (x) be dated the Effective Date and (I) in the case of local counsel to the Loan Parties, be addressed to each Agent and the Lenders and (II) in the case of foreign counsel to the Loan Parties, be addressed to each Agent and the Lenders that are party to this Agreement at the date of this Agreement or that become parties in connection with the primary syndication of the Loans within 90 days from the date of this Agreement, (y) cover various matters regarding the perfection and priority of the security interests granted in respect of the Equity Interests of Persons organized in such Non-U.S. Jurisdiction, and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (z) be customary in form, scope and substance in the jurisdiction of the relevant counsel and (ii) local and foreign counsel to the Loan Parties in each of the jurisdictions specified in Schedule 4.01(f)(ii), which opinions (x) shall be dated the Effective Date and (I) in the case of local counsel to the Loan Parties, be addressed to each Agent and the Lenders and (II) in the case of foreign counsel to the Loan Parties, be addressed to each Agent and the Lenders that are party to this Agreement at the date of this Agreement or that become parties in connection with the primary syndication of the Loans within 90 days from the date of this Agreement, (y) shall cover the enforceability of the respective Mortgages and Non-U.S. Pledge Agreements and perfection of the Liens and security interests granted pursuant to the relevant Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (z) shall be customary in form, scope and substance in the jurisdiction of the relevant counsel.
               (g) The Joint Lead Arrangers and Bookrunners shall have received, sufficiently in advance of the Effective Date, all documentation and other information requested by the Lenders at least two Business Days prior to the Effective Date in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), including the information described in Section 9.19.

               (h) The Administrative Agent shall have received the audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the U.S. Borrower described in Section 3.05.
               (i) The Collateral Agent and the European Collateral Agent shall have received evidence and be reasonably satisfied that the insurance required by Section 5.04 and the Security Documents is in effect in form and substance reasonably satisfactory to the Collateral Agent and the European Collateral Agent.
               (j) The Administrative Agent shall have received counterparts of the Intercreditor Agreement signed on behalf of each party thereto.
               (k) The Administrative Agent shall have received Notes signed on behalf of the U.S. Borrower and/or European Borrowers, as applicable, in favor of each Lender that has requested a Note at least four Business Days prior to the Effective Date.
               (l) The Administrative Agent shall have received certificates of the chief financial officer of the U.S. Borrower (i) substantially in the form of Exhibit L, confirming the solvency of each Loan Party after giving effect to the Transactions and (ii) confirming that, after giving effect to the Transactions on a Pro Forma Basis, the Total Leverage Ratio as of the last day of the most recent Test Period was not greater than 4.75:1.00, in each case, together with such other supporting schedules and other evidence as may be reasonably requested by the Administrative Agent.
               (m) The Administrative Agent shall have received (i) the pro forma consolidated balance sheet referred to in Section 3.16(b), together with the certificate of the chief financial officer of the U.S. Borrower certifying as to clauses (i)-(iii) of Section 3.16(b) and (ii) the Projected Financial Statements.
               (n) The Reorganization Plan shall have been confirmed pursuant to the Confirmation Order and not less than five Business Days shall have elapsed since the date that the Confirmation Order became final and non-appealable. The Refinancing shall be consummated contemporaneously with the transactions contemplated hereby in full to the reasonable satisfaction of the Administrative Agent with all Liens in favor of the holders of the Allowed Claims and Indebtedness being paid or repaid in connection with the Refinancing being unconditionally released and de-registered, except for the de-registration of the security for the €200.0 million, 10% Euro Notes issued by Solutia Europe; the Administrative Agent shall have received from any Person holding any Lien securing any such Allowed Claims or Indebtedness, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property, de-registrations and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Allowed Claims and Indebtedness; and the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to such Allowed Claims and Indebtedness as may be reasonably specified by the Administrative Agent. The Administrative Agent shall have received a certificate of an authorized officer of the U.S.

Borrower, certifying that attached thereto is a true and complete copy of the Monsanto Settlement Agreement.
               (o) After giving effect to the Transactions, the U.S. Borrower and its Subsidiaries shall have no outstanding indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the loans and other extensions of credit under the Term Loan Credit Agreement, (iii) the loans under the Bridge Credit Agreement and (iv) Indebtedness permitted to remain outstanding under the Reorganization Plan as confirmed pursuant to the Confirmation Order or otherwise as permitted under this Agreement.
               (p) All approvals of Governmental Authorities and third parties necessary to consummate the Transactions shall have been obtained and shall be in full force and effect and there shall be no judicial or regulatory action by a Governmental Authority, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby. The Administrative Agent shall be reasonably satisfied that the U.S. Borrower, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulation U and Regulation X, and shall have received reasonably satisfactory evidence of such compliance reasonably requested by the Administrative Agent.
               (q) On or prior to the Effective Date, (i) the Term Loan Credit Agreement shall have become effective and (ii) the U.S. Borrower shall have received an aggregate amount equal to $400.0 million in gross proceeds from the Bridge Credit Agreement.
               (r) The Administrative Agent shall have received all fees payable to the Administrative Agent, any of the Joint Lead Arrangers and Bookrunners or any of the Lenders on or prior to the Effective Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including reimbursement or payment of all reasonable and invoiced out-of-pocket expenses (including reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
               (s) The Administrative Agent shall have received subordination agreements in form and substance reasonably satisfactory to it covering all Intercompany Notes or other obligations owed by a Loan Party to a Subsidiary of the U.S. Borrower that is not a Loan Party.
               (t) The Collateral Agent shall have received (i) counterparts of the Security Agreement signed by each Loan Party party thereto, (ii) counterparts of the Pledge Agreement signed by each Loan Party party thereto and covering pledges of 100% of the Equity Interests held by such Loan Parties in all of their Restricted Subsidiaries (other than Excluded Subsidiaries) and all their Non-U.S. Restricted Subsidiaries that are Subsidiary Guarantors, 65% (or such greater percentage as could not, in the good faith judgment of the U.S. Borrower, reasonably be expected to have material adverse tax consequences to the U.S. Borrower or its Restricted Subsidiaries) of the Equity Interests held by such Loan Parties in all of their “first tier” Non-U.S. Restricted Subsidiaries (other than Excluded Subsidiaries described in clauses (a), (b), (e), (f) and (g) of the definition thereof) and other Equity Interests held by such Loan Parties

(excluding Equity Interests in Excluded Joint Ventures held by such Loan Parties), other than any Equity Interests of such Subsidiaries pledged pursuant to Non-U.S. Pledge Agreements, and (iii) counterparts of each Non-U.S. Pledge Agreement reasonably requested by the Collateral Agent signed by each U.S. Loan Party party thereto and covering pledges of 65% (or such greater percentage as could not, in the good faith judgment of the U.S. Borrower, reasonably be expected to have material adverse tax consequences to the U.S. Borrower or its Restricted Subsidiaries) of the Equity Interests held by such U.S. Loan Parties in all of their “first tier” Non-U.S. Restricted Subsidiaries (other than Excluded Subsidiaries described in clauses (a), (b), (e), (f) and (g) of the definition thereof), together with the following in form and substance reasonably satisfactory to the Collateral Agent:
                    (1) to the extent certificated, copies of certificates representing all Pledged Securities (and in the case of certificates representing Equity Interests in Non-U.S. Subsidiaries, to the extent permitted to leave the jurisdiction of formation of such Non-U.S. Subsidiary), together with copies of executed and undated stock powers and/or assignments in blank, together with evidence that originals of such certificates and stock powers and/or assignments have been delivered to the Term Loan Collateral Agent;
                    (2) copies of the Master Intercompany Note(s) evidencing all intercompany Indebtedness (“Intercompany Notes”) owed to any U.S. Loan Party by the U.S. Borrower or any Subsidiary as of the Effective Date and all other instruments representing any other intercompany Indebtedness owed to any U.S. Loan Party, together with copies of executed and undated instruments of assignment endorsed in blank, together with evidence that originals of such Intercompany Notes, instruments and instruments of assignment have been delivered to the Term Loan Collateral Agent;
                    (3) all endorsements and certificates of insurance required under this Agreement;
                    (4) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic, local and foreign laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent’s reasonable discretion, to grant to the Collateral Agent perfected Liens on the Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens, except for any filings required under Section 5.17;
                    (5) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each such Security Document, including with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation, if necessary, of such other security and other documents as may be necessary to perfect the Liens created, or purported to be created, by such Security Documents; and

                    (6) a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or other authorized officer of the U.S. Borrower and each other Loan Party, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) (i) are Permitted Liens, (ii) have been released (including delivery and recordation of UCC-3 termination statements with respect to UCC filings that do not constitute Permitted Liens) or (iii) relate to Indebtedness for which the Administrative Agent has received the payoff letter required by Section 4.01(n) above.
               (u) The European Collateral Agent shall have received (i) counterparts of the Security Documents signed by each European Loan Party party thereto, and (ii) counterparts of each Non-U.S. Pledge Agreement reasonably requested by the European Collateral Agent signed by each European Loan Party party thereto and covering pledges of 100% of the Equity Interests held by such European Loan Parties in all of their Non-U.S. Restricted Subsidiaries that are Subsidiary Guarantors, together with the following in form and substance reasonably satisfactory to the Collateral Agent:
                    (1) to the extent certificated or in bearer form, certificates representing all Pledged Securities (and in the case of certificates representing Equity Interests in Non-U.S. Subsidiaries, to the extent permitted to leave the jurisdiction of formation of such Non-U.S. Subsidiary) or the bearer form securities, together with executed and undated stock powers and/or assignments in blank (if applicable);
                    (2) all Intercompany Notes owed to any European Loan Party by the U.S. Borrower or any Subsidiary as of the Effective Date and all other instruments representing any other intercompany Indebtedness owed to any European Loan Party, together with executed and undated instruments of assignment endorsed in blank;
                    (3) all endorsements and certificates of insurance required under this Agreement;
                    (4) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of applicable domestic, local and foreign laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the European Collateral Agent’s reasonable discretion, to grant to the European Collateral Agent perfected Liens on the Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

                    (5) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each such Security Document, and delivery and recordation, if necessary, of such other security and other documents as may be necessary to perfect the Liens created, or purported to be created, by such Security Documents; and
                    (6) executed copies of any certificates of pledge required to be sent under the Security Documents following the occurrence of any Liquidity Event Period (European Notification).
               (v) The Collateral Agent shall have received the following documents and instruments in respect of each of the Mortgaged Properties identified on Schedule 4.01(v):
                    (1) a Mortgage encumbering each of the same in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that holds any direct interest in such Mortgaged Property, and otherwise in form for recording in the applicable office of each political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, in favor of the Collateral Agent for the benefit of the Secured Parties, and such financing statements and any other instruments as are contemplated by the counsel opinions described in Section 4.01(f) in respect of such Mortgages and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and financing statements and other instruments shall when recorded be effective to create Liens on such Mortgaged Property subject to no other Liens other than Permitted Liens;
                    (2) such consents, approvals, amendments, supplements, tenant subordination agreements or other instruments, in form reasonably satisfactory to the Collateral Agent, as necessary to consummate the transactions contemplated hereby in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Liens contemplated by the Mortgages with respect to such Mortgaged Property;
                    (3) with respect to each Mortgage of property located in the United States or, to the extent reasonably requested by the Collateral Agent, any other jurisdictions, a policy of title insurance (or marked title commitment having the effect of a title insurance policy) insuring the Lien of such Mortgage as a valid perfected mortgage lien on the real property and fixtures described therein in favor of the Collateral Agent for the benefit of the Secured Parties in an amount equal to not less than 115% of the fair market value of such real property and fixtures (which fair market value is set forth on Schedule 4.01(v)(3)), which policies (or marked commitments having the effect of title insurance policies) (each, a “Title Policy”) shall (v) be issued by the

Title Company, (w) to the extent necessary, include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent, (x) contain a “tie-in” or “cluster” endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (y) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including, if available in the applicable jurisdiction, endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, variable rate, revolving credit, doing business, access, survey, address, subdivision, separate tax lot, non-imputation and so-called comprehensive coverage over covenants and restrictions) and (z) contain only such exceptions to title as shall be reasonably acceptable to the Collateral Agent;
                    (4) policies or certificates of insurance as required hereby or by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained herein or in such Mortgage;
                    (5) either (x) a Survey in form and substance reasonably acceptable to the Collateral Agent or (y) an aerial survey, ExpressMapTM, or equivalent photographic depiction of the Mortgaged Property which is reasonably acceptable to the Collateral Agent and which is sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(v)(3);
                    (6) to the extent available, environmental reports, including Phase I reports, in form and substance reasonably satisfactory to the Collateral Agent;
                    (7) zoning compliance reports or other evidence reasonable satisfactory to the Collateral Agent and which is sufficient for the Title Company to issue a zoning endorsement for each Mortgaged Property as required by Section 4.01(v)(3);
                    (8) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy or Title Policies and endorsements contemplated in subparagraph (3) above;
                    (9) evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party of all applicable Title Policy premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to in subparagraph (3) above;

                    (10) copies of all Material Leases or other agreements relating to the Mortgaged Property where the aggregate annual rent, as of the Effective Date, with respect to such Property is in excess of $2.0 million per year; and
                    (11) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States.
               (w) The Administrative Agent shall be satisfied with the results of (i) a field examination of the Borrowers and their Subsidiaries conducted by the Administrative Agent’s internal auditors no more than 120 days prior to the Effective Date and (ii) an Inventory appraisal of the Borrowers and their Subsidiaries conducted by the Administrative Agent or its agents no more than 120 days prior to the Effective Date.
               (x) The Administrative Agent shall have received the Borrowing Base Certificate required to be delivered by Section 5.19.
               (y) As of the Effective Date, Revolving Credit Outstandings will not exceed $300.0 million.
               (z) The Administrative Agent shall have received evidence of the acceptance by the Process Agent of its appointment as process agent by the European Borrowers.
          Section 4.02 Conditions Precedent to Each Loan and Letter of Credit.
          The obligation of each Revolving Credit Lender on any date (including the Effective Date) to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction (or waiver) of each of the following conditions precedent:
               (a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.
               (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:
               (i) the representations and warranties set forth in Article III hereof and in the other Loan Documents (other than any Cash Management Documents not arising in connection with this Agreement) shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) as of such earlier date); and
               (ii) no Default shall have occurred and be continuing.
               (c) Borrowing Base. After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time, the U.S. Revolving Credit Outstandings shall not exceed the U.S. Available Credit at such time and the European Revolving Credit Outstandings shall not exceed the European Available Credit at such time.
               (d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.
Each submission by the U.S. Borrower or Administrative European Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by a Borrower of the proceeds of each Loan requested therein, and each submission by the U.S. Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by each Borrower on the date of such borrowing as to the matters specified in clauses (b) and (c) above on the date of the making of such Loan or the Issuance of such Letter of Credit.
          Section 4.03 Determinations of Effective Date Borrowing Conditions.
          For purposes of determining compliance with the conditions specified in Section 4.01, each Revolving Credit Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Revolving Credit Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Revolving Credit Lender prior to the Borrowing on the Effective Date, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Revolving Credit Lender shall not have made available to the applicable Disbursement Agent such Revolving Credit Lender’s Ratable Portion of such Borrowing or Swing Loans.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each Borrower hereby covenants and agrees that on and after the Effective Date and until no Lender shall have any Revolving Credit Commitment hereunder, no Letters of Credit remain outstanding and the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full (other than unasserted contingent indemnification obligations not due and payable):

          Section 5.01 Financial Information, Reports, Notices, etc. The Borrowers will furnish, or will cause to be furnished, to the Administrative Agent (for distribution to each Lender) copies of the following financial statements, reports, notices and information:
               (a) within 45 days (or such shorter period for the filing of the U.S. Borrower’s Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings, stockholders’ equity and cash flows of the U.S. Borrower and its Restricted Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the U.S. Borrower as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the U.S. Borrower and its Restricted Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 5.01(b) (subject to normal year-end audit adjustments and the absence of notes), it being understood and agreed that the delivery of the U.S. Borrower’s Form 10-Q (as filed with the SEC), if certified as required in this Section 5.01(a), shall satisfy the requirements set forth in this clause to the extent such Form 10-Q includes the information specified in this clause, together with a certificate from a Financial Officer of the U.S. Borrower on behalf of the U.S. Borrower (i) containing a computation in reasonable detail of the Fixed Charge Coverage Ratio, provided that unless a Liquidity Event Period (Fixed Charge Coverage Ratio) has occurred and is continuing at any time prior to the date on which financial statements are or should be delivered pursuant to this Section 5.01(a) for the Fiscal Quarter ended March 31, 2008, such computation shall not be required for Compliance Certificates delivered prior to the date on which financial statements are delivered or should be delivered pursuant to this Section 5.01(a) for the Fiscal Quarter ended June 30, 2008 and (ii) to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it (a “Compliance Certificate”);
               (b) within 90 days (or such shorter period as may be required for the filing of the U.S. Borrower’s Form 10-K by the SEC) after the end of each Fiscal Year of the U.S. Borrower, a copy of the annual audit report for such Fiscal Year for the U.S. Borrower, including therein a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings, stockholders’ equity and cash flows of the U.S. Borrower and its Restricted Subsidiaries for such Fiscal Year, in each case accompanied by an opinion (without any Impermissible Qualification) of Deloitte & Touche LLP or other independent public accountants of recognized national standing selected by the U.S. Borrower and reasonably acceptable to the Administrative Agent, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the U.S. Borrower and its Restricted Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP (it being understood and agreed that the delivery of the U.S. Borrower’s Form 10-K (as filed with the SEC) shall satisfy such delivery requirement in this clause to the extent such Form 10-K includes the information and opinion specified in this clause), together with a Compliance Certificate and a certificate of the accounting firm that delivered its opinion with respect to such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under the Financial Covenant and, if in the opinion of such accounting firm such an Event of Default has occurred, identifying such Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines); provided that, for any period, the Borrowers shall not be required to deliver such certificate if the U.S. Borrower certifies to the Administrative Agent that the Borrowers are unable to deliver such certificate following the use of commercially reasonable efforts;
               (c) within 45 days after the end of each calendar month, a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as of the end of such calendar month and consolidated statements of earnings, stockholders’ equity and cash flows of the U.S. Borrower and its Restricted Subsidiaries for such calendar month and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such calendar month, certified by a Financial Officer of the U.S. Borrower as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the U.S. Borrower and its Restricted Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 5.01(b) (subject to normal year-end audit adjustments and the absence of notes), together with a Compliance Certificate; provided that financial statements shall be deliverable under this clause (c) only during a Liquidity Event Period (Monthly Financial Statements);
               (d) no later than February 28 of each Fiscal Year of the U.S. Borrower, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for each Fiscal Quarter during such Fiscal Year) and the next two succeeding Fiscal Years and, promptly when available, any significant revisions of such budgets;
               (e) promptly upon receipt thereof, copies of all final material reports submitted to the U.S. Borrower or any other Loan Party by independent public accountants (except to the extent that would violate any confidentiality provision not waiveable by the U.S. Borrower) in connection with each annual, interim or special audit of the books of the U.S. Borrower or any of its Restricted Subsidiaries made by such accountants, including any final management letters submitted by such accountants to management in connection with their annual audit;
               (f) as soon as possible and in any event within five Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of the U.S. Borrower on behalf of the U.S. Borrower setting forth details of such Default and the action (if any) which the U.S. Borrower and it Subsidiaries have taken or propose to take with respect thereto;
               (g) promptly and in any event within five Business Days after obtaining knowledge of (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, upon the request of the Administrative Agent, copies of all material documentation relating thereto;
               (h) promptly after the sending or filing thereof, copies of all reports which the U.S. Borrower sends to any of its security holders (in their capacity as such) or any trustee, agent or other representative therefor, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which the U.S. Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;
               (i) promptly upon becoming aware of the taking of any specific actions by the U.S. Borrower or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the U.S. Borrower or any Subsidiary having to provide more than $5.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of the U.S. Borrower or any Restricted Subsidiary or in the incurrence by the U.S. Borrower or any Restricted Subsidiary of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of the U.S. Borrower or any Restricted Subsidiary with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;
               (j) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan and each Foreign Plan for which a report is prepared; (iii) all notices received by the U.S. Borrower or any Restricted Subsidiary or ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Foreign Plan as the Administrative Agent shall reasonably request;
               (k) promptly and in any event within five Business Days after obtaining knowledge thereof, notice of any other development that has resulted in or could reasonably be expected to have a Material Adverse Effect;
               (l) such other information respecting the condition or operations, financial or otherwise, of the U.S. Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and
               (m) upon becoming aware of any newly arising environmental matters, facts or conditions affecting any property or facilities owned or operated by the U.S. Borrower or any of its Restricted Subsidiaries, or which relate to any Environmental Liabilities of the U.S. Borrower or any of its Restricted Subsidiaries, to the extent reflecting any matters which, in any such case, could reasonably be expected to result in a new Environmental Liability or an increase in an existing Environmental Liability in excess of $5.0 million, promptly notify the Administrative Agent of such matters and any Remedial Actions or other corrective actions of the U.S. Borrower or any of its Restricted Subsidiaries in respect thereof.
          Documents required to be delivered pursuant to Sections 5.01(a), (b) and (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the U.S. Borrower posts such documents, or provides a link thereto on the website on the Internet at the U.S. Borrower’s website address listed in Section 9.01(a); (ii) on which such documents are posted on the U.S. Borrower’s behalf on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent; or (iii) on which such documents are available via the EDGAR system of the SEC on the internet; provided that the U.S. Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
          Section 5.02 Compliance with Laws, etc. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all respects with all Requirements of Law, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing and except as permitted by Section 6.03, the maintenance and preservation of their and their respective Restricted Subsidiaries’ existence and their qualification as a foreign corporation, limited liability company or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity).
          Section 5.03 Maintenance of Properties. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition (ordinary wear and tear and loss from casualty or condemnation excepted), and make necessary repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent any Borrower from discontinuing the operation and maintenance of any of its properties or any portion thereof or any of those of its Restricted Subsidiaries if such discontinuance is, in the reasonable commercial judgment of such Borrower, desirable in the conduct of its or their business and could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
          Section 5.04 Insurance. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurance companies (a) insurance with respect to their properties material to the business of such Borrower and its respective Restricted Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses of similar size operating in the same or similar locations (and, in any event, shall maintain (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance as may be required by any Requirement of Law, (vi) if at any time the area in which any improvements located on such Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance with respect to each Mortgaged Property in such amount required under the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973 and (vii) such other insurance as is customary in the case of similar businesses of similar size and nature operating in the same or similar locations) and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon reasonable request of any Agent (excluding any such requests during the continuation of an Event of Default, not more than once per year), furnish to the Agents (x) at reasonable intervals a certificate of an Authorized Officer of such Borrower setting forth the nature and extent of all insurance maintained by such Borrower and its respective Restricted Subsidiaries in accordance with this Section and (y) a report of a reputable insurance broker with respect to the insurance maintained by such Borrower and its respective Restricted Subsidiaries and such supplemental reports with respect thereto as any Agent may from time to time reasonably request. Each such insurance policy shall (i) provide that it may not be cancelled or otherwise terminated, or have the coverage thereunder materially reduced or otherwise materially modified without at least thirty days’ prior written notice to the Collateral Agent and the European Collateral Agent (and to the extent any such policy is cancelled, modified or renewed, the Borrowers shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Agents, or an insurance certificate with respect thereto, together with evidence reasonably satisfactory to the Agents of the payment of the premium therefor); (ii) to the extent reasonably requested by the Collateral Agent or the European Collateral Agent, provide that the Agents are permitted to pay any premium therefor within thirty days after receipt of any notice stating that such premium has not been paid when due; and (iii) name the Collateral Agent, on behalf of the Secured Parties, and the European Collateral Agent, on behalf of the European Secured Parties, as a mortgagee (in the case of property insurance) or an additional insured (in the case of liability insurance) or a loss payee (in the case of property insurance), as applicable. Notwithstanding the inclusion in any insurance policy of the provision described in clause (ii) of the immediately preceding sentence, in the event any Borrower gives the Collateral Agent or European Collateral Agent written notice that it (or the relevant Restricted Subsidiary) does not intend to pay any premium relating to any insurance policy when due, such Collateral Agent or European Collateral Agent shall not exercise its right to pay such premium so long as such Borrower delivers to such Collateral Agent or European Collateral Agent a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by such Borrower (or the relevant Restricted Subsidiary) with no lapse in such coverage.
          Section 5.05 Books and Records; Visitation Rights; Lender Meetings. Each Borrower will, and will cause each of its Restricted Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers, employees and independent public accountants and, upon the reasonable request of the

Administrative Agent, to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or other organizational records. Upon written request by the Administrative Agent or the Requisite Lenders, the Borrowers shall give a presentation in each Fiscal Year to the Lenders (within 30 days after the U.S. Borrower has delivered, or should have delivered, its financial statements pursuant to Section 5.01(b)) about the business, financial performance and prospects of the U.S. Borrower and its Subsidiaries, and such other matters as any Lender may (through the Administrative Agent) reasonably request.
          Section 5.06 Environmental Covenant. Each Borrower will, and will cause each of its Restricted Subsidiaries to:
               (a) use and operate all of its facilities and properties in compliance with all applicable Environmental Laws except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect;
               (b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect;
               (c) in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law or which could reasonably be expected to result in Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, upon discovery thereof, take reasonable necessary steps to initiate and expeditiously complete all response, corrective or other action to mitigate any such Material Adverse Effect in accordance with and to the extent required by applicable Environmental Laws, and promptly notify the Administrative Agent and keep the Administrative Agent reasonably informed of its actions;
               (d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, provide, at the Borrowers’ sole cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or leased by such Loan Party or any of its respective Restricted Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, reasonable in scope and substance based upon the circumstances of such request; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or the Requisite Lenders reasonably believe that any Loan Party or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or that circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against such Loan Party or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable); and

               (e) provide such information which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.
If any Borrower or any Restricted Subsidiary fails to undertake the actions described in Sections 5.06(c) and 5.06(d) reasonably promptly, and in any event within 180 days after such request was made, the Administrative Agent may undertake such actions, and each Borrower will grant and hereby grants, and will cause each such Restricted Subsidiary to grant, the Administrative Agent and the Requisite Lenders and their respective agents access to such Mortgaged Property and each Borrower specifically grants, and will cause each such other Restricted Subsidiary to grant, the Administrative Agent and the Requisite Lenders a non-exclusive license, subject to the rights of tenants, acting reasonably and cost-effectively, to perform such actions, all at the Borrowers’ sole cost and expense.
          Section 5.07 Information Regarding Collateral. (a) Each Borrower will not, and will cause each of the other Loan Parties not to, effect any change (i) in such Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, its principal place of business or any office in which it maintains material books or records relating to Collateral owned by it (including the establishment of any such new office), (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) unless (A) it shall have given the Agents at least ten days’ prior written notice (or such lesser notice period as may be agreed to by the Administrative Agent in its sole discretion) of its intention so to do, clearly describing such change and providing such other information in connection therewith as any Agent may reasonably request and (B) it shall have taken all action reasonably necessary to maintain the perfection and priority of the security interests of the Collateral Agent, for the benefit of the Secured Parties, and of the European Collateral Agent, in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, in the Collateral following such change, if applicable.
               (b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), the Borrowers shall deliver to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower setting forth the information required pursuant to Sections 1(a) and 8(a) of each Perfection Certificate or confirming that there has been no change in such information since the date of such Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.
          Section 5.08 Existence; Conduct of Business. Each Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, or any Asset Sale permitted under Section 6.05 or 6.06.
          Section 5.09 Performance of Obligations. Each Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument (including under all Material Indebtedness) and material contract by which it is bound or to which it is a party except for such noncompliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          Section 5.10 Casualty and Condemnation. Each Borrower will, and will cause each of its Restricted Subsidiaries to, furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $7.5 million or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.
          Section 5.11 Pledge of Additional Collateral. Subject to the terms of the Intercreditor Agreement and any applicable exceptions set forth in the Security Documents, within 60 days (or such longer periods as set forth in the applicable Security Documents or may be agreed to by the Administrative Agent from time to time in its reasonable discretion) after the acquisition of assets of the type that would have on the Effective Date constituted Collateral under the Security Documents (but in any event excluding Equity Interests of Excluded Joint Ventures acquired by any Loan Party) (the “Additional Collateral”), each Borrower will, and will cause the Subsidiary Guarantors to, take all action that may be required under any applicable law, or that the Collateral Agent or European Collateral Agent (acting at the direction of the Requisite Lenders) may reasonably request (including the authorization of appropriate financing statements and other filings under the provisions of the UCC and other applicable domestic, local or foreign laws, rules or regulations, in each of the offices where such filing is necessary or appropriate, or amending or, with respect to creation or acquisition of a new Restricted Subsidiary (other than any Excluded Subsidiary) after the Effective Date, entering into or amending (to add such acquired assets or such new Restricted Subsidiary as a party to the extent required hereunder) the Guarantee Agreement, the Non-U.S. Guarantee Agreements and the Security Documents, or in the case of the Equity Interests of a Non-U.S. Restricted Subsidiary that is a Subsidiary Guarantor or “first tier” Non-U.S. Restricted Subsidiary (other than any Excluded Subsidiary described in clauses (a), (b), (e), (f) and (g) of the definition thereof), entering into a Non-U.S. Pledge Agreement (upon the request of the Administrative Agent) providing for the Collateral Agent or the European Collateral Agent, as applicable, to have, for the benefit of the Secured Parties, an enforceable and perfected security interest in 65% (or such greater percentage as could not, in the good faith judgment of the U.S. Borrower, reasonably be expected to have material adverse tax consequences to the U.S. Borrower or its Restricted Subsidiaries) of the Equity Interests in such Subsidiary), to grant to the Collateral Agent, for the benefit of the Secured Parties, or to the European Collateral Agent, in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, perfected Liens (subject to no Liens other than Permitted Liens) in such Additional Collateral pursuant to, and with the priority required by, the Security Documents and this Agreement (including, to the extent reasonably requested by the

Administrative Agent, delivery of an opinion in form reasonably acceptable to the Administrative Agent) and otherwise reasonably acceptable in form and substance to the Collateral Agent or the European Collateral Agent, as applicable, and satisfaction of the conditions set forth in Sections 4.01(t), 4.01(u) and 4.01(v)). Subject to the terms of the Intercreditor Agreement, in the event that any Loan Party acquires a fee interest in additional Real Property after the Effective Date and the fair market value of such acquired Real Property is in excess of $5.0 million as determined in good faith by the U.S. Borrower, the U.S. Borrower will, and will cause the Subsidiary Guarantors to, take such actions and execute such documents as the Collateral Agent shall require to create a new Mortgage (including satisfaction of the conditions set forth in Sections 4.01(f), 4.01(t), 4.01(u) and 4.01(v)) (unless, with respect to any such Real Property, the Administrative Agent determines, in its reasonable discretion, that the fees and expenses of obtaining a Mortgage with respect to such Real Property and the other related deliveries required by this Section 5.11 would be disproportionate to the expected benefits to the Secured Parties of the security to be afforded thereby).
          Section 5.12 Further Assurances. Subject to the terms of the Intercreditor Agreement, each Borrower will, and will cause each of its Restricted Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the authorization of filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and, to the extent reasonably requested by the Administrative Agent, the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which any Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the reasonable expense of the Loan Parties. Upon the exercise by any Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, each Borrower will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that such Agent or such Lender may reasonably require in connection therewith. If any Agent or the Requisite Lenders reasonably determine that they are required by a Requirement of Law to have additional appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers shall provide to the Agents appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA (or other applicable Requirements of Law) and are otherwise in form reasonably satisfactory to the Agents.
          Section 5.13 Use of Proceeds. Each Borrower covenants and agrees that the proceeds of the Borrowings on the Effective Date will be used to finance the Transactions and that the proceeds of all other Borrowings hereunder will be used for working capital and other general corporate purposes.
          Section 5.14 Payment of Taxes and Claims. Each Borrower will, and will cause each of its Restricted Subsidiaries to, (a) pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any Properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any Properties of such Borrower or any of its Restricted Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither the U.S. Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien (other than a Permitted Lien), if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP and such failure to pay could not reasonably be expected to have a Material Adverse Effect; and (b) timely and correctly file all material Tax Returns required to be filed by it, and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.
          Section 5.15 Additional Guarantors. Subject to the terms of the Intercreditor Agreement, in the event that any Subsidiary (other than any Excluded Subsidiary) of any Borrower (other than a European Borrower) existing on the Effective Date has not previously executed the Guarantee Agreement or in the event that any Person becomes a Subsidiary (other than any Excluded Subsidiary) of any Borrower after the Effective Date, the Borrowers will promptly notify the Administrative Agent of that fact and cause such Subsidiary to, (i) within 30 days of becoming a Subsidiary (or ceasing to be an Excluded Subsidiary, as applicable), execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement (or a Non-U.S. Guarantee Agreement, as applicable) and deliver to the Collateral Agent or the European Collateral Agent, as applicable, counterparts of Security Documents and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Sections 4.01(t), 4.01(u) and 4.01(v)) as may be necessary or, in the reasonable opinion of the Administrative Agent, advisable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, or the European Collateral Agent, in its own name and for the benefit of the European Secured Parties and as a creditor in its own right under the parallel debt undertaking created pursuant to Section 8.10, as applicable, valid and perfected Liens on all of the Property of such Subsidiary described in the applicable forms of the Security Documents, subject to no Liens other than Permitted Liens, and (ii) in the case of a Non-U.S. Restricted Subsidiary which is a Subsidiary Guarantor, provide the Administrative Agent with evidence of the acceptance by the Process Agent of its appointment as process agent by such Subsidiary. Notwithstanding the foregoing, (i) no Non-U.S. Subsidiary (other than a Non-U.S. Subsidiary organized under the laws of Belgium or the United Kingdom) shall be required or permitted to become a Subsidiary Guarantor hereunder unless and until the Administrative Agent shall have reasonably determined (with the advice of applicable local counsel, if necessary) that a guarantee enforceable under the laws of the jurisdiction of such Non-U.S. Subsidiary would be enforceable and would be at least as favorable to the Secured Parties as a guarantee provided under the laws of Belgium or the United Kingdom and that the security interests for such guarantee would be at least as favorable to the Secured Parties as security interests provided under the laws of Belgium or the United Kingdom and (ii) any Subsidiary that becomes a “Subsidiary Guarantor” (as such term is defined in the Term Loan Credit Agreement) shall be required to become a Subsidiary Guarantor hereunder. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) no assets of a new or additional Loan Party shall be included in a Borrowing Base until the Administrative Agent shall have completed such field exams and received such inventory appraisals as it deems necessary or appropriate for inclusion of the assets of such new or additional Loan Party in a Borrowing Base and (ii) no assets of a new or additional Loan Party that is a Non-U.S. Subsidiary shall be included in a Borrowing Base unless (x) such Loan Party is domiciled in Belgium or the United Kingdom or any other jurisdiction reasonably approved by the Requisite Lenders and (y) the Administrative Agent shall have consented to the inclusion of such assets in a Borrowing Base. Upon the request of the U.S. Borrower, the Administrative Agent shall use its commercially reasonable efforts to conduct or have conducted any such field exams and inventory appraisals within a commercially reasonable time period. Any field exam or appraisal conducted in connection with the addition of a Loan Party shall be at the U.S. Borrower’s reasonable expense and shall not count against the limitations on Appraisals, field exams or other test verifications or reports set forth in Section 5.19.
          Section 5.16 Interest Rate Protection. No later than the 30th day after the Effective Date, the U.S. Borrower shall enter into (or otherwise be a party to), and for a minimum of two years thereafter maintain, Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent to the extent necessary to cause at least 50% of the aggregate principal amount of the U.S. Borrower’s and its Restricted Subsidiaries’ term Indebtedness being effectively (or actually) subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.
          Section  5.17 Post-Closing Covenants. (a) Each Borrower will, and will cause its Restricted Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule 5.17(a), in each case within the respective time periods specified on such schedule (or within such longer periods as may be agreed to by the Administrative Agent in its sole discretion).
               (b) Each Borrower will, and will cause its Restricted Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule 5.17(b), in each case within the respective time periods specified on such schedule (or within such longer periods as may be agreed to by the Administrative Agent in its sole discretion).
          Section 5.18 Designation of Subsidiaries. The U.S. Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary upon prior written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the U.S. Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 6.12 (it being understood that as a condition precedent to the effectiveness of any such designation, the U.S. Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or any other defined term having a similar purpose) for the purpose of the Term Loan Documents, the Bridge Loan Documents, the Exchange Note Documents or any Subordinated Debt Documents (unless concurrently designated as an Unrestricted Subsidiary under such documents as well), (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it owns any Equity Interests of, or holds any Indebtedness of, any other Restricted Subsidiary, (vi) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the net tangible assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of net tangible assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.18 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed (i) 5.0% of Consolidated Net Tangible Assets at such date or (ii) 5.0% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of such Designation Date, in each case, pro forma for such designation, and (vii) the U.S. Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower on behalf of the U.S. Borrower certifying compliance with the provisions of this Section 5.18 setting forth in reasonable detail the computations necessary to determine such compliance. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the U.S. Borrower and its Restricted Subsidiaries, as applicable, therein at the Designation Date in an amount equal to the net book value of the applicable parties’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of all Investments, Indebtedness and Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the U.S. Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the U.S. Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Non-U.S. Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.
          Section 5.19 Borrowing Base Determinations.
               (a) The Borrowers shall deliver, as soon as available and in any event not later than 15 days after the end of each calendar month, a Borrowing Base Certificate(s) as of the last calendar day of such preceding calendar month executed by an Authorized Officer of the U.S. Borrower and Administrative European Borrower. During a Liquidity Event Period (Borrowing Base), the Borrower shall deliver, as soon as available and in any event not later than three Business Days after the end the last day of each week, an additional Borrowing Base Certificate as of the end of such period executed by an Authorized Officer of the U.S. Borrower and Administrative European Borrower.
               (b) The Borrowers shall reasonably cooperate with the conduct by the Administrative Agent and its agents and advisors of (or, upon the reasonable request of the Administrative Agent, shall conduct, or shall cause to be conducted, at its reasonable out-of-pocket expense, and present to the Administrative Agent for approval) such appraisals, field audits, test verifications of Accounts, physical verifications of Inventory, investigations and reviews as the Administrative Agent shall deem advisable for the purpose of determining the U.S. Borrowing Base and the European Borrowing Base, all upon reasonable advance notice and at such times during normal business hours and as often as may be reasonably requested, all at the reasonable cost and expense of the Borrowers; provided, however, that (i) unless a Liquidity Event Period (Cash Dominion) shall be continuing, the Borrowers shall not be responsible for the expenses of more than two test verifications of Accounts in any calendar year and two physical verifications of Inventory in any calendar year, (ii) unless a Liquidity Event Period (Cash Dominion) shall be continuing, the Borrowers shall not be responsible for the expenses of more than one Inventory appraisal in any calendar year and then not more frequently than four times in any such calendar year and (iii) unless a Liquidity Event Period (Borrowing Base) has occurred in such calendar year, the Borrowers shall not be responsible for the expenses of other such appraisals, field audits, investigations and reviews, in each case, more frequently than twice in any calendar year and then not more frequently than four times in such calendar year. The Borrowers shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the U.S. Borrowing Base and European Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.
               (c) The Borrowers shall promptly notify the Administrative Agent in writing in the event that at any time any Borrower receives or otherwise gains knowledge that (i) the U.S. Borrowing Base or European Borrowing Base is less than 90% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (a) above, or (ii) a Liquidity Event Period (Borrowing Base) has begun.
               (d) At any time and from time to time, upon the Administrative Agent’s reasonable request and at the reasonable expense of the Borrowers, the Borrowers shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent (it being agreed that Deloitte & Touche is satisfactory to the Administrative Agent) to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that so long as no Event of Default has occurred and is continuing, in no event shall the Administrative Agent make such request more than once in any calendar year.
          Section 5.20 Control Accounts; Approved Deposit Accounts.
               (a) Within 90 days following the Effective Date (plus in the event any depositary institution refuses to execute a Deposit Account Control Agreement or a Securities Account Control Agreement (other than a European Pledge on Bank Accounts), as applicable, then the Borrowers and the Subsidiary Guarantors shall have an additional 120 days to move such deposit account and/or such securities account) (or, in each case, such longer period as may be agreed to by the Administrative Agent in its discretion), the Borrowers shall and shall cause each of the Subsidiary Guarantors to, (i) deposit in an Approved Deposit Account all cash received by them, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrowers and the Subsidiary Guarantors may (i) establish and maintain payroll, trust, tax and other fiduciary accounts so long as the amounts in such accounts are for the payment of payroll, taxes or in respect of trust and other fiduciary obligations in the ordinary course of business or otherwise required by a Requirement of Law, (ii) establish and maintain other accounts as long as the balance in each account does not exceed $1.0 million and the aggregate balance in all such accounts does not exceed $10.0 million and (iii) establish and maintain other accounts as long as any deposits therein or transfers thereto are of proceeds from Fixed Asset Collateral (including insurance, condemnation and casualty proceeds constituting Fixed Asset Collateral) or proceeds of the loans made pursuant to the Term Loan Facility, in each case without complying with the provisions of this clause (a).
               (b) Within 90 days following the Effective Date (plus in the event any depositary institution refuses to execute a Deposit Account Control Agreement or a Securities Account Control Agreement (other than a European Pledge on Bank Accounts), as applicable, then the Borrowers and the Subsidiary Guarantors shall have an additional 120 days to move such deposit account and/or such securities account) (or, in each case, such longer period as may be agreed to by the Administrative Agent in its discretion), the Borrowers shall, and shall cause each of their Subsidiary Guarantors, to (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account (other than Fixed Asset Collateral) to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account immediately upon receipt all Proceeds of such Accounts (other than Fixed Asset Collateral) received by any Borrower or any of the Subsidiary Guarantors from any other Person.
               (c) In the event (i) any Borrower, any Subsidiary Guarantor or any Deposit Account Bank shall, after the Effective Date, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason (except as permitted herein), (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or, in the case of Approved Deposit Accounts subject to the European Pledge on Bank Accounts, the instructions given to the Deposit Account Bank in accordance with the provisions of the European Pledge on Bank Accounts or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of a Deposit Account Bank no longer qualifies as a “Deposit Account Bank”, each Borrower shall, and shall cause each Subsidiary Guarantor to, notify, within 30 days of written notice to the U.S. Borrower of such termination or determination, all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.
               (d) In the event (i) any Borrower or any Subsidiary Guarantor or any Approved Securities Intermediary shall, after the Effective Date, terminate an agreement with respect to the maintenance of a Control Account for any reason (except as permitted herein), (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or, in the case of Securities Accounts subject to the European Pledge on Bank Accounts, the instructions given to the Approved Securities Intermediary in accordance with the provisions of the European Pledge on Bank Accounts or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of an Approved Securities Intermediary has materially deteriorated, each Borrower shall, and shall cause each Subsidiary Guarantor to, notify, within 30 days of written notice to the U.S. Borrower of such termination or determination, all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.
               (e) Cash Dominion.

                    (i) During the continuance of any Liquidity Event Period (Cash Dominion), the Collateral Agent and the European Collateral Agent may (and, upon the written direction of the Requisite Lenders, shall) deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and (i) all funds in Approved Deposit Accounts of any U.S. Loan Party shall be transferred daily to the Cash Collateral Accounts of the U.S. Borrower and (ii) all funds in Approved Deposit Accounts of any European Loan Party shall be transferred daily to the Cash Collateral Accounts of the European Borrowers; provided, however, that the appropriate Disbursement Agent may agree with any Borrower on procedures designed to manage the exposure of any Loan Party or any Subsidiary of any Loan Party to foreign exchange fluctuations pursuant to which funds in Approved Deposit Accounts may be transferred from time to time to designated Lenders or Agents;
                    (ii) During the continuance of any Liquidity Event Period (Cash Dominion), the appropriate Disbursement Agent shall apply all funds on deposit in a Cash Collateral Account not later than 1:00 p.m. (New York time) (or London, England time, as applicable), as provided in Section 2.09(c) (except as otherwise provided in Section 2.13(g)). The appropriate Disbursement Agent agrees so to apply such funds and each Borrower consents to such application. To the extent, following any such application as provided in Section 2.09(c), there are no Revolving Credit Loans (or, if such Borrower is a European Borrower, no European Revolving Credit Loans) outstanding, no other Obligation (or, if such Borrower is a European Borrower, no other Obligation of any European Borrower or any of its Restricted Subsidiaries) is then due and payable (and, if such Borrower is the U.S. Borrower, during the continuance of an Event of Default, cash collateral remains in the Cash Collateral Accounts in an amount equal to 103% of all outstanding aggregate Letter of Credit Obligations) in the manner set forth in Section 7.04), then the appropriate Disbursement Agent shall cause any remaining funds in such Borrower’s Cash Collateral Account to be paid at the written direction of such Borrower.
                    (iii) Funds on deposit in any Cash Collateral Account may be invested in Cash Equivalents at the direction of the appropriate Disbursement Agent and each Disbursement Agent agrees that, other than during the continuance of any Default or Event of Default, it shall issue directions, certificates and orders (including entitlement orders) as may be requested by the U.S. Borrower or Administrative European Borrower, as applicable, for such investments in Cash Equivalents; provided, however, that no Disbursement Agent shall have any responsibility for, or bear any risk of loss of, any such investment or income thereon; provided, further, that interest earned or other return on investment, if any, shall be property of the Borrowers.
               (f) Within 30 days following the occurrence of any Liquidity Event Period (European Notification) (or such longer period as may be agreed to by the Administrative Agent in its discretion), the European Borrowers shall notify all Account Debtors of Eligible European Trade Accounts Receivable and the relevant Deposit Account Banks in accordance with the provisions of the European Pledge of Receivables and the European Pledge on Bank Accounts and, as long as any Eurocurrency Sublimits remain in effect or any European Loans remain outstanding, shall continue to so notify all new Account Debtors of Eligible European Trade Accounts Receivable. At the request of the European Collateral Agent, any notification required pursuant to this Section 5.20(f) shall be notarized or comply with such other legal requirements as the European Collateral Agent may reasonably deem to be necessary or appropriate.
          Section 5.21 Permitted Restructuring. No later than the 90th day after the Effective Date, the U.S. Borrower will, and will cause its Restricted Subsidiaries to, (a) consummate the Permitted Restructuring, (b) deliver to the Administrative Agent a written opinion of (i) Kirkland & Ellis LLP, special counsel to the Loan Parties, addressed to each Agent and the Lenders and in a form substantially similar to (as applicable) the opinion delivered by Kirkland & Ellis LLP hereunder on the Effective Date, and (ii) Allen & Overy LLP, special counsel to the Loan Parties, addressed to each Agent and the Lenders and in a form substantially similar to (as applicable) the opinions delivered by Allen & Overy LLP hereunder on the Effective Date, and (c) execute and deliver to the Administrative Agent or the Collateral Agent, as applicable, all other documents, agreements and certificates described on Schedule 5.21 and satisfy all other conditions described on Schedule 5.21, in each case as denoted on such Schedule 5.21 as being required to be completed within 90 days after the Effective Date.
          Section 5.22 Certain Properties. If any or all of the Properties listed on Schedule 5.22 attached hereto are not subject to a sale contract, binding letter of intent (or similar agreement) or have not been sold by the U.S. Borrower or Subsidiary Guarantors to a bona fide third party purchaser by December 31, 2008, upon the request of the Administrative Agent, the U.S. Borrower will, and at the option of the Administrative Agent, the U.S. Borrower will cause the Subsidiary Guarantors to, take such actions and execute such documents as the Collateral Agent shall require, including satisfaction of the conditions set forth in Sections 4.01(f), 4.01(t) and 4.01(v), to create a new Mortgage for any or all of such Properties with a fair market value in excess of $5.0 million as determined in good faith by the U.S. Borrower (unless, with respect to such Property or Properties, the Administrative Agent determines, in its reasonable discretion and taking into consideration the U.S. Borrower’s representation that it still is using good faith efforts to sell such Property, that the fees and expenses of obtaining a Mortgage with respect to such Real Property and the other related deliveries required herein would be disproportionate to the expected benefits to the Secured Parties of the security to be afforded thereby).
ARTICLE VI
NEGATIVE COVENANTS
          Each Borrower hereby covenants and agrees that on and after the Effective Date and until no Lender shall have any Revolving Credit Commitment hereunder, no Letters of Credit remain outstanding and the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full (other than unasserted contingent indemnification obligations not due and payable):

          Section 6.01 Indebtedness. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, create, issue, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:
                    (i) Indebtedness incurred and outstanding under this Agreement and the other Loan Documents;
                    (ii) Indebtedness (A) (1) outstanding on the Effective Date and set forth on Schedule 6.01(ii)(A) and (2) any Permitted Refinancing thereof and (B) outstanding on the Effective Date and set forth on Schedule 6.01(ii)(B);
                    (iii) Indebtedness of the Loan Parties under the Bridge Loan Documents and under the Exchange Note Documents in an aggregate principal amount not to exceed $400.0 million plus the PIK Interest Amount and any Permitted Refinancing thereof; provided that no Restricted Subsidiary shall Guarantee any such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor under this Agreement and the other Loan Documents;
                    (iv) Indebtedness permitted by Section 6.04(iii);
                    (v) Guarantees in respect of Indebtedness of the U.S. Borrower or any Restricted Subsidiary otherwise permitted hereunder to the extent permitted as an Investment under Section 6.04 (other than Section 6.04(iv)); provided that (A) if such Guaranteed Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is as subordinated to the Obligations and (B) no Restricted Subsidiary shall Guarantee any Subordinated Debt unless such Restricted Subsidiary is a Subsidiary Guarantor;
                    (vi) Indebtedness of the U.S. Borrower or any Restricted Subsidiary incurred to finance the acquisition, installation, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and purchase money Indebtedness, any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (A) such Indebtedness is incurred or assumed prior to or within 270 days after such acquisition or the completion of such construction, installation or improvement, (B) the aggregate amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, and (C) the aggregate principal amount of all Indebtedness permitted by this Section 6.01(vi) shall not exceed $50.0 million at any one time outstanding;

                    (vii) Indebtedness under Hedging Obligations entered into in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries and not for speculative purposes;
                    (viii) Indebtedness of the U.S. Borrower and its Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations and trade-related letters of credit, in each case issued for the account of the U.S. Borrower and its Restricted Subsidiaries in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries, including those incurred to secure health, safety and environmental obligations in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries (and in each case other than for an obligation for borrowed money);
                    (ix) Indebtedness arising from agreements of the U.S. Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition otherwise permitted under this Agreement of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
                    (x) Indebtedness of the U.S. Borrower and its Restricted Subsidiaries in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds) in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries so long as, in the case of any cash pooling or similar arrangements, any intercompany Investments relating thereto are otherwise permitted under Section 6.04(iii);
                    (xi) Indebtedness of such a Person existing at the time such Person becomes a Subsidiary in connection with a Permitted Acquisition, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary; provided that the aggregate principal amount of all such Indebtedness does not exceed an aggregate of $75.0 million at any one time outstanding;
                    (xii) Indebtedness of any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary consisting of working capital facilities, lines of credit or cash management arrangements for such Subsidiary, and Guarantees by any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary in respect of such Indebtedness; provided that (A) no Default shall have occurred and be continuing or would immediately result therefrom and (B) the aggregate principal amount of all such Indebtedness shall not exceed an aggregate of $50.0 million at any one time outstanding;

                    (xiii) solely to the extent otherwise constituting Indebtedness, Permitted Guarantor Factoring Transactions and Permitted Non-Guarantor Factoring Transactions;
                    (xiv) unsecured Indebtedness of the Loan Parties; provided that (A) such Indebtedness will not mature prior to the date that is one year following the Scheduled Termination Date, (B) such Indebtedness has no scheduled amortization of principal (or sinking fund payments or other similar payments) prior to the date that is one year following the Scheduled Termination Date, (C) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Net Interest Expense Coverage Ratio shall be not less than 2.0:1.0 as of the most recent Test Period (assuming that such incurrence of Indebtedness, and each other incurrence of Indebtedness under this Section 6.01 consummated since the first day of such Test Period had occurred on the first day of such Test Period) and the Borrowers shall have delivered to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower to such effect setting forth in reasonable detail the computations necessary to determine such compliance (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto), (D) no Default shall have occurred and be continuing or would immediately result therefrom, (E) immediately after giving effect thereto, the U.S. Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), with the covenant set forth in Section 6.12 (tested as if a Liquidity Event Period (Fixed Charge Coverage Ratio) was continuing) recomputed as at the date of such Test Period, as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period and (F) except in the case of Guarantees by Excluded Non-U.S. Restricted Subsidiaries of such Indebtedness of Non-U.S. Restricted Subsidiaries, no Restricted Subsidiary shall Guarantee any such Indebtedness unless such Restricted Subsidiary is also a Subsidiary Guarantor under this Agreement and the other Loan Documents;
                    (xv) Indebtedness under the Term Loan Documents in an aggregate principal amount at any one time outstanding not to exceed the Maximum Term Loan Amount; provided that no Restricted Subsidiary shall Guarantee any such Indebtedness under the Term Loan Documents unless such Restricted Subsidiary is a Subsidiary Guarantor under this Agreement and the other Loan Documents;
                    (xvi) Indebtedness consisting of obligations of the U.S. Borrower or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;
                    (xvii) Indebtedness of any Non-Guarantor Restricted Subsidiary owing to any other Non-Guarantor Restricted Subsidiary;

                    (xviii) Indebtedness consisting of the financing of insurance premiums;
                    (xix) unsecured Indebtedness of the U.S. Borrower and its Restricted Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Equity Interests and Equity Rights of officers, employees or directors (or their estates) of the U.S. Borrower or its Subsidiaries permitted by Section 6.07;
                    (xx) Indebtedness consisting of take-or-pay obligations arising under supply agreements entered into in the ordinary course of business and not in connection with the borrowing of money;
                    (xxi) intercompany notes described on Schedule 6.01(xxi); provided that (A) the obligations evidenced by such intercompany notes relate to the Permitted Restructuring (with respect to which no cash was loaned or advanced), (B) such intercompany notes are pledged pursuant to the Pledge Agreement in accordance with Section 5.11 and (C) the obligations of any Loan Party evidenced by such intercompany notes shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
                    (xxii) Indebtedness of the U.S. Borrower and its Restricted Subsidiaries arising under Capital Leases entered into in connection with Sale and Leaseback Transactions permitted by Section 6.06; and
                    (xxiii) other Indebtedness of the U.S. Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any one time outstanding.
          Section 6.02 Liens. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):
                    (i) Liens in favor of the Collateral Agent, the European Collateral Agent or the Administrative Agent under the Security Documents;
                    (ii) Liens securing Indebtedness permitted by Section 6.01(xi); provided that such Liens (A) were not incurred in connection with, or in contemplation of, such acquisition or merger and (B) do not extend to Property not subject to such Liens at the time of such acquisition or merger (other than improvements thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than such existing Lien;
                    (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, self-insurance obligations and financing of insurance premiums, and landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens (other than any Lien imposed by ERISA), and customary Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, in any case incurred in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) such Liens could not reasonably be expected to have a Material Adverse Effect, and (C) such Liens relating to surety or appeal bonds or performance bonds shall only extend to or cover cash and Cash Equivalents;
                    (iv) (A) Liens existing on the Effective Date and identified on Schedule 6.02(iv)(A) to the extent not prohibited by the applicable Security Documents, and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (1) except as permitted by Section 6.01(ii)(A)(2), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Effective Date and (2) does not encumber any Property other than the Property subject thereto on the Effective Date (other than improvements thereon, accessions thereto and proceeds) and (B) Liens existing on the Effective Date and identified on Schedule 6.02(iv)(B) to the extent not prohibited by the applicable Security Documents;
                    (v) Liens for Taxes or governmental charges or claims or other like statutory Liens (other than any Lien imposed by ERISA), in any case incurred in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries, that do not secure Indebtedness for borrowed money and (A) that are not delinquent for more than 30 days or thereafter payable without premium or penalty or (B) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that, if being contested, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
                    (vi) Liens to secure Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) permitted by Section 6.01(vi) encumbering only the Property acquired, installed, constructed or improved (and the procedural products thereof and accessions thereto) with the proceeds of such Indebtedness;
                    (vii) (A) Liens in the form of zoning restrictions, easements, building, environmental and other land use rules, laws and regulations which are applicable to the Real Property, licenses, entitlements, servitudes, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, minor imperfections of title, minor survey defects or other similar restrictions on the use of Real Property that do not (1) secure Indebtedness (other than Indebtedness permitted under Section 6.01) or (2) individually or in the aggregate materially impair the value of the Real Property affected thereby or materially interfere with the U.S. Borrower or any Restricted Subsidiary from conducting its business as currently conducted at such Real Property or to utilize each Real Property for its intended purpose and (B) with respect to leasehold interests in Real Property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner (other than the U.S. Borrower or any Subsidiary) of such leased property encumbering such landlord’s or owner’s interest in such leased property;
                    (viii) Liens (including in the form of pledges or deposits) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and other obligations of a like nature, (B) bids, tenders, contracts (other than contracts for borrowed money) or leases to which the U.S. Borrower or any Restricted Subsidiary is a party and (C) obligations to any utility company or other Person in a similar line of business to that of a utility company or Governmental Authority that is a utility company, in each case, made in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries for amounts (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, and (2) such Liens shall in no event encumber any Collateral other than cash and Cash Equivalents;
                    (ix) Liens securing any judgments, awards, decrees or orders in circumstances not constituting an Event of Default under Section 7.01(f);
                    (x) Liens in the form of licenses, leases or subleases in respect of Real Property granted or created by the U.S. Borrower or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the U.S. Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto, to the extent entered into after the Effective Date relating to Mortgaged Property, such licenses, leases or subleases shall be subordinate to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof; and provided, further, that any such Lien shall not extend to or cover any assets of the U.S. Borrower or any Restricted Subsidiary that is not the subject of any such license, lease or sublease;
                    (xi) Liens securing the refinancing of any Indebtedness secured by any Lien permitted by Section 6.02(ii) or this Section 6.02(xi), in each case, without any change in the Property subject to such Liens and to the extent such refinanced Indebtedness is permitted by Section 6.01;

                    (xii) Liens on assets of any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary securing Indebtedness of such Non-Guarantor Restricted Subsidiary permitted by Section 6.01(xii);
                    (xiii) Liens on receivables subject to Permitted Non-Guarantor Factoring Transactions securing Indebtedness in respect of such Permitted Non-Guarantor Factoring Transactions permitted by Section 6.01(xiii);
                    (xiv) Liens arising from the filing of UCC financing statements (or similar filings) solely as a precautionary measure in connection with operating leases or consignment of goods;
                    (xv) (A) bankers’ Liens, rights of setoff and other similar Liens incurred in the ordinary course of business and existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the U.S. Borrower and its Restricted Subsidiaries; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of Indebtedness (other than Indebtedness under the Loan Documents and the Term Loan Documents); and (B) customary Liens attaching to commodity trading accounts, commodities brokerage accounts, securities accounts and securities intermediary accounts in the ordinary course of business;
                    (xvi) Liens incurred in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries with respect to obligations that do not in the aggregate exceed $35.0 million at any one time outstanding;
                    (xvii) to the extent constituting a Lien, the existence of the “equal and ratable” clause in the Exchange Note Documents (and any Permitted Refinancings thereof) (but not any security interests granted pursuant thereto);
                    (xviii) Liens securing the “Obligations” (as defined in the Term Loan Credit Agreement) under the Term Loan Credit Agreement;
                    (xix) Liens on the Headquarters Building pursuant to the financing agreement among the U.S. Borrower and AIG Annuity Insurance Company, American General Life Insurance Company, Credit Suisse Securities (USA) LLC and Latigo Master Fund, Ltd. (and Permitted Refinancings thereof permitted under Section 6.01);
                    (xx) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the U.S. Borrower or any Restricted Subsidiary; provided that such Lien secures only the obligations of the U.S. Borrower or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 6.01;

                    (xxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the U.S. Borrower or any of its Restricted Subsidiaries;
                    (xxii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;
                    (xxiii) ground leases in respect of real property on which facilities owned or leased by the U.S. Borrower or any of its Restricted Subsidiaries are located;
                    (xxiv) Liens on property subject to Capital Leases entered into in connection with Sale and Leaseback Transactions permitted by Section 6.01(xxii);
                    (xxv) Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under Section 6.05, in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;
                    (xxvi) Liens or other matters disclosed in the approved Title Policies (excluding those items listed on Schedule 6.02(xxvi));
                    (xxvii) Liens constituting (A) licenses, sublicenses, leases or subleases (on a non-exclusive basis with respect to any intellectual property) granted in the ordinary course of business not interfering in any material respect with the business of the U.S. Borrower or any of its Restricted Subsidiaries, (B) other agreements entered into in the ordinary course of business in connection with an asset sale permitted under the Loan Documents or (C) customary rights reserved or vested in any Person in the ordinary course of business by the terms of any lease, sublease, license, sublicense, franchise, grant or permit held by U.S. Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sublease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
                    (xxviii) netting or set-off arrangements entered into under Indebtedness permitted by Section 6.01(vii) where the obligations of the parties are calculated by reference to the net exposure under such Indebtedness;
                    (xxix) Liens securing the intercompany note pledged to the Collateral Agent pursuant to a Pledge Agreement and issued by Solutia Europe in connection with the Permitted Restructuring, in each case as described on Schedule 5.21; and

                    (xxx) with respect to any Loan Party or Restricted Subsidiary organized under the laws of Germany, Liens created or subsisting to the extent mandatorily required under Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and/or Section 7d of the German Sozialgesetzbuch IV;
provided, however, that no Liens shall be permitted to exist, directly or indirectly, on (a) any Securities Collateral (as defined in the Security Agreement) other than Liens in favor of the Collateral Agent and the European Collateral Agent and Liens permitted by 6.02(v), 6.02(ix) and 6.02(xviii) or (b) on Accounts or Inventory of the Loan Parties other than the Liens described in clause (a) and Liens permitted by Sections 6.02(ii) (but only to the extent that the assets subject to such Liens are clearly identifiable, are owned by a Loan Party whose assets are not included in the Borrowing Base and are at all time segregated from assets of Loan Parties whose assets are included in the Borrowing Base), 6.02(xx) (in the case of Inventory), 6.02(xxi)(in the case of Inventory) and 6.02(xxvii)(in the case of Inventory).
          Section 6.03 Fundamental Changes; Line of Business. (a) No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary (other than any European Loan Party) may merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation, (ii) any Subsidiary of the U.S. Borrower (other than any European Loan Party) may merge with or into or consolidate with any Restricted Subsidiary in a transaction in which the surviving or resulting entity is a Restricted Subsidiary (provided that if any party to such merger or consolidation is a Subsidiary Guarantor, the surviving or resulting entity shall be a Subsidiary Guarantor that is a Wholly Owned Subsidiary of the U.S. Borrower), (iii) any Subsidiary Guarantor which is a European Loan Party may merge with or into or consolidate with any European Borrower in a transaction in which the surviving or resulting entity is a European Borrower, (iv) Permitted Acquisitions as permitted by Section 6.04(vii) may be consummated and (v) Flexsys may merge into Solutia Europe in connection with the Permitted Restructuring so long as Solutia Europe is the surviving entity and all Liens granted to the European Collateral Agent by Solutia Europe and on the property of Flexsys acquired by Solutia Europe continue to be fully perfected to the satisfaction of the European Collateral Agent; provided that in connection with each of the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent or the European Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to such Collateral Agent or European Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable.
               (b) Notwithstanding the foregoing, (i) any Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the U.S. Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the U.S. Borrower, (ii) any Non-Guarantor Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the U.S. Borrower or any other Restricted

Subsidiary that is a Wholly Owned Subsidiary of the U.S. Borrower and (iii) any Immaterial Restricted Subsidiary may liquidate or dissolve; provided that in connection with each of the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable).
               (c) No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the U.S. Borrower and its Restricted Subsidiaries on the Effective Date and businesses substantially similar, ancillary or reasonably related thereto; provided, that operation and/or ownership of Acquired Non-Core Assets acquired as permitted under this Agreement shall not constitute a violation of this Section 6.03.
          Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or otherwise lend money to, Guarantee any Indebtedness of, or make or permit to exist any investment in, any other Person, or provide other credit support (including the provision of letters of credit for the account of such Person) for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, line of business or division (each of the foregoing, an “Investment” and collectively, “Investments”), except:
                    (i) cash and Permitted Investments;
                    (ii) Investments existing on the Effective Date and set forth on Schedule 6.04;
                    (iii) Investments (A) by the U.S. Borrower or any Restricted Subsidiary in any Loan Party (provided that any such Investment (other than any Investment permitted by clause (C) below) by the U.S. Borrower or any Domestic Restricted Subsidiary in a Non-U.S. Restricted Subsidiary after the Effective Date shall be in the form of a loan or advance and shall be evidenced by a promissory note (to the extent not evidenced by the Master Intercompany Note)), (B) by any Non-Guarantor Restricted Subsidiary in any other Non-Guarantor Restricted Subsidiary and (C) after the Effective Date by any Loan Party in any Non-Guarantor Restricted Subsidiary or in any European Loan Party; provided that the aggregate amount of such Investments pursuant to this clause (C) shall not exceed $100.0 million at any one time outstanding; and provided, further, that (x) any such Investment held by a Loan Party shall be pledged pursuant to a Pledge Agreement or a Non-U.S. Pledge Agreement in accordance with Section 5.11, (y) any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the

Administrative Agent and (z) to the extent any such Investments made by a Loan Party are evidenced by promissory notes, such promissory notes shall be endorsed in blank and, so long as any Term Loans are outstanding and the Intercreditor Agreement is in effect, delivered to the Term Loan Collateral Agent, and after the Term Loans are paid in full and the Intercreditor Agreement is terminated in accordance with its terms, delivered to the Collateral Agent or European Collateral Agent, as applicable, pursuant to the Pledge Agreement or the applicable Security Documents;
                    (iv) (A) Guarantees by any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary of Indebtedness permitted by Sections 6.01(xii) and (B) Guarantees of Indebtedness permitted by 6.01(xv); provided that no Restricted Subsidiary shall Guarantee any such Indebtedness under the Term Loan Documents unless such Restricted Subsidiary is a Subsidiary Guarantor under this Agreement and the other Loan Documents;
                    (v) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and trade creditors, in each case in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries;
                    (vi) loans and advances to directors and employees of the U.S. Borrower or its Restricted Subsidiaries in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries (including for travel, entertainment and relocation expenses) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would violate any Requirement of Law in any material respect) in an aggregate principal amount (determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $5.0 million at any one time outstanding; provided that (A) to the extent such loans or advances are evidenced by promissory notes, such promissory notes shall be endorsed in blank and, so long as any Term Loans are outstanding and the Intercreditor Agreement is in effect, delivered to the Term Loan Collateral Agent, and after the Term Loans are paid in full and the Intercreditor Agreement is terminated in accordance with its terms, delivered to the Collateral Agent or European Collateral Agent, as applicable, pursuant to the Pledge Agreement or the applicable Security Documents and (B) each Borrower will, and will cause its Restricted Subsidiaries to, take all actions and execute all documents reasonably requested by the Collateral Agent or the European Collateral Agent to confirm such Collateral Agent’s or European Collateral Agent’s security interest in such loans and advances and/or promissory notes pursuant to the applicable Security Documents;
                    (vii) Permitted Acquisitions; provided that immediately after giving effect thereto, the Borrowers and their Restricted Subsidiaries have Excess Availability, on a Pro Forma Basis after giving effect to such Permitted Acquisition, of at least $75.0 million;

                    (viii) Investments in Joint Ventures in an aggregate amount not to exceed $50.0 million at any one time outstanding;
                    (ix) mergers and consolidations and dissolutions and other transactions permitted under Section 6.03;
                    (x) Hedging Agreements permitted under Section 6.15;
                    (xi) Investments in deposit accounts in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries;
                    (xii) security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and Governmental Authorities that are utility companies, in each case, made in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries;
                    (xiii) Investments described on Schedule 1.01(b) in connection with the Permitted Restructuring;
                    (xiv) other Investments; provided that (A) any such Investment held by a Loan Party shall be pledged pursuant to a Pledge Agreement, a Non-U.S. Pledge Agreement or another applicable Security Document in accordance with, and to the extent required by, Section 5.11, (B) any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (C) immediately after giving effect thereto, the Borrowers and their Restricted Subsidiaries have Excess Availability, on a Pro Forma Basis after giving effect to such Investment, of at least $75.0 million;
                    (xv) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by the U.S. Borrower or any Restricted Subsidiary in connection with any Asset Sale permitted under Section 6.05;
                    (xvi) advances of payroll payments to employees in the ordinary course of business;
                    (xvii) Investments constituting or resulting from (i) accounts receivable arising or acquired or (ii) trade debt granted, in each case in the ordinary course of business;
                    (xviii) Investments in respect of Treasury Services Agreements permitted under Section 6.01(x);
                    (xix) Investments constituting (A) Sale and Leaseback Transactions permitted under Section 6.06 or (B) Restricted Payments permitted under Section 6.07; and

                    (xx) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
provided, however, that any intercompany Investments in the form of a loan or advance held by a Loan Party shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent.
          The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.04 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (without adjustment for subsequent increases or decreases in the value of such Investment) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment). The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment.
          Section 6.05 Asset Sales. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, effect any Asset Sale, except:
                    (i) sales of inventory or the disposition (including the abandonment of immaterial intellectual property) of surplus, obsolete or worn out equipment and other property or property which is no longer used, in each case in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries;
                    (ii) sales, transfers and other dispositions of Property (A) by the U.S. Borrower or any Restricted Subsidiary to the U.S. Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the U.S. Borrower or (B) by any Non-Guarantor Restricted Subsidiary to any Wholly Owned Restricted Subsidiary; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent or the European Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to such Collateral Agent or such European Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable;
                    (iii) the lease or sublease of Real Property in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries and not constituting a Sale and Leaseback Transaction;
                    (iv) sales and dispositions of Permitted Investments on ordinary business terms;
                    (v) Liens permitted by Section 6.02, mergers, consolidations, liquidations and dissolutions permitted by Section 6.03 and Investments permitted by Section 6.04;

                    (vi) Small Asset Sales;
                    (vii) Asset Sales described on Schedule 1.01(b) in connection with the Permitted Restructuring;
                    (viii) sales, transfers and dispositions of assets not otherwise permitted under this Section (including Sale and Leaseback Transactions permitted under Section 6.06); provided that (A) immediately after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing and (B) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 6.05(viii) from the Effective Date through the date of such sale, transfer or other disposition do not exceed the Asset Sale Cap (for the avoidance of doubt, any subsequent decrease in the Asset Sale Cap shall not constitute a Default or an Event of Default with respect to sales, transfers and dispositions previously made in accordance with this clause (viii));
                    (ix) the issuance of qualifying shares of Restricted Subsidiaries to officers and directors of such Restricted Subsidiaries to the extent required by applicable Requirements of Law;
                    (x) Permitted Guarantor Factoring Transactions and Permitted Non-Guarantor Factoring Transactions;
                    (xi) dispositions of accounts receivable in connection with compromise, write down or collection thereof in the ordinary course of business;
                    (xii) Specified Asset Sales;
                    (xiii) transfers of property subject to a Taking or in connection with any condemnation proceeding upon receipt of the net proceeds of such Taking or condemnation proceeding;
                    (xiv) dispositions of Acquired Non-Core Assets occurring within 365 days after the Permitted Acquisition pursuant to which such Acquired Non-Core Assets were acquired; provided that (A) immediately after giving effect to any such disposition, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such disposition, the U.S. Borrower and its Restricted Subsidiaries will be in compliance, on a Pro Forma Basis after giving effect to such disposition, with the covenant contained in Section 6.12 (tested as if a Liquidity Event Period (Fixed Charge Coverage Ratio) was continuing) recomputed as at the date of the last ended Test Period, as if such disposition had occurred on the first day of such Test Period;
                    (xv) dispositions of the Equity Interests of or other Investments in any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;

               (xvi) any Sale and Leaseback Transaction in respect of the Headquarters Building; and
               (xvii) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code;
provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and (other than in the case of sales, transfers, leases and other dispositions permitted by Sections 6.05(v), 6.05(vii), 6.05(ix), 6.05(xv) and 6.05(xvii)), for consideration consisting of at least 75% cash and Cash Equivalents.
          Section 6.06 Sale and Leaseback Transactions. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred (a “Sale and Leaseback Transaction”) unless (a) such Sale and Leaseback Transaction is consummated for fair value as determined at the time of consummation in good faith by (i) such Borrower or such Restricted Subsidiary and (ii) in the case of any Sale and Leaseback Transaction (or series of related Sale and Leaseback Transactions) the aggregate proceeds of which exceed $25.0 million, the board of directors of such Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of such Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale and Leaseback Transaction) and (b) except in the case of any Sale and Leaseback Transaction in respect of the Headquarters Building, the sale of such Property is permitted by Section 6.05(viii); provided, this Section 6.06 shall not apply to Sale and Leaseback Transactions (i) between Loan Parties or (ii) between Non-Guarantor Restricted Subsidiaries.
          Section 6.07 Restricted Payments. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except:
               (i) any Restricted Subsidiary may declare and pay dividends to the U.S. Borrower, any other Restricted Subsidiary or any other holder of its Equity Interests ratably with respect to its Equity Interests or additional Equity Interests (other than Disqualified Equity Interests) of the same class of Equity Interests as the dividend being paid; provided that no such dividend or distribution shall be made by any such Restricted Subsidiary to any Person other than the U.S. Borrower or another Restricted Subsidiary unless ratable dividends or distributions are concurrently made to all holders of the applicable Equity Interests;
               (ii) the U.S. Borrower may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares as the dividend being paid or other Equity Interests (other than Disqualified Equity Interests); and
               (iii) the U.S. Borrower and its Restricted Subsidiaries may make Restricted Payments; provided that (A) no Default shall have occurred and is continuing or would result therefrom and (B) immediately after giving effect thereto, the Borrowers and their Restricted Subsidiaries have Excess Availability, on a Pro Forma Basis after giving effect to such Restricted Payment, of at least $75.0 million.
          Section 6.08 Transactions with Affiliates. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transactions are in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries and are on terms and conditions not less favorable to the U.S. Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except:
               (i) loans, advances and other transactions between or among the U.S. Borrower, any Restricted Subsidiary or any Joint Venture (regardless of the form of legal entity) in which the U.S. Borrower or any Restricted Subsidiary has invested (and which Restricted Subsidiary or Joint Venture would not be an Affiliate of the U.S. Borrower but for the U.S. Borrower’s or a Subsidiary’s ownership of Equity Interests in such Joint Venture or Subsidiary) to the extent permitted under Article VI;
               (ii) reasonable and customary fees and compensation, benefits and incentive arrangements paid or provided to, and any reasonable and customary indemnity provided on behalf of, officers, directors or employees of the U.S. Borrower or any Restricted Subsidiary, as determined in good faith by the U.S. Borrower or such Restricted Subsidiary;
               (iii) loans and advances to employees of any Loan Party permitted by Section 6.04(vi); and
               (iv)transactions permitted by Section 6.07.
          Section 6.09 Restrictive Agreements. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the U.S. Borrower or any other Subsidiary or to Guarantee Indebtedness of the U.S. Borrower or any other Restricted Subsidiary or to transfer property to the U.S. Borrower or any of its Restricted Subsidiaries; provided that the foregoing shall not apply to:

               (i) conditions or restrictions imposed by law or by any Loan Document, Term Loan Document, Bridge Loan Document (or Permitted Refinancings of Bridge Loan Documents) or Exchange Note Document (or Permitted Refinancings of Exchange Note Documents) so long as, in the case of any such Permitted Refinancing, the conditions or restrictions imposed pursuant to such Permitted Refinancing are no more restrictive, taken as a whole, than those conditions or restrictions contained in the Bridge Loan Documents as of the Effective Date;
               (ii) clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;
               (iii) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 identified on Schedule 6.09 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);
               (iv) in the case of clause (a) only, any agreement in effect at the time any Person becomes a Subsidiary of the U.S. Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;
               (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary or the U.S. Borrower) pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;
               (vi) clause (a) shall not apply to customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries between the U.S. Borrower or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;
               (vii) without affecting the U.S. Borrower’s obligations under Sections 5.11, 5.12 and 5.15, customary provisions in joint venture agreements entered into in connection with the formation of such joint venture in the ordinary course of business that (x) restrict the transfer of Equity Interests in such joint venture or (y) the case of any joint venture that is not a Loan Party, provide for other restrictions of the type described in clauses (a) and (b) above, solely with respect to the Equity Interests in, or property held in, such joint venture; and
               (viii) any agreement with respect to Indebtedness of a Non-U.S. Restricted Subsidiary permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary or any Subsidiary of such Non-U.S. Restricted Subsidiary.
          Section 6.10 Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness. (a) No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, amend or otherwise change (or waive) the terms of any Organizational Document in a manner that, taken, as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders.
          (b) No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, (i) make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption, or defeasance or acquisition for value of (including by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of, any Subordinated Debt, other than (A) pursuant to any customary registered exchange offer therefor after a private placement thereof, (B) any Permitted Refinancings thereof or (C) so long as no Default then exists, any exchange of Equity Interests of the U.S. Borrower for any such Indebtedness or (ii) make any payment on or with respect to any Subordinated Debt wholly among the Loan Parties in violation of the subordination provisions thereof.
          (c) No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, make (or give any notice or offer in respect of) any voluntary or optional payment or redemption, or voluntary or optional acquisition for value of, any Indebtedness under the Term Loan Documents, other than pursuant to any refinancings thereof to the extent permitted by this Agreement and the Intercreditor Agreement unless (i) immediately after giving effect to such payment, redemption or acquisition for value, the Borrowers and their Restricted Subsidiaries have Excess Availability, on a Pro Forma Basis after giving effect to such payment, redemption or acquisition for value, of at least $75.0 million and (ii) no Default has occurred and is continuing or would result from such payment, redemption or acquisition for value.
          (d) No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness (other than Indebtedness under the Loan Documents or Term Loan Documents) in any manner that, taken as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders.
          Section 6.11 Accounting Treatment; Fiscal Year. No Borrower will, or will permit any of its Restricted Subsidiaries to:
               (a) make or permit any material change in accounting policies or reporting practices or tax reporting treatment which is adverse to the Lenders, except changes that are permitted by GAAP or required by any Requirement of Law and disclosed in writing to the Administrative Agent; or
               (b) change its fiscal year-end to a date other than December 31.

          Section 6.12 Fixed Charge Coverage Ratio. The Borrowers and the Restricted Subsidiaries shall maintain, on each day when a Liquidity Event Period (Fixed Charge Coverage Ratio) is continuing, a Fixed Charge Coverage Ratio (determined as of the last day of the most recent Fiscal Quarter for which financial statements have been or should have been delivered pursuant to Section 4.01(h) or Section 5.01(a) or (b), for the last four Fiscal Quarters ending on such last day) of at least 1.00 to 1.00.
          Section 6.13 Hedging Agreements. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements required by Section 5.16, (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the U.S. Borrower and its Restricted Subsidiaries may be exposed in the conduct of their business or the management of their liabilities, and (c) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the U.S. Borrower and its Restricted Subsidiaries.
          Section 6.14 Centre of Main Interest.
          No European Loan Party shall move its centre of main interests (as that term is used in Article 3(1) of the Regulation), main centre or statutory seat outside Belgium.
          Section 6.15 Assets and Liabilities of SSI. The Borrowers will not permit SSI to (a) own any assets (other than Accounts and Proceeds thereof, intercompany accounts receivable and intercompany note receivables from the U.S. Borrower or its Domestic Subsidiaries that are Restricted Subsidiaries), (b) incur any liabilities (other than its obligations under the Loan Documents and Indebtedness permitted pursuant to clauses (ii) (but only to the extent such Indebtedness is owed to the U.S. Borrower or one of its Domestic Subsidiaries that is a Restricted Subsidiary and upon the collection of such Accounts and application of the proceeds thereof to their purchase, the net amount owing from such U.S. Borrower and its Domestic Restricted Subsidiaries in respect of the assets described in clause (a) exceeds the amount of such Indebtedness) (iii), (iv) (but only to the extent such Indebtedness is owed to the U.S. Borrower or one of its Domestic Subsidiaries that is a Restricted Subsidiary and upon the collection of such Accounts and application of the proceeds thereof to their purchase, the net amount owing from such U.S. Borrower and its Domestic Restricted Subsidiaries in respect of the assets described in clause (a) exceeds the amount of such Indebtedness) and (xv) of Section 6.01), (c) incur or permit to exist any Lien on its assets (other than Liens permitted under Section 6.02(i), (v), (xiii), (xiv) (but only to the extent relating to the lease of office equipments such as copiers, telephones, computers and the like, in each case necessary for the business of SSI), (xv) or (xviii)) or (d) otherwise engage in any business other than acting as a special purpose company engaged in the purchase and sale of Accounts from the U.S. Borrower and its Domestic Subsidiaries and the collection, and to the extent permitted by the terms of this Agreement factoring, of such Accounts and activities related thereto that are required to maintain its legal existence and rights, licenses and privileges necessary to continue its business as currently conducted and other activities incidental thereto (including Asset Sales permitted by Section 6.05(iv), 6.05(x) and 6.05(xi) and Investments permitted by Section 6.04(iii)(A) arising from loans and advances made to the U.S. Borrower).

          Section 6.16 Assets, Liabilities and Actions of SFC. The Borrowers will not permit SFC to own any assets (other than the Funding Co. Accounts (as such term is defined in the Monsanto Settlement Agreement) and the funds on deposit therein), incur any obligations (other than obligations under the Monsanto Settlement Agreement, obligations that are necessary to fulfill such obligations and obligations in connection with the maintenance of its existence) or take any actions in violation of the SFC Limited Liability Company Agreement.
ARTICLE VII
EVENTS OF DEFAULT
          Section 7.01 Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute an “Event of Default”:
               (a) Any Borrower or any other Loan Party shall default (i) in the payment when due of any principal of any Loan or of any Reimbursement Obligation, (ii) in the payment when due of any interest on any Loan or of any fees payable pursuant to Section 2.12(a) or (b) (and such default shall continue unremedied for a period of five Business Days), or (iii) in the payment when due of any fee described in Section 2.12(c) or (d) or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default in the payment of any such fee or other amount shall continue unremedied for a period of 20 Business Days).
               (b) Any representation or warranty of any Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Borrower or any other Loan Party to the Administrative Agent, the Collateral Agent, the European Collateral Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.
               (c) Any Borrower or any other Loan Party shall default in the due performance and observance of any of its obligations under Sections 5.01(f), 5.01(g) or 5.01(k), Section 5.02(a) (with respect to the maintenance and preservation of the U.S. Borrower’s corporate existence), Section 5.17(b), Section 5.19, Section 5.20, Section 5.21 or Article VI.
               (d) Any Borrower or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) knowledge of such default by an executive officer or Financial Officer (or any other officer or similar official with responsibility for the administration of the obligations of the Borrowers in respect of this Agreement) of any Borrower and (ii) written notice of such default from the Administrative Agent or any Lender to the U.S. Borrower.
               (e) A default shall occur (i) in the payment when due, whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.
               (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $25.0 million (to the extent not (i) paid, (ii) covered by insurance as to which such insurer has been notified of such judgment or order and has not denied coverage or (iii) covered by an indemnity by a third party as to which such Person has been notified of such judgment or order and has accepted liability for payment of such judgment or order) individually or in the aggregate shall be rendered against any Borrower or any Restricted Subsidiary (or any combination thereof) and
                    (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;
                    (ii) such judgment has not been bonded pending appeal, stayed, vacated or discharged within 60 days of entry; or
                    (iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
               (g) Any of the following events shall occur:
                    (i) the taking of, or failure to take, any specific actions by any Borrower or any Restricted Subsidiary or ERISA Affiliate or any other Person if, as a result of such act or omission, any Borrower or any Restricted Subsidiary or ERISA Affiliate could reasonably expect to incur a liability or obligation to such Pension Plan which could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien on any properties of the U.S. Borrower or any Restricted Subsidiary; or
                    (ii) an ERISA Event, or termination, withdrawal or event of noncompliance with applicable law or plan terms with respect to Foreign Plans, shall have occurred that when taken together with all other ERISA Events and terminations, withdrawals and events of noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.
               (h) Any Change of Control shall occur.
               (i) Any Borrower or any Restricted Subsidiary (other than an Immaterial Restricted Subsidiary) shall

                    (i) become insolvent or generally (and with respect to the European Loan Parties, on a persistent basis) fail to pay debts as they become due;
                    (ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for such Borrower or such Restricted Subsidiary or substantially all of its property, or make a general assignment for the benefit of creditors;
                    (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Borrower or any Restricted Subsidiary or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Borrower hereby expressly authorizes each Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
                    (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Borrower or any Restricted Subsidiary (other than any dissolution or liquidation permitted under Section 6.03) and, if any such case or proceeding is not commenced by any Borrower or any Restricted Subsidiary, such case or proceeding shall be consented to or acquiesced in by any Borrower or any Restricted Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that each Borrower hereby expressly authorizes each Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
                    (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) indicating its consent to, approval of, or acquiescence in, any of the foregoing.
               (j) The obligations of any Loan Party under the Guarantee Agreement or any Non-U.S. Guarantee Agreement shall cease to be in full force and effect (except in accordance with the terms thereof) or any such Loan Party shall repudiate its obligations thereunder.
               (k) Any Loan Document shall cease to be in full force and effect (except in accordance with its terms) or any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except to the extent such failure results from (i) the gross negligence or willful misconduct of the Collateral Agent or the European Collateral Agent, as applicable, following the request of the U.S. Borrower to take actions with respect to the validity and perfection of such Liens or (ii) the loss of possessory Collateral by the Collateral Agent, the European Collateral Agent or the Administrative Agent, as applicable.
          Section 7.02 Action if Bankruptcy. If any Event of Default described in Section 7.01(i) shall occur, the Revolving Credit Commitments and the obligation of each Issuer to Issue any Letter of Credit (if not theretofore terminated), shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by each Borrower.
          Section 7.03 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Requisite Lenders, shall, by written notice to the U.S. Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Revolving Credit Commitments and the obligation of each Issuer to Issue any Letter of Credit (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Revolving Credit Commitments and the obligation of each Issuer to Issue any Letter of Credit shall terminate.
          Section 7.04 Actions in Respect of Letters of Credit. At any time (i) (A) in the case of any Letter of Credit that has a maturity date after the Scheduled Termination Date, upon the date that is on or prior to the Scheduled Termination Date and (B) in the case of any Letter of Credit that has a maturity date on or prior to the Scheduled Termination Date, upon the Scheduled Termination Date or (ii) after the Scheduled Termination Date when the aggregate funds provided to any Agent for cash collateralization of Letters of Credit shall be less than 103% of the Letter of Credit Undrawn Amounts, the U.S. Borrower shall pay to the Administrative Agent in immediately available funds and in the currency in which the applicable Letters of Credit are denominated, for deposit in a Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts with respect to Letters of Credit equals or exceeds 103% of the sum of all Letter of Credit Undrawn Amounts. In lieu of the cash collateral required by the preceding sentence with respect to any Letter of Credit, the U.S. Borrower may deliver to an Issuer a “back-to-back” letter of credit issued on behalf of, or for the account of, such Issuer in form and substance satisfactory to the Administrative Agent and such Issuer, and issued by a financial institution reasonably satisfactory to the Administrative Agent and such Issuer, having a face amount equal to 103% of the applicable Letter of Credit Undrawn Amounts and in the currency in which the applicable Letters of Credit are denominated. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13, as shall have become or shall become due and payable by the U.S. Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE VIII
THE AGENTS
          Section 8.01 Appointment and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Lenders. Each Eurocurrency Lender hereby irrevocably appoints Citibank International plc to act on its behalf as the European Collateral Agent hereunder and under the other Loan Documents and authorizes the European Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the European Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          Section 8.02 Agents Individually. (a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
               (b) Each Lender understands that the respective Persons serving as Agents, Syndication Agent, Documentation Agents and Joint Lead Arrangers and Bookrunners, acting in their individual capacities, and their respective Affiliates (collectively, the “Agents’ Groups”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agents’ Groups may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their respective own accounts or on behalf of others (including the Loan Parties and their Affiliates and including holding, for their respective own accounts or on behalf of others, equity, debt and similar positions in any Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agents’ Groups may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agents’ Groups. None of the members of the Agents’ Groups shall have any duty to disclose to any Lender or use on behalf of the Lenders, and none of the members of the Agents’ Group shall be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or required to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
               (c) Each Lender further understands that there may be situations where members of the Agents’ Groups or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agents’ Groups is or shall be required to restrict its activities as a result of the Person serving as an Agent, Syndication Agent, Documentation Agents or Joint Lead Arranger and Bookrunner being a member of the Agents’ Groups, and that each member of the Agents’ Groups may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agents’ Groups of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by any member of the Agents’ Groups to any Lender including any such duty that would prevent or restrict the Agents’ Groups from acting on behalf of customers (including the Loan Parties or their Affiliates) or for their respective own accounts.
          Section 8.03 Duties of Agents; Exculpatory Provisions. (a) Each Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
               (b) No member of the Agents’ Groups shall be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such member of the Agents’ Groups shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.03 or 9.08) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until any Borrower or any Lender shall have given notice to such Agent describing such Default and such event or events.
               (c) None of any Agent nor any member of the Agents’ Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.
               (d) Nothing in this Agreement or any other Loan Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any of its Related Parties.
          Section 8.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for any Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Section 8.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the applicable Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article and Section 9.05 (as though such sub-agents were the “Administrative Agent”, the “Collateral Agent” or the “European Collateral Agent”, as the case may be, under the Loan Documents) as if set forth in full herein with respect thereto.
          Section 8.06 Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders, the Issuers and the U.S. Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right subject to the reasonable consent of the U.S. Borrower (such consent (i) not to be unreasonably withheld or delayed and (ii) not to be required after the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(i)), to appoint a successor, which shall be a bank with an office in New York, New York (or, in the case of a successor to the European Collateral Agent, with an office in London, England), or an Affiliate of any such bank with an office in New York, New York (or, in the case of a successor to the European Collateral Agent, with an office in London, England). If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the U.S. Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Administrative Agent, Collateral Agent or European Collateral Agent, as the case may be, hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent, Collateral Agent or European Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent, Collateral Agent or European Collateral Agent, as the case may be.

          Section 8.07 Non-Reliance on Agents and Other Lenders. (a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
               (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
                    (i) the financial condition, status and capitalization of each Borrower and each other Loan Party;
                    (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
                    (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan or the Issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
                    (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

          Section 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Lead Arrangers and Bookrunners, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the European Collateral Agent or as a Lender hereunder.
     Section 8.09 Protective Advances. The Administrative Agent shall have the sole and exclusive right and authority to make Protective Advances in an aggregate amount not to exceed the lesser of $40.0 million and the aggregate amount of the unused Revolving Credit Commitments; provided; however, that Protective Advances shall not remain outstanding for more than 30 consecutive days and at least 30 days shall elapse without any Protective Advances being outstanding following each and every repayment in full of outstanding Protective Advances.
     Section 8.10 Parallel Debt owed to the European Collateral Agent.
               (a) Each European Loan Party hereby irrevocably and unconditionally undertakes to pay to the European Collateral Agent, as an independent and separate creditor, amounts equal to and in the same currency of the European Obligations from time to time due in accordance with the terms and conditions of the European Obligations (such payment undertakings and the obligations and liabilities which are the result thereof for each European Loan Party, the “Relevant Parallel Debt”).
               (b) Each European Loan Party and the European Collateral Agent acknowledge that:
                    (i) for this purpose, the Relevant Parallel Debt (x) constitutes undertakings, obligations and liabilities of each relevant European Loan Party to the European Collateral Agent under this Agreement and any other relevant Loan Document and (y) is several, separate, independent from, and without prejudice to, the corresponding obligations, undertakings and liabilities of that European Loan Party to any Secured Party under this Agreement and any other relevant Loan Document (the “Relevant Corresponding Obligations”) provided that:
                         (1) the Relevant Parallel Debt of each European Loan Party shall be decreased to the extent that the Relevant Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;
                         (2) the Relevant Corresponding Debt of each European Loan Party shall be decreased to the extent that the Relevant Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
                         (3) the Relevant Parallel Debt of any European Loan Party shall not exceed the Relevant Corresponding Obligations;

                    (ii) the Relevant Parallel Debts represent the European Collateral Agent’s own claims to receive payment of the Parallel Debt by the relevant European Loan Party and the European Collateral Agent may enforce performance of any payment obligation under the Parallel Debt in its own name as an independent and separate right;
                    (iii) all monies received or recovered by the European Collateral Agent pursuant to this Section 8.10 and all amounts received or recovered by the European Collateral Agent from or by the enforcement of any Lien granted to secure the Relevant Parallel Debt, shall be applied in accordance with Section 2.13; and
                    (iv) without limiting or affecting the European Collateral Agent’s rights against the European Loan Parties (whether under this Section 8.10 or under any other provision of this Agreement or other Loan Documents), each European Loan Party acknowledges that:
                         (1) nothing in this Section 8.10 shall impose any obligation on the European Collateral Agent to advance any sum to any European Loan Party or otherwise under this Agreement or any other Loan Document, except in its capacity as Lender; and
                         (2) for the purpose of any vote taken under this Agreement or any other Loan Document, the European Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
          Section 8.11 Reports. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

          Section 8.12 Security Trust Deed. Each Secured Party acknowledges the terms of the Security Trust Deed and, in particular, the terms, basis and limitation on which the Collateral Agent holds the Transaction Security (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Collateral Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in the Security Trust Deed; (iii) the limitation and exclusion of the Collateral Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.
ARTICLE IX
MISCELLANEOUS
          Section 9.01 Notices. (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
                    (i) if to the U.S. Borrower or any other Loan Party (other than the Administrative European Borrower),
               Solutia Inc.
               575 Maryville Centre Drive
               P.O. Box 66760
               St. Louis, Missouri 63166-6760
               (courier delivers to: 575 Maryville Centre Drive, St. Louis, Missouri
               63141)
               Attention of: James Tichenor and Rosemary Klein
               Telecopier No.: 314-674-2721
               E-Mail Address:
               Website Address: www.solutia.com
                    (ii) if to the Administrative European Borrower,
               Solutia Europe SA/NV
               Boondaelse Steenweg 6,
               1050 Brussel
               Belgium
               Parc Scientifique Fleming
               Rue Laid Burniat 3
               B-1348 Louvain-La-Neuve
               Belgium
               Telecopier No: + 32 10 48 12 24
               Attention of: Legal department
               with a copy to:

               Solutia Inc.
               575 Maryville Centre Drive
               P.O. Box 66760
               St. Louis, Missouri 63166-6760
               (courier delivers to: 575 Maryville Centre Drive, St. Louis, Missouri
               63141)
               Attention of: James Tichenor and Rosemary Klein
               Telecopier No.: 314-674-2721
                E-Mail Address:
               Website Address: www.solutia.com
                    (iii) if to the Administrative Agent or the U.S. Swing Loan Lender,
               Citibank, N.A.
               2 Penn’s Way
               New Castle, DE 19720
               Attention of: Kenneth Rinehimer
               Telecopier No.: 212-994-0849
               E-Mail Address: Kenneth.Rinehimer@citi.com
                    (iv) if to the Collateral Agent,
               Citibank, N.A.
               2 Penn’s Way
               New Castle, DE 19720
               Attention of: Brenna Makin
               Telecopier No.: 212-994-0849
               E-Mail Address: Brenna.Makin@citi.com
                    (v) if to Citibank, in its capacity as an Issuer,
               Citibank, N.A.
               2 Penn’s Way
               New Castle, DE 19720
               Attention of: Kenneth Rinehimer
               Telecopier No.: 212-994-0849
               E-Mail Address: Kenneth.Rinehimer@citi.com
                    (vi) if to any other Issuer, to it at its address (or telecopier number or e-mail address) set forth in its Administrative Questionnaire;

                    (vii) if to the European Collateral Agent,
               Citibank International plc
               European Loans Agency
               5th Floor, Citigroup Centre
               Canada Square, Canary Wharf
               London E14 5LB
               United Kingdom
               Attention of: Alan Green
               Telecopier No.: 44 20 7986 8278
                E-Mail Address: alan.green@citi.com
               with a copy to:
               Citibank, N.A.
               388 Greenwich St., 20th Floor
               New York, NY 10013
               Attention of: David Jaffe
               Telecopier No.: 212-816-2613
               E-Mail Address: david.jaffe@citi.com
                    (viii) if to the European Swing Loan Lender,
               Citibank International plc
                European Loans Agency
               5th Floor, Citigroup Centre
               Canada Square, Canary Wharf
               London E14 5LB
               United Kingdom
               Attention of: Neil Shah
               Telecopier No.: 44 208 636 3825
               E-Mail Address: neil1.shah@citi.com
                    (ix) if to any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire, or at such other address as shall be notified in writing (x) in the case of the Loan Parties and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the U.S. Borrower and the Administrative Agent.
               (b) All notices, demands, requests, consents and other communications described in Section 9.01(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.17 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 9.01(a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent.
               (c) Without limiting the ability to provide notice in accordance with Sections 9.01(a) and 9.01(b) above, the Loan Parties may deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the U.S. Borrower. Nothing in this Section 9.01(c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Loan Parties effect delivery in such manner.
          Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans and the Issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuer or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not been terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.
          Section 9.03 Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof (which may be by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail)) which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          Section 9.04 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of any Issuer that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of the Borrowers, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Each Lender may assign to one or more assignees (other than a natural person, the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries or any Person engaged principally in the business of manufacture or sale of high performance chemical based products that is a competitor of the U.S. Borrower or any of its Subsidiaries) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate or in connection with the initial syndication of the Revolving Credit Commitments and Loans, the U.S. Borrower, the Administrative Agent, the Issuers and the Swing Loan Lenders must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, a Lender Affiliate or a Federal Reserve Bank or in connection with the initial syndication of the Revolving Credit Commitments and Loans, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million and increments of $1.0 million in excess thereof (or (A) if the aggregate amount of the Revolving Credit Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Revolving Credit Commitment or Loans, or (B) in any other case, such lesser amount as the U.S. Borrower and the Administrative Agent otherwise agree), (iii) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.20, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of contemporaneous assignments to two or more Lender Affiliates by a Lender or by two or more Lender Affiliates to a Lender and such fee shall not be payable by the Borrowers), (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (v) in the case of an assignment of all or a portion of any Eurocurrency Lender’s Eurocurrency Sublimit or European Loans, the assignee shall be a Revolving Credit Lender and a Belgian Qualifying Lender and the Administrative Agent and the Administrative European Borrower shall agree to the Eurocurrency Sublimit of the assignee (provided, however, that such assignment shall not be permitted to the extent, after giving effect to such assignment, (i) the aggregate Eurocurrency Sublimits would exceed the European Sublimit, (ii) the aggregate Revolving Credit Commitment of such assignee is less than the aggregate Eurocurrency Sublimit of such assignee or (iii) the remaining aggregate Revolving Credit Commitment of the assigning Lender is less than the aggregate remaining amount of such assigning Lender’s Eurocurrency Sublimit); provided, further, that any consent of the U.S. Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender and a Eurocurrency Lender under this Agreement (in the case of an assignment of all or a portion of any Eurocurrency Lender’s Eurocurrency Sublimit or European Loans) or the rights and obligations of a Lender under this Agreement (in other cases), and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.
               (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balances of its Loans and participations in Swing Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a

Lender; and (viii) in the case of an assignment of all or a portion of any Eurocurrency Lender’s Eurocurrency Sublimit or European Loans, such assignee represents and warrants that it is a Belgian Qualifying Lender.
               (d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of (and interest on) the Loans and Letter of Credit Advances, and participations in Swing Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(c), the entries in the Register shall be conclusive and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuer and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
               (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the U.S. Borrower, the Issuers, the Swing Loan Lenders and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the U.S. Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
               (f) Each Lender may without the consent of any Borrower, any Swing Loan Lender, any Issuer or the Administrative Agent, sell participations to any Person (other than a natural person or the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.15, 2.16, 2.17 and the provisions of Section 5.01 to the same extent as if it were a Eurocurrency Lender (in the case of a sale or participation in any Eurocurrency Lender’s Eurocurrency Sublimit or European Loans) or to the same extent as if it were a Lender (in other cases), and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless either (x) such transfer to such Participant is made with the U.S. Borrower’s prior written consent (not to be unreasonably withheld) or (y) a Default or an Event of Default has occurred and is continuing at the time of such participation), and (iv) the Borrowers, the Agents, the Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in clauses (i), (ii), (iii), (iv) and (v) of Section 9.08(c) that affect such Participant). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.
               (g) Any Lender, without the consent of or notice to any Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such a pledge or assignment, the U.S. Borrower or European Borrowers, as applicable, shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the U.S. Borrower or European Borrowers, as applicable by the assigning Lender hereunder.
               (h) No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          Section 9.05 Expenses; Indemnity. (a) Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the European Collateral Agent, each of the Joint Lead Arrangers and Bookrunners and their respective Affiliates, including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent and the Joint Lead Arrangers and Bookrunners (and appropriate foreign and local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction), in connection with the syndication of the Loans and Revolving Credit Commitments provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuer in connection with the Issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any of the Joint Lead Arrangers and Bookrunners, the Administrative Agent, the Collateral Agent, the European Collateral Agent, each Issuer, or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made or Letters of Credit Issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the European Collateral Agent, any Issuer, any of the Joint Lead Arrangers and Bookrunners or any Lender; provided that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Collateral Agent, the European Collateral Agent, the Issuers, the Joint Lead Arrangers and Bookrunners and the Lenders (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).
               (b) Each Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the European Collateral Agent, each Issuer, the Syndication Agent, each Documentation Agent, each of the Joint Lead Arrangers and Bookrunners, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery and enforcement of this Agreement or any other Loan Document or the Commitment Letter, Fee Letter or Engagement Letter or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder, the Transactions or the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Letters of Credit (including any refusal by any Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Borrower or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to any Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available solely to the extent of counsel fees, charges and disbursements incurred by counsel to such Indemnitee in defending such Indemnitee against the action described in the Complaint filed in the United States Bankruptcy Court for the Southern District of New York In re: Solutia Inc., et al. Debtors, Solutia, Inc., Plaintiff and CGMI, DBSI and Deutsche Bank Trust Company Americas, Defendants, Adv. Proc. No. 08-01057, and any settlement related thereto and all such fees, charges and disbursements shall be excluded in their entirety from this indemnity; provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (A) are determined by a final judgment of a court of competent jurisdiction to have arisen by reason of the Indemnitee’s gross negligence, bad faith or willful misconduct or (B) arise from any action solely among Indemnitees, other than any such actions that arise from an act or an omission of any Borrower or any Subsidiary (and provided that withstanding the foregoing provisions of this clause (B), the Administrative Agent, acting in such capacity, shall in any event be indemnified subject to the other limitations set forth in this Section); and provided, further, that in the absence of conflicts, reimbursement of reasonable legal fees, charges and disbursements in respect of any matter for which indemnification is sought shall be limited to reasonable fees, charges and disbursements of one counsel for all such Indemnitees (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).
               (c) To the extent that the Borrowers fail to promptly pay any amount to be paid by any Borrower to any Agent, any Issuer or any Swing Loan Lender under paragraph (a)

or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuer or such Swing Loan Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the applicable Issuer or the applicable Swing Loan Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Outstandings and unused Revolving Credit Commitments at the time.
               (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, and no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof; provided that notwithstanding the foregoing, to the extent required by Section 9.05(b), each Borrower shall be required to indemnify each Indemnitee for any special, indirect, consequential or punitive damages of Persons other than any Indemnitee.
               (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Revolving Credit Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand (together with customary backup documentation supporting such reimbursement request) therefor.
          Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates, in each case whether direct or indirect, absolute or contingent, matured or unmatured, to or for the credit or the account of any Loan Party, upon any amount becoming due and payable by any Loan Party hereunder or under any other Loan Document (whether at stated maturity, by acceleration or otherwise), against any amount held by such Lender or its Affiliates, irrespective of whether or not such Lender or its Affiliates shall have made any demand under this Agreement or such other Loan Document. In connection with exercising its rights pursuant to the previous sentence, a Lender or its Affiliates may at any time use any Loan Party’s credit balances with the Lender or its Affiliates to purchase at the Lender’s or its Affiliates’ applicable spot rate of exchange any other currency or currencies which the Lender or its Affiliates considers necessary to reduce or discharge any amount due by such Loan Party to the Lender or its Affiliates, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender or its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender or its Affiliates agrees promptly to notify the

U.S. Borrower and the Administrative Agent after making any such setoff; provided that the failure to give such notice shall not affect the validity of such setoff.
          Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          Section 9.08 Waivers; Amendment. (a) No failure or delay of any Agent, any Issuer or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the Issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default regardless of whether an Agent, any Issuer or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.
               (b) Subject to Sections 9.08(c), 9.08(d), and 9.08(e), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (or the Administrative Agent with the written consent of the Requisite Lenders).
               (c) Without the written consent of each Lender that would be directly adversely affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
                    (i) extend the scheduled final maturity of any Loan or Note;
                    (ii) extend the stated expiration date of any Letter of Credit beyond the Scheduled Termination Date unless the Borrowers agree to deliver to the Administrative Agent on or prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance acceptable to the Administrative Agent and issued by a bank reasonably acceptable to the Administrative Agent, and/or cash collateral in an amount equal to 103% of the maximum drawable amount of any such Letter of Credit and in the currency in which such Letter of Credit is denominated;

                    (iii) reduce or forgive the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10(c)) or any fee payable hereunder;
                    (iv) extend the time for payment of any such interest or fees;
                    (v) reduce or forgive the principal amount of any Loan or any Reimbursement Obligation or waive, reduce or postpone any scheduled repayment pursuant to Section 2.06;
                    (vi) amend, modify, terminate or waive any provision of Section 9.08 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement consented to by the Requisite Lenders which afford the protections to such additional extensions of credit of the type provided to the Loans on the Effective Date);
                    (vii) except as expressly provided in the Loan Documents, release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Guarantee Agreement or the Non-U.S. Guarantee Agreements, as applicable;
                    (viii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document;
                    (ix) amend the indemnification obligations of the Lenders set forth in Section 9.05(c) or amend Sections 2.02(c), 2.03(f), 2.13(f), 2.13(g) or 2.19 (only to the extent relating to pro rata treatment of Lenders); or
                    (x) amend the provisions of Article II to provide for the making of Loans in any currency other than Dollars, Euros or Sterling.
               (d) No amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
                    (i) increase any Revolving Credit Commitment or Eurocurrency Sublimit of any Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Credit Commitment or Eurocurrency Sublimit of any Lender;
                    (ii) amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of, or fees payable to, any Agent, in each case without the consent of such Agent;

                    (iii) amend, modify, terminate or waive any provision of any Loan Document specifying the percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender;
                    (iv) increase the maximum duration of Interest Periods hereunder without the consent of all Lenders;
                    (v) affect the rights or duties of any Swing Loan Lender under this Agreement or the other Loan Documents without the written consent of such Swing Loan Lender; or
                    (vi) affect the rights or duties of any Issuer under this Agreement or the other Loan Documents without the written consent of such Issuer.
               (e) Without the written consent of the Supermajority Lenders, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
                    (i) increase the applicable advance rates (x) in respect of Eligible European Trade Accounts Receivable and Eligible U.S. Trade Accounts receivable above 85%, (y) in respect of Eligible European Inventory and Eligible U.S. Inventory valued at Cost, above 75% or (z) in respect of Eligible European Inventory and Eligible U.S. Inventory valued at the Net Orderly Liquidation Value Rate, above 85%; provided, for the avoidance of doubt, the reduction, elimination or other modification of any Availability Reserve or Eligibility Reserve shall not require the consent of any Lender;
                    (ii) increase the percentage set forth in the definition of “Collateral Percentage”;
                    (iii) amend or modify the definitions of “Liquidity Event Period (Borrowing Base)”, “Liquidity Event Period (Cash Dominion)”, “Liquidity Event Period (European Notification)” or “Liquidity Event Period (Fixed Charge Coverage Ratio)”; or
                    (iv) amend or modify the definitions of “Availability Reserves”, “Eligibility Reserves”, “Eligible European Trade Accounts Receivable”, “Eligible European Inventory”, “Eligible U.S. Trade Accounts Receivable“or “Eligible U.S. Inventory” or their use herein in a manner that results in an increase in the Borrowing Base; provided, that, nothing in this clause (iv) shall affect the Administrative Agent’s right, in its Permitted Discretion, to establish and maintain Availability Reserves and Eligibility Reserves or to release, reduce, increase or re-establish Availability Reserves and Eligibility Reserves.
               (f) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement, the consent of the Requisite

Lenders (or in the case of amendments, modifications or waivers of the type described in Section 9.08(e), the Supermajority Lenders) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the U.S. Borrower shall have the right, to either (i) replace such Non-Consenting Lender or Lenders (or, at the option of U.S. Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Revolving Credit Commitments), to replace only the Revolving Credit Commitments and/or Loans of the respective Non-Consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.20 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Revolving Credit Commitment (if such Lender’s consent is required as a result of its Revolving Credit Commitment) and/or repay each of the outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent and/or cash collateralize such Lender’s Ratable Portion of the Letter of Credit Obligations in accordance with this Agreement; provided that, unless the Revolving Credit Commitments that are terminated and Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Credit Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.
               (g) Without the consent of any other Person, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law. Notwithstanding anything to the contrary contained in this Section 9.08, the Guarantee Agreement, the Non-U.S. Guarantee Agreements, the Security Documents and any related documents executed by Non-U.S. Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may, together with this Agreement, be amended and waived with the consent of the Administrative Agent and the Collateral Agent at the request of the U.S. Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such Guarantee Agreement, Non-U.S. Guarantee Agreement, Security Document or other document to be consistent with this Agreement and the other Loan Documents.
               (h) Further, notwithstanding anything to the contrary contained in Section 9.08, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.
          Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          Section 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between or among the U.S. Borrower and any of the Agents, the Joint Lead Arrangers and Bookrunners and the Lenders shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          Section 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.
          Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          Section 9.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or its properties in the courts of any jurisdiction.
               (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
               (c) Each party to this Agreement irrevocably consents to service of process by hand or overnight courier service, or mailed by certified or registered mail. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the European Collateral Agent, the Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being understood that, to the extent permitted, the Administrative Agent, the Collateral Agent, the European Collateral Agent, such Issuer or such Lender, as the case may be, shall provide the U.S. Borrower with prompt notice thereof to the extent permitted by law or such legal process), (d) to any other party hereto, (e) in connection with (i) the exercise of any remedies hereunder or under any other Loan Document, (ii) any action or proceeding relating to this Agreement or any other Loan Document, (iii) the enforcement of rights under this Agreement or under any other Loan Document or (iv) any litigation or proceeding to which the Administrative Agent, the Collateral Agent, the European Collateral Agent, any Issuer or any Lender or any of its respective Affiliates may be a party; provided, however, in each case in this clause (e), the applicable Agent or Lender or their Affiliates, as the case may be, shall take reasonable steps to preserve the confidential nature of the information and provide the U.S. Borrower with prior notice of any such intended disclosure to extent permitted by law or legal process, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective direct or indirect party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to any Borrower and its obligations or to this Agreement or payments hereunder, (iii) any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) in customary fashion to market data collectors, similar services providers to the lending industry, and service providers to any of the Joint Lead Arrangers and Bookrunners, the Agents, the Issuers, the Syndication Agent, each Documentation Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents, (h) with the consent of the U.S. Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, the European Collateral Agent, any Issuer, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party not in violation of any written confidentiality agreement to the knowledge of such Agent, Issuer, Lender or Affiliate. For purposes of this Section, “Information” means all non-public information received from any Loan Party or any of its respective Subsidiaries relating to any Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the European Collateral Agent, any Issuer, or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has complied with Requirements of Law or exercised commercially reasonable care.
     Section 9.17 Posting of Approved Electronic Communications. (a) Each of the Lenders and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar secured electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

               (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily the most secure method of communication and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
               (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
               (d) Each of the Lenders and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          Section 9.18 Treatment of Information. (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.
               (b) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.16) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by an Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 9.18 shall modify or limit a Lender’s obligations under Section 9.16 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
               (c) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
               (d) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
               (e) The provisions of the foregoing clauses of this Section 9.18 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that an Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.
          Section 9.19 USA PATRIOT Act Notice. Each Lender and Issuer that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name, address and tax identification number of the Borrowers and the other Loan Parties and other information regarding the Borrowers and the other Loan Parties that will allow such Lender, Issuer or Agent, as applicable, to identify the Borrowers and the other Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders, the Issuers and the Agents.
          Section 9.20 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Liens and security interests granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.

          Section 9.21 No Fiduciary Duty. Each Agent, each Issuer, the Syndication Agent, each Documentation Agent, each Joint Lead Arranger and Bookrunner and each Lender and their respective Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrowers and their Subsidiaries. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the Borrowers, their Subsidiaries, their stockholders or their other affiliates. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and such Borrower and its applicable Subsidiaries, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of Borrowers or any of its Subsidiaries, or their respective management, stockholders, creditors or any other Person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its affiliates has advised or is currently advising any Borrower or any of its Subsidiaries on other matters) or any other obligation to the U.S. Borrower except the obligations expressly set forth in the Loan Documents and (iv) each Borrower and its Subsidiaries have consulted their own legal and financial advisors to the extent they have deemed appropriate. Each Borrower further acknowledges and agrees that it and each of its Subsidiaries is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not, and will cause each of its Subsidiaries not to, claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower or any of its Subsidiaries, in connection with such transactions or the process leading thereto.
          Section 9.22 Administrative European Borrower as Agent for European Borrowers. Each European Borrower hereby irrevocably appoints the Administrative European Borrower as the borrowing agent and attorney-in-fact for the European Borrowers which appointments shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each European Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative European Borrower. Each European Borrower hereby irrevocably appoints and authorizes each of the U.S. Borrower and the Administrative European Borrower (i) to provide the Administrative Agent, Disbursement Agents and Collateral Agents with all notices with respect to Borrowings obtained for the benefit of any European Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the U.S. Borrower or Administrative European Borrower deems appropriate on its behalf to obtain Borrowings and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of funding and collection accounts and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Lender shall incur any liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the funding accounts, collection accounts and the Collateral in a combined fashion. This Section 9.22 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration and termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.
          Section 9.23 Waiver of Immunity. To the extent that any European Borrower has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Borrower hereby waives such immunity in respect of its obligations hereunder and under the Notes (if any) and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.24 (Waiver of Immunity) shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.
          Section 9.24 Currency of Payment. Each payment owing by any Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent (the “Currency of Payment”) at the place specified herein (such requirement are of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for delivery two Business Days thereafter. The obligations in respect of any sum due hereunder to any Secured Party shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such other currency, such Secured Party may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. Each Borrower agrees that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Secured Party in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Secured Party and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Secured Party, such Secured Party shall promptly pay the excess over to such Borrower in the currency and to the extent actually received.

          Section 9.25 Contribution. (a) In the event any Borrower (a “Claiming Borrower”) shall make any payment or payments under this Agreement to satisfy any Obligations of any other Borrower or shall suffer any loss as a result of any realization upon any Collateral granted by it, the proceeds of which realization are used to satisfy any Obligations of any other Borrower, each other Borrower (each a “Contributing Borrower”) shall indemnify the Claiming Borrower in an amount equal to such Contributing Borrower’s Pro Rata Share (as defined below) of the amount by which the payment made by or loss suffered by the Claiming Borrower exceeds the Claiming Borrower’s Pro Rata Share.
          “Pro Rata Share” means, for any Borrower, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Borrower (excluding any Equity Interests of any other Borrower) exceeds the amount of all the debts and liabilities of such Borrower (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Borrower under the Loan Documents and any obligations of any other Borrower that have been guaranteed by such Borrower) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Borrowers exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties under the Loan Documents) of all of the Borrowers, determined as of the date hereof.
          (b) Nothing in this Section 9.25 shall affect any European Borrower’s several liability for the entire amount of the European Obligations or the U.S. Borrower’s several liability for the entire amount of the Obligations. Each of the Borrowers covenants and agrees that its right to receive any contribution under this Section 9.25 from a Contributing Borrower shall be subordinate and junior in right of payment to the payment in full in cash of the Obligations. This provision is for the benefit of both the Administrative Agent, the Collateral Agent, the European Collateral Agent, the Issuers, the Lenders and the Borrowers and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOLUTIA INC., as U.S. Borrower
By:	/s/ James A. Tichenor
	Name:	James A. Tichenor
	Title:	Authorized Officer

SOLUTIA EUROPE SA/NV, as a European Borrower
By:	/s/ Jan Derycke
	Name:	Jan Derycke
	Title:	Special Proxy Holder

FLEXSYS SA/NV, as a European Borrower
By:	/s/ Anna Aizina
	Name:	Anna Aizina
	Title:	Special Proxy Holder

CITIBANK, N.A., as Administrative Agent, Collateral Agent, U.S. Swing Loan Lender and Lender
By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Director/Vice President

CITIBANK, N.A., as Issuer
By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Director/Vice President

CITIBANK INTERNATIONAL PLC, as European Collateral Agent and as a Lender
By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Director/Vice President

CITIBANK INTERNATIONAL PLC, as European Swing Loan Lender
By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Director/Vice President

CITIGROUP GLOBAL MARKETS INC., as a Joint Lead Arranger and Bookrunner
By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Authorized Signatory

DEUTSCHE BANK AG, NEW YORK BRANCH, as Syndication Agent
By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Vice President

DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger and Bookrunner
By:	/s/ Mark E. Funk
	Name:	Mark E. Funk
	Title:	Managing Director

By:	/s/ Philip N. Saliba
	Name:	Philip N. Saliba
	Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Documentation Agent and as a Joint Lead Arranger and Bookrunner
By:	/s/ Walter A. Jackson
	Name:	Walter A. Jackson
	Title:	Authorized Signatory

By:	/s/ Walter A. Jackson
	Name:	Walter A. Jackson
	Title:	Authorized Signatory

GERMAN AMERICAN CAPITAL CORPORATION, as Lender
By:	/s/ Mark B. Cohen
	Name:	Mark B. Cohen
	Title:	Managing Director

By:	/s/ Jeffrey Lehocky
	Name:	Jeffrey Lehocky
	Title:	Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Lender
By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

FIFTH THIRD BANK, as Lender
By:	/s/ Robert M. Sander
	Name:	Robert M. Sander
	Title:	Vice President

UPS CAPITAL CORPORATION, as Lender
By:	/s/ John P. Holloway
	Name:	John P. Holloway
	Title:	Director of Portfolio Management

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Lender
By:	/s/ Barry Felker
	Name:	Barry Felker
	Title:	Vice-President

WELLS FARGO FOOTHILL, LLC, as Lender
By:	/s/ Yelena Kravchuk
	Name:	Yelena Kravchuk
	Title:	Vice President

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